PROSPECTUS

XFONE, INC.

This prospectus relates to the resale by certain selling shareholders of an aggregate of 12,258,689 shares of our common stock in connection with the resale of: (a) up to 4,734,500 shares of our common stock which are owned by certain directors and employees of the Company; (b) up to 130,700 shares of our common stock which are owned by the Company’s wholly owned UK based subsidiary, Swiftnet Limited; (c) up to 105,721 shares of our common stock which were issued in return for certain services rendered to the Company; (d) up to 831,931 shares of our common stock which were issued to certain creditors of I-55 Internet Services, Inc. and I-55 Telecommunications, LLC, in return for retiring their loans. I-55 Internet Services, Inc. and I-55 Telecommunications, LLC were merged on March 31, 2006 with and into our wholly owned subsidiary Xfone USA, inc.; (e) up to 324,000 shares of our common stock which were issued in connection with a Securities Purchase Agreement dated November 23, 2005 (the “November 23, 2005 Agreement”); (f) up to 162,000 shares of our common stock which may be issued upon the exercise of our A and B Warrants issued in connection with the November 23, 2005 Agreement (pursuant to the November 23, 2005 Agreement 130% of the total common stock and warrants are registered under this registration statement); (g) up to 344,825 shares of our common stock which were issued in connection with a Securities Purchase Agreement dated June 19, 2006 (the “June 19, 2006 Agreement”); (h) up to 172,415 shares of our common stock which may be issued upon the exercise of our C Warrants issued in connection with the June 19, 2006 Agreement (pursuant to the June 19, 2006 Agreement 130% of the total common stock and warrants are registered under this registration statement); (i) up to 35,640 shares of our common stock which may be issued upon the exercise of our D, E, F and G Warrants issued in connection with a December 6, 2005 Service Agreement; (j) up to 343,923 shares of our common stock which may be issued upon the exercise of our H and J Warrants issued in connection with a May 28, 2004 Agreement and Plan of Merger to certain executives of our wholly owned US based subsidiary, Xfone USA, Inc.; (k) up to 48,585 shares of our common stock which may be issued upon the exercise of our I and K Warrants issued in connection with an “Acquisition Bonus” pursuant to March 10, 2005 employment agreements with certain executives of our wholly owned US based subsidiary, Xfone USA, Inc.; (l) up to 280,300 shares of our common stock which may be issued upon the exercise of our L and M Warrants issued in connection with a February 12, 2004 Financial Consulting Agreement and a June 15, 2006 Letter Agreement; (m) up to 108,000 shares of our common stock which may be issued upon the exercise of our D, E and N Warrants issued in connection with a November 7, 2006 Service Agreement; (n) up to 117,676 shares of our common stock which may be issued upon the exercise of our N Warrants issued in connection with a November 20, 2006 Consulting Agreement; and (o) up to 4,217,500 shares of our common stock which may be issued upon the exercise of certain options granted to directors and employees under our 2004 Stock Option Plan.

The selling shareholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling shareholders will pay all brokerage commissions and discounts attributable to the sale of the shares plus brokerage fees. We are responsible for all other costs, expenses and fees, including filing, legal, accounting and miscellaneous fees incurred  of approximately $40,000 in registering the shares offered by this prospectus. Selling shareholders will pay no offering expenses.

Our common stock is traded on the American Stock Exchange (“AMEX”) and the Tel Aviv Stock Exchange (“TASE”) under the symbol “XFN”. On November 29, 2006, the closing price of our common stock was $2.74 (AMEX) / 11.97 NIS (TASE).

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” DETAILED IN THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 12, 2006

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Xfone, Inc., or the shares of common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

TABLE OF CONTENTS

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you read the entire prospectus.

GENERAL

As used in this prospectus, references to "the Company", "we", "our", "ours" and "us" refer to Xfone, Inc. and its consolidated subsidiaries, unless otherwise indicated. References to "Xfone" refer to Xfone, Inc. In addition, references to our "financial statements" are to our consolidated financial statements except as the context otherwise requires.

We prepare our financial statements in British Pounds Sterling and in accordance with generally accepted accounting principles as applied in the United States, referred to as U.S. GAAP. In this prospectus, references to "$" and "dollars" are to United States dollars, "£", "UKP", or "GBP" are to British Pound Sterling, and references to "NIS" and "shekels" are to New Israeli Shekels.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains “forward-looking statements” and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this prospectus, the words anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation”. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this prospectus. Subject at all times to relevant securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUMMARY

WHERE YOU CAN FIND US

Our principal executive offices are located at Britannia House, 960 High Road, London N12 9RY, United Kingdom.
Our telephone number is 011.44.845.1087777.
Our Website: www.xfone.com

ABOUT OUR BUSINESS

Overview

Xfone, Inc. was incorporated in Nevada, U.S.A. in September 2000. We are a holding company providing international voice, video and data communications services with operations in the United Kingdom, the United States and Israel that offer a wide range of services, which include: local, long distance and international telephony services; prepaid and postpaid calling cards; cellular services; Internet services; messaging services (Email/Fax Broadcast, Email2Fax and Cyber-Number); and reselling opportunities. We serve customers across Europe, Asia, North America, South America, Australia and Africa.

On October 4, 2000, we acquired Swiftnet Limited which had a business plan to provide comprehensive telecommunication services and products by integrating new and old products, services and ideas through one website. Swiftnet was incorporated in 1990 under the laws of the United Kingdom. Until 1999, the main revenues for Swiftnet were derived from messaging and fax broadcast services. During 2000, Swiftnet shifted its business focus and its focus has remained on telephony voice services offering comprehensive support packages to resellers and new services. Utilizing automation and proprietary software packages, Swiftnet's strategy is to grow without the need for heavy investments and with lower expenses for operations and registration of new customers.

On April 15, 2004, we established an Israel based subsidiary, Xfone Communication Ltd. (which changed its name to Xfone 018 Ltd. in March 2005). On July 4, 2004, the Ministry of Communications of the State of Israel granted Xfone 018 a license to provide international telecom services in Israel. We started providing services in Israel through Xfone 018 as of mid-December 2004. Headquartered in Petach Tikva, Israel, Xfone 018 Ltd. is a telecommunications service provider that owns and operates its own facilities-based telecommunications switching system. Xfone 018 provides residential and business customers with high quality international carrier services.

On May 28, 2004, we entered into an agreement and Plan of Merger to acquire WS Telecom, Inc., a Mississippi corporation, and its two wholly owned subsidiaries, eXpeTel Communications, Inc. and Gulf Coast Utilities, Inc., through the merger of WS Telecom into our wholly owned subsidiary Xfone USA, Inc. On July 1, 2004, Xfone USA entered into a management agreement with WS Telecom which provided that Xfone USA provide management services to WS Telecom pending the consummation of the merger. The management agreement provided that all revenues generated from WS Telecom business operations would be assigned and transferred to Xfone USA. The term of the management agreement commenced on July 1, 2004, and continued until the consummation of the merger on March 10, 2005.  Headquartered in Jackson, Mississippi, Xfone USA, Inc. is a telecommunications service provider that owns and operates its own facilities-based, telecommunications switching system. Xfone USA provides residential and business customers with high quality local and long distance services, as well as cable television and high speed Internet services to planned communities in Mississippi. Xfone USA is licensed to provide telecommunications services in Alabama, Florida, Georgia, Louisiana and Mississippi. Xfone USA utilizes integrated multi-media offerings - combining digital voice, data and video services over broadband technologies - all on one single itemized bill.

On August 18, 2005, we entered into an Agreement and Plan of Merger to acquire I-55 Internet Services, Inc., a Louisiana corporation (the “I-55 Internet Merger Agreement”). On September 13, 2005, we filed a Form 8-K discussing the impact of Hurricane Katrina on the transaction contemplated by the I-55 Internet Merger Agreement. On October 10, 2005, we entered into a First Amendment to the Merger Agreement, by and among I-55 Internet Services, us, Xfone USA, Inc., our wholly-owned United States subsidiary and Hunter McAllister and Brian Acosta, key employees of I-55 Internet Services, in order to induce us and Xfone USA not to terminate the I-55 Internet Merger Agreement due to the material adverse effect that Hurricane Katrina has had on the assets and business of I-55 Internet Services. As part of the amendment and since, at that time, the merger of I-55 Internet Services with and into Xfone USA had not been consummated yet, in the interim, the parties agreed and entered into on October 11, 2005 a Management Agreement (the "I-55 Internet Management Agreement") that provided that I-55 Internet Services hired and appointed Xfone USA as manager to be responsible for the operation and management of all of I-55 Internet Services business operations, including among other things personnel, accounting, contracts, policies and budget. In consideration of the management services provided under the I-55 Internet Management Agreement, I-55 Internet Services assigned and transferred to Xfone USA all revenues generated and expenses incurred in the ordinary course of business during the term of the I-55 Internet Management Agreement. The term of the I-55 Internet Management Agreement commenced on October 11, 2005 and continued until the consummation of the merger on March 31, 2006.

In conjunction with the consummation of the merger and in exchange for all of the capital stock of I-55 Internet Services, we issued a total of 789,863 shares of our common stock valued at $2,380,178 and 603,939 warrants exercisable into shares of our common stock, with an exercise price of $3.31, valued based on the Black Scholes option-pricing model.

In conjunction with that certain Letter Agreement dated October 10, 2005 with MCG Capital Corporation (the "Letter Agreement"), a major creditor of I-55 Internet Services, and upon the consummation of the merger on March 31, 2006, we issued to MCG Capital 667,998 shares of our common stock, valued at fair value of $2,010,006, in return for retiring its loan with I-55 Internet Services.

I-55 Internet Services provided Internet access and related services, such as installation of various networking equipment, website design and other Internet access installation services, throughout the Southeastern United States to individuals and businesses located predominantly in rural markets in Louisiana and Mississippi. As a result of the merger with and into Xfone USA, these services are now available in expanded markets throughout Louisiana and Mississippi. The Internet service offerings include dial-up, DSL, high speed dedicated Internet access, web services, email, the World Wide Web, Internet relay chat, file transfer protocol and Usenet news access to both residential and business customers. The I-55 Internet Services offerings provided various prices and packages that allowed I-55 Internet Services subscribers to customize their subscription with services that met customers’ particular requirements. Xfone USA now provides bundled services of voice and data (Internet) to customers throughout its service areas.

On August 26, 2005, we entered into an Agreement and Plan of Merger to acquire I-55 Telecommunications, LLC, a Louisiana corporation (the “I-55 Telecom Merger Agreement”). On September 13, 2005, we filed a Form 8-K discussing the impact of Hurricane Katrina on the transaction contemplated by the I-55 Telecom Merger Agreement. In order to demonstrate their intention to continue on with the transaction contemplated by the I-55 Telecom Merger Agreement, the parties entered into on October 12, 2005 a Management Agreement (the “I-55 Telecom Management Agreement”) that provided that I-55 Telecommunications hired and appointed Xfone USA as manager to be responsible for the operation and management of all of I-55 Telecommunications’ business operations. In consideration of the management services provided under the I-55 Telecom Management Agreement, I-55 Telecommunications assigned and transferred to Xfone USA all revenues generated and expenses incurred in the ordinary course of business during the term of the I-55 Telecom Management Agreement. The term of the I-55 Telecom Management Agreement commenced on October 12, 2005 and continued until the consummation of the merger on March 31, 2006.

In conjunction with the consummation of the merger and in exchange for all of the capital stock of I-55 Telecommunications, we issued a total of 223,702 shares of our common stock valued at $671,687 and 79,029 warrants exercisable into shares of our common stock, with an exercise price of $3.38, valued based on the Black Scholes option-pricing model.

In conjunction with certain Agreements to Purchase Promissory Notes dated October 31, 2005 / February 3, 2006 with Randall Wade James Tricou; Rene Tricou - Tricou Construction; Rene Tricou - Bon Aire Estates; Rene Tricou - Bon Aire Utility; and Danny Acosta, creditors of I-55 Telecommunications (the "Creditors"), and upon the consummation of the merger on March 31, 2006, we issued to the Creditors an aggregate of 163,933 restricted shares of common stock and an aggregate of 81,968 warrants, exercisable at $3.38 per share, at a total value of $492,220, in return for retiring their individual loans with I-55 Telecommunications.

I-55 Telecommunications provided voice, data and related services throughout the Louisiana and Mississippi area to both individuals and businesses. Prior to the merger with and into Xfone USA, I-55 Telecommunications was a licensed facility based CLEC in Louisiana and Mississippi with a next generation class 5 switching solution. I-55 Telecommunications provided a complete packages of local and long distance services to residential and business customers across both states. As a result of the merger, Xfone USA has expanded its On-Net (facilities) service area, through I-55 Telecommunications, into New Orleans, Louisiana and surrounding areas, including Hammond, Louisiana. Xfone USA is expanding its sales offices to include New Orleans, continuing revenue growth and increase market share. Regulations affecting the telecommunications industry began in March 2006; conversions of all circuits affected were completed in April 2006. The competition in secondary markets, such as Jackson, Mississippi, New Orleans and Baton Rouge, Louisiana, as opposed to Tier 1 markets such as Atlanta, Georgia, is also rapidly declining due to the removal of UNE-P and the decline in the competitive local exchange providers that had been dependent on UNE-P as their only source for providing competitive local telephone services in those markets. This provides for a unique opportunity for Xfone USA to gain market share, by utilizing its existing network and to expand its facilities into these areas becoming a primary alternative to the monopoly Incumbent Local Exchange Company.

On January 1, 2006, Xfone USA, Inc., our wholly owned subsidiary, entered into an Agreement with EBI Comm, Inc. (“EBI”), a privately held Internet Service Provider, to purchase the assets of EBI. EBI provided a full range of Internet access options for both commercial and residential customers in north Mississippi. Based in Columbus, Mississippi, EBI’s services included Dial-up, DSL, T1 Dedicated Access and Web Hosting. The customer base, numbering approximately 1,500 Internet users, is largely concentrated in the Golden Triangle area, which includes Columbus, West Point and Starkville, Mississippi. The acquisition was structured as an asset purchase, providing for Xfone USA to pay EBI total consideration equal to 50% of the monthly collected revenue from the customer base during the first 12 months, beginning January 2006. Acquired assets include the customer base and customer lists, trademarks and all related intellectual property, fixed assets and all account receivables. The acquisition was not significant from an accounting perspective.

On January 10, 2006 (effective as of January 1, 2006), Xfone USA, Inc., our wholly owned subsidiary, entered into an Asset Purchase Agreement with Canufly.net, Inc. (“Canufly.net”), an Internet Service Provider based in Vicksburg, Mississippi, and its principal shareholder, Mr. Michael Nassour. Canufly.net provided residential and business customers with high-speed Internet services and utilized the facilities-based network of Xfone USA, as an alternative to BellSouth, to provide Internet connectivity to its customers. Canufly.net also provided Internet services through wireless applications. The transaction was closed on January 24, 2006. We agreed to pay a total purchase price of up to $710,633, payable as follows: (i) $185,000 in cash payable in twelve equal monthly payments, the first installment was paid at closing, and as of September 30, 2006, we paid an amount of approximately $123,000; (ii) $255,633 in cash, paid at closing, to pay off the loan with the B&K Bank; (iii) 33,768 shares of common stock and 24,053 warrants exercisable at $2.98 per share for a period of five years were issued to the shareholders of Canufly.net during May 2006. The acquisition was not significant from an accounting perspective.

On May 10, 2006, we, Story Telecom, Inc., Story Telecom Limited, Story Telecom (Ireland) Limited, Nir Davison, and Trecastle Holdings Limited, a company controlled by Mr. Davison, entered into the Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement, we increased our ownership interest in Story Telecom from 39.2% to 69.6% in a cash transaction valued at $1,200,000. $900,000 of the total consideration was applied to payables owed by Story Telecom to us and our subsidiary Swiftnet Limited for back-end telecommunications services. The balance of $300,000 was paid to Story Telecom, and is being used as working capital. Story Telecom, Inc., a telecommunication service provider, operates in the United Kingdom through its two wholly owned subsidiaries, Story Telecom Limited and Story Telecom (Ireland) Limited. Story Telecom operates as a division of our operations in the United Kingdom. Founder and CEO of Story Telecom, Nir Davison, remained as Managing Director of the division. The stock purchase pursuant to the Stock Purchase Agreement was completed on May 16, 2006. The transaction contemplated by the Stock Purchase Agreement was not significant from an accounting perspective.

On May 25, 2006, we and the shareholders of Equitalk.co.uk Limited, a privately held telephone company based in the United Kingdom ("Equitalk") entered into an Agreement relating to the sale and purchase of Equitalk (the "Equitalk Agreement"). The Equitalk Agreement provided for us to acquire Equitalk in a restricted common stock and warrant transaction valued at $1,650,000. The acquisition was completed on July 3, 2006, and on that date Equitalk became our wholly owned subsidiary. In conjunction with the completion of the acquisition and in exchange for all of the capital stock of Equitalk, we issued a total of 402,192 restricted shares of our common stock and a total of 281,872 warrants exercisable at $3.025 per share for a period of five years. Founded in December 1999, Equitalk, a VC-financed company, was the first fully automated e-telco in the United Kingdom. Equitalk provides both residential and business customers with low-cost IDA and CPS voice services, broadband and teleconferencing.

Recent Financings

On June 19, 2006, we entered into a Securities Purchase Agreement to sell to Central Fund for the Payment of Severance Pay of the First International Bank of Israel Ltd.; Meiron Provident Fund for Self Employed Persons of the First International Bank of Israel Ltd.; Atidoth Provident and Compensation Fund of the First International Bank of Israel Ltd.; Tohelet Provident and Compensation Fund of the first International Bank of Israel Ltd.; Mishtalem Funds for Continuing Education of the First International Bank of Israel Ltd.; Keren Hashefa Provident and Compensation Fund of the First International Bank of Israel Ltd.; Hamelacha Provident and Compensation Fund of the First International Bank of Israel Ltd.; Teuza Provident and Compensation Fund of the First International Bank of Israel Ltd.; Kidma Provident Funds Management Company Ltd. for Menifa Provident Fund for Bank of Israel Employees; and Security Pension Fund for Artisans Industrialists and Self Employed Persons Ltd. an aggregate of 344,825 restricted shares of common stock, at a purchase price of $2.90 per share, together with an aggregate of 172,415 warrants to purchase shares of common stock, at an exercise price of $3.40 per share with a term of five years. The financial transaction was closed on September 28, 2006. The net proceeds of the financial transaction are expected to be used for general working capital and/or investment in equipment and/or acquisition and/or business development. The financial transaction resulted in dilution in the percentage of common stock owned by the Company's existing shareholders, although the price paid was in excess of the net tangible book value per share and accordingly was not economically dilutive.

THE OFFERING

Shares Outstanding Prior To Offering

11,253,817 shares of Common Stock, $0.001 par value.

Common Stock Offered by Selling Security Holders And Warrants Issued

This prospectus relates to the resale by certain selling shareholders of an aggregate of 12,258,689 shares of our common stock in connection with the resale of: (a) up to 4,734,500 shares of our common stock which are owned by certain directors and employees of the Company; (b) up to 130,700 shares of our common stock which are owned by the Company’s wholly owned UK based subsidiary, Swiftnet Limited; (c) up to 105,721 shares of our common stock which were issued in return for certain services rendered to the Company; (d) up to 831,931 shares of our common stock which were issued to certain creditors of I-55 Internet Services, Inc. and I-55 Telecommunications, LLC, in return for retiring their loans. I-55 Internet Services, Inc. and I-55 Telecommunications, LLC were merged on March 31, 2006 with and into our wholly owned subsidiary Xfone USA, inc.; (e) up to 324,000 shares of our common stock which were issued in connection with a Securities Purchase Agreement dated November 23, 2005 (the “November 23, 2005 Agreement”); (f) up to 162,000 shares of our common stock which may be issued upon the exercise of our A and B Warrants issued in connection with the November 23, 2005 Agreement (pursuant to the November 23, 2005 Agreement 130% of the total common stock and warrants are registered under this registration statement); (g) up to 344,825 shares of our common stock which were issued in connection with a Securities Purchase Agreement dated June 19, 2006 (the “June 19, 2006 Agreement”); (h) up to 172,415 shares of our common stock which may be issued upon the exercise of our C Warrants issued in connection with the June 19, 2006 Agreement (pursuant to the June 19, 2006 Agreement 130% of the total common stock and warrants are registered under this registration statement); (i) up to 35,640 shares of our common stock which may be issued upon the exercise of our D, E, F and G Warrants issued in connection with a December 6, 2005 Service Agreement; (j) up to 343,923 shares of our common stock which may be issued upon the exercise of our H and J Warrants issued in connection with a May 28, 2004 Agreement and Plan of Merger to certain executives of our wholly owned US based subsidiary, Xfone USA, Inc.; (k) up to 48,585 shares of our common stock which may be issued upon the exercise of our I and K Warrants issued in connection with an “Acquisition Bonus” pursuant to March 10, 2005 employment agreements with certain executives of our wholly owned US based subsidiary, Xfone USA, Inc.; (l) up to 280,300 shares of our common stock which may be issued upon the exercise of our L and M Warrants issued in connection with a February 12, 2004 Financial Consulting Agreement and a June 15, 2006 Letter Agreement; (m) up to 108,000 shares of our common stock which may be issued upon the exercise of our D, E and N Warrants issued in connection with a November 7, 2006 Service Agreement; (n) up to 117,676 shares of our common stock which may be issued upon the exercise of our N Warrants issued in connection with a November 20, 2006 Consulting Agreement; and (o) up to 4,217,500 shares of our common stock which may be issued upon the exercise of certain options granted to directors and employees under our 2004 Stock Option Plan.

The selling shareholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling shareholders will pay all brokerage commissions and discounts attributable to the sale of the shares plus brokerage fees. We are responsible for all other costs, expenses and fees, including filing, legal, accounting and miscellaneous fees incurred of approximately $40,000 in registering the shares offered by this prospectus. Selling shareholders will pay no offering expenses.

Our common stock is traded on the American Stock Exchange (“AMEX”) and the Tel Aviv Stock Exchange (“TASE”) under the symbol “XFN”. On November 29, 2006, the closing price of our common stock was $2.74 (AMEX) / 11.97 NIS (TASE).

Use of Proceeds

In conjunction with the November 23, 2005, and June 19, 2006 financial transactions described herein we received gross proceeds of $1,810,000 from the sale of restricted shares of our common stock. We will not receive any proceeds from the resale of the common stock by the selling shareholders; however we will receive proceeds from any exercise of the warrants/options if and to the extent that any of the warrants/options are exercised. We could receive up to an aggregate of $19,850,423 from the exercise of the warrants/options when and if all are exercised.

The net proceeds of the November 23, 2005, and June 19, 2006 financial transactions are being used for general working capital and/or investment in equipment and/or acquisitions and/or business development.

SUMMARY FINANCIAL INFORMATION

The following tables set forth the summary financial information for the Company. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

IN POUNDS and US DOLLAR	9 Months Ended September 30, 2006 (Unaudited)	December 31, 2005 (Audited)	December 31, 2004 (Audited)	December 31, 2003 (Audited)	December 31, 2002 (Audited)	December 31, 2001 (Audited)
REVENUES	£14,154,530 $26,648,167	£14,113,748 $24,346,215	£11,330,116 $21,867,124	£7,282,181 $12,962,282	£3,741,436 $5,986,298	£2,658,905 $4,254,248
OPERATING PROFIT	£426,716 $803,361	(£45,746) ($78,913)	£112,782 $217,670	£666,367 $1,186,134	£315,602 $504,964	£235,336 $376,538
NET INCOME	£299,884 $564,580	£26,078 $44,983	£39,874 $76,958	£421,445 $750,172	£240,981 $385,570	£145,606 $232,970
BASIC EPS	£0.03 $0.06	£0.004 $0.007	£0.007 $0.013	£0.08 $0.15	£0.05 $0.08	£0.03 $0.04
TOTAL ASSETS	£17,575,800 $33,089,256	£11,907,114 $20,539,772	£5,343,284 $10,312,537	£3,290,227 $5,856,603	£2,169,816 $3,471,706	£1,569,336 $2,275,537
LONG TERM LIABILITY	£1,331,421 $2,506,613	£1,471,211 $2,537,839	£651,863 $1,258,096	£125,838 $223,991	£66,193 $105,909	£50,488 $73,208

Xfone, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF INCOME

	Years Ended		Year Ended
	December 31		December 31
	2005	2004	2005
			U.S.$
Revenues	£14,113,748	£11,330,116	$24,346,215
Cost of revenues	(9,254,597)	(7,991,375)	(15,964,180)

Gross profit	4,859,151	3,338,741	8,382,035

Operating expenses:
Research and development	(6,896)	(25,945)	(11,896)
Marketing and selling	(1,262,182)	(1,626,288)	(2,177,264)
General and administrative	(3,635,819)	(1,573,726)	(6,271,788)

Total operating expenses	(4,904,897)	(3,225,959)	(8,460,948)

Operating profit (loss)	(45,746)	112,782	(78,913)
Financing expenses - net	(122,338)	(83,403)	(211,033)
Equity in income of affiliated company	76,800	20,885	132,480
Loss from hurricane Katrina	(38,703)	-	(66,763)
Other income	104,646	21,128	180,514

Income before minority interest and taxes	(25,341)	71,392	(43,715)

Minority Interest	113,960	-	196,581

Income before taxes	88,619	71,392	152,866

Taxes on income	(62,541)	(31,518)	(107,883)

Net income	£26,078	£39,874	$44,983

Earnings Per Share:
Basic	£0.004	£0.007	$0.007

Diluted	£0.003	£0.005	$0.006

Xfone, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
September 30, 2006
(Unaudited)

	3 Months Ended		9 Months Ended			3 Months Ended		9 Months Ended
	September 30,		September 30,			September 30,		September 30,
	2006	2005	2006	2005		2006		2006
					$	US	$	US

Revenues	£5,127,985	£3,419,183	£14,154,530	£9,912,515		$9,654,252		$26,648,167
Cost of revenues	(2,999,587)	(2,326,743)	(8,683,975)	(6,662,272)		(5,647,202)		(16,348,972)

Gross profit	2,128,398	1,092,440	5,470,555	3,250,243		4,007,050		10,299,195

Operating expenses:
Research and development	(5,625)	(5,625)	(16,875)	(15,625)		(10,590)		(31,770)
Marketing and selling	(595,048)	(334,742)	(1,413,778)	(991,802)		(1,120,273)		(2,661,663)
General and administrative	(1,305,054)	(678,594)	(3,613,186)	(2,098,173)		(2,456,973)		(6,802,401)

Total operating expenses	(1,905,727)	(1,018,961)	(5,043,839)	(3,105,600)		(3,587,836)		(9,495,834)

Operating profit	222,671	73,479	426,716	144,643		419,214		803,361

Financing expenses - net	(73,885)	(26,928)	(179,918)	(68,203)		(139,100)		(338,724)
Equity in income of affiliated company	(78,320)	(3,689)	(5,942)	43,843		(147,450)		(11,187)
Loss from a change of holding of affiliated company	-	-	(29,848)	-		-		(56,194)
Loss from Hurricane Katrina	-	(181,055)		(181,055)		-		-
Other income	11,117	4,312	34,186	17,452		20,930		64,361

Income before minority interest and taxes	81,583	(133,881)	245,194	(43,320)		153,594		461,617

Minority Interest	35,671	5,593	42,348	59,585		67,156		79,727

Income Before taxes	117,254	(128,288)	287,542	16,265		220,750		541,344

Benefit (taxes on income)	(5,223)	9,485	12,342	(31,734)		(9,833)		23,236

Net income	£112,031	£(118,803)	£299,884	£(15,469)		$210,917		$564,580

Weighted average shares outstanding

Basic	10,966,100	6,886,959	9,615,690	6,720,971		10,966,100		9,615,690

Diluted	11,425,870	6,886,959	10,075,460	6,720,971		11,425,870		10,075,460

Earnings Per Share:
Basic	£0.01	£(0.02)	£0.03	£0.00		$0.02		$0.06

Diluted	£0.01	£(0.02)	£0.03	£0.00		$0.02		$0.06

Xfone, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET
(Audited)

	December 31,	December 31,
	2005	2005
		U.S.$
Current assets

Cash	£2,494,923	$4,303,742

Accounts receivable, net	3,533,830	6,095,857

Prepaid expenses and other receivables	742,874	1,281,458

Loan to shareholder	123,965	213,840

Total Current Assets	6,895,592	11,894,897

Fixed assets

Cost	2,535,989	4,374,581

Less - accumulated depreciation	(484,674)	(836,063)

Total fixed assets	2,051,315	3,538,518

Investments	97,685	168,507

Minority Interest	113,960	196,581

Long Term Receivables	283,229	488,570

Other Assets	2,465,333	4,252,699

Total assets	£11,907,114	$20,539,772

CONSOLIDATED BALANCE SHEET (Continued)
	December 31,	December 31,
	2005	2005
		U.S.$
Current liabilities
Notes payable - current portion	£769,356	$1,327,139
Trade payables	3,266,078	5,633,985
Other liabilities and accrued expenses	1,288,085	2,221,946
Obligations under capital leases - current portion	100,432	173,245

Total current liabilities	5,423,951	9,356,315

Deferred taxes	82,131	141,676
Notes payable	1,370,240	2,363,664
Severance pay	18,840	32,499

Total liabilities	6,895,162	11,894,154

Guarantees, Commitments & Liens

Shareholders' equity
Preferred stock - 50,000,000 shares authorized, none issued
Common stock:
25,000,000 shares authorized, £.0006896 ($0.001) par value;
8,172,671 issued and outstanding	5,448	9,398
Foreign currency translation adjustment	(116,408)	(200,804)
Contributions in excess of shares	4,406,064	7,600,461
Treasury stock, at cost	(142,166)	(245,236)
Retained earnings	859,014	1,481,799

Total shareholders' equity	5,011,952	8,645,618

Total liabilities and shareholders' equity	£11,907,114	$20,539,772

Xfone, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEET
September 30, 2006
(Unaudited)

	September 30, 2006
	(Unaudited)
	GBP	$US
Current Assets

Cash	£895,746	$1,686,385

Accounts receivable, net	3,933,989	7,406,364

Prepaid expenses and other receivables	553,595	1,042,231

Loan to shareholder	123,965	233,384

Total Current Assets	5,507,295	10,368,364

Investments	61,895	116,527

Minority Interest	156,308	294,275

Long Term Receivables	272,695	513,392

Fixed Assets, net	2,419,085	4,554,315

Other Assets	9,158,522	17,242,383

Total Assets	£17,575,800	$33,089,256

CONSOLIDATED BALANCE SHEET (Continued)
	September 30, 2006
	(Unaudited)
	GBP	$	US
Current Liabilities
Notes payable - current portion	£570,101		$1,073,306
Trade payables	3,262,724		6,142,600
Other liabilities and accrued expenses	2,067,214		3,891,861
Obligations under capital leases	66,574		125,336

Total Current Liabilities	5,966,613		11,233,103

Deferred taxes	82,131		154,625
Notes payable	1,155,736		2,175,858
Obligations under capital leases	60,839		114,539
Severance pay	32,715		61,591
	1,331,421		2,506,613

Total Liabilities	7,298,034		13,739,716

Guarantees, Commitments & Liens

Shareholders' Equity
Preferred stock - 50,000,000 shares authorized, none issued
Common stock:
25,000,000 shares authorized, $.001 par value;
11,246,823 issued and outstanding	6,941		13,068
Foreign currency translation adjustment	(378,222)		(712,063)
Contributions in excess of par value	9,917,030		18,670,396
Deferred stock compensation	(284,715)		(536,022)
Treasury stock	(142,166)		(267,650)
Retained earnings	1,158,898		2,181,811

Total Shareholders' Equity	10,277,766		19,349,540

Total Liabilities and Shareholders' Equity	£17,575,800		$33,089,256

RISK FACTORS

You should carefully consider the risks described below before buying convertible notes offered in this offering and the common stock underlying these convertible notes. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our convertible notes and common stock could decline and you might lose all or part of your investment. We have had operating losses from time to time and cannot assure that we will be profitable in the foreseeable future. We make various statements in this section which constitute “forward-looking” statements under Section 27A of the Securities Act.

RISKS RELATED TO OUR BUSINESS

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. WE CANNOT ASSURE PROSPECTIVE INVESTORS THAT WE WILL CONTINUE OPERATIONS OR MAKE A PROFIT IN THE FUTURE. NO PURCHASE OF COMMON STOCK SHOULD BE MADE BY ANY PERSON WHO CANNOT AFFORD A TOTAL LOSS OF HIS OR HER INVESTMENT.

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any common stock.

WHILE WE ACT IN COMPLIANCE WITH THE GENERAL CONDITIONS OF ENTITLEMENT IN THE UNITED KINGDOM AND ACCORDING TO OUR LICENSES IN THE UNITED STATES AND ISRAEL, IF WE DO NOT COMPLY WITH AND CONTINUE TO FOLLOW THE TERMS OF SUCH REGIME AND/OR LICENSES AND THE RELEVANT LAWS AND REGULATIONS, WE COULD LOSE OUR ENTITLEMENT AND/OR LICENSES TO CONDUCT OUR BUSINESSES IN THESE JURISDICTIONS.

Not complying with, or indeed violating the conditions of our licenses and the related laws and regulations could lead to the loss of, material changes to, or freezing of our entitlement and/or licenses which could have a material effect on our operations. Without such authorization or licenses we would not be able to provide any approved and/or licensed services, resulting in a loss of revenues. Such violations of our licenses in the US or Israel could lead to monetary penalties.

WE ARE SUBJECT TO EXTENSIVE REGULATION IN THE UNITED KINGDOM, THE UNITED STATES, ISRAEL AND OTHER FOREIGN COUNTRIES WHICH MAY LEAD US TO INCUR INCREASED BUSINESS COSTS AND HAVE NEGATIVE EFFECTS UPON OUR BUSINESS INCLUDING REVENUES AND POTENTIAL PROFITABILITY.

We serve customers in many countries, all of which have different regulations, jurisdictions, and standards and controls related to licensing, telecommunications, import/export, currency and trade. Regulatory changes pertaining to future regulatory classification of Internet related telephone services, otherwise known as VOIP telephony, may lead to burdensome regulatory requirements and fees, as well as additional interconnection fees to carriers and changes in access charges, universal service, and regulatory fee payments, which would affect our international and long distance services related costs and may have a material impact upon our ability to conduct business, as well as our revenues. Our compliance with foreign rules and regulations may lead to increased costs of doing business or reduced revenues from having to decrease or eliminate our business in certain foreign countries, all of which may negatively affect our potential profitability. For more detailed information regarding our foreign business, please see the "Business" Section.

IF OUR TELECOMMUNICATIONS INFRASTRUCTURE OR EQUIPMENT IS DAMAGED OR INOPERATIVE, WE MAY NOT BE ABLE TO PROVIDE SERVICE TO OUR CUSTOMERS.

We rely on our telecommunications equipment, including, but not limited to our switchboard and switches, to provide services to our customers. In the event that such equipment is not able to provide the services for which it is then used, we may not be able to provide services to our customers. While we have back-up for much of this equipment, if any portion of the equipment is unavailable for any extended period of time, it will be difficult to provide service to our customers, might give rise to the ability of our customers to terminate agreements with us, and would generally have a detrimental effect on retaining our customers.

IF OUR SUPPLIERS' TELECOMMUNICATIONS INFRASTRUCTURE IS DAMAGED, IT COULD INCREASE OUR EXPENSES AND WE MAY NOT BE ABLE TO PROVIDE SERVICE TO OUR CUSTOMERS.

We rely on certain suppliers’ telecommunications infrastructure in order to provide services to our customers. If their ability to supply such services to us is damaged in any way, we may be required to incur additional costs to replace such services and we may not be able to provide service to our customers.

IF OUR INFORMATION AND BILLINGS SYSTEMS ARE UNABLE TO FUNCTION PROPERLY AS OUR OPERATIONS GROW, WE MAY EXPERIENCE SYSTEM DISRUPTIONS, REDUCED LEVELS OF CUSTOMER SERVICE AND A DECLINING CUSTOMER BASE AND REVENUES.

Over the past two years, our business revenues and operations have almost doubled. We now handle millions of transactions on a daily basis with over 230,000 customers and users located in many countries. Accordingly, our information and billing systems are under increasing stress. We use internally developed and acquired systems to operate our services and for transaction processing, including billing and collections processing. We must continually improve these systems in order to meet the level of use. Furthermore, in the future, we may add features and functionality to our products and services using internally developed or third party licensed technologies. Our inability to add software and hardware or develop and upgrade existing technology, transaction processing systems and network infrastructure to meet increased volume through our processing systems or provide new features or functionality, may cause system disruptions, slower response times, reductions in levels of customer service, decreased quality of the user's experience, collection difficulties, and delays in reporting accurate financial information. Any such failure could cause system disruptions, reduced levels of customer service, and a declining customer base and revenues.

WE SERVE AN EXTREMELY LARGE NUMBER OF CUSTOMERS AND ARE THUS AT RISK FOR CLASS ACTION LAW SUITS.

Because we provide services to so many customers, it is possible that such customers will join together in a large or expensive class action. In addition, class action law suits have become much more popular in both Israel and the United States where we have much of our operations.

TERRORIST ATTACKS, WAR, OR ARMED CONFLICT OR POLITICAL/ECONOMIC EVENTS OR UPHEAVALS IN FOREIGN COUNTRIES MAY LEAD TO A DISRUPTION IN OUR SERVICES AS WELL AS DECREASED DEMAND.

Terrorist attacks in the United Kingdom, the United States and/or Israel as well as the United Kingdom and the United States of America’s involvement in Iraq or in armed conflict or political/economic events in countries where we conduct business, may negatively impact consumer confidence as to rely on alternative communication lines and spending in the countries where we conduct our business. Certain of our key employees, officers and directors are residents of Israel. Accordingly, armed conflicts between Israel and its neighbors, terrorism, political and economic conditions in Israel directly affect the Company's business. Any such occurrences could lead to an interruption in our services and could negatively affect our revenues and results of operations. Moreover, the governments in those countries might take extreme measures that could prohibit access to alternative communication lines.

NATURAL DISASTERS AND ACTS OF GOD MAY RESULT IN INCREASED COSTS.

Our wholly owned subsidiary Xfone USA, Inc. is positioned in an environment which has a higher than average propensity to experience hurricanes. In 2005, we suffered adverse affects to our business from Hurricane Katrina. In the event of a hurricane, the cost of restructuring our facilities, as well as the time spent in rebuilding and organizing our infrastructure might be long and costly. There is no guarantee that we will not be negatively affected in the future by other natural disasters, hurricanes or Acts of God.

IF WE ARE NOT ABLE TO OBTAIN FINANCING AS WE GROW OUR BUSINESS, WE WILL HAVE TO CURTAIL OUR PLANS AND THE VALUE OF YOUR INVESTMENT MAY BE NEGATIVELY AFFECTED.

Our future business will involve substantial costs, primarily those costs associated with marketing, business development, and possible mergers and acquisitions. If our revenues are insufficient to fund our operations as we grow our business, we may need traditional bank financing or financing from debt or equity offerings. However, if we are unable to obtain financing when needed, we may be forced to curtail our operations, which could negatively affect our revenues and potential profitability and the value of your investment. There can be no assurance that we will be able to obtain additional financing when needed or if available that it will be on commercially reasonable terms.

THE COMPANY MIGHT BE REGARDED AS A LOCAL TAX RESIDENT IN COUNTRIES OTHER THAN THE UNITED STATES

The Company was incorporated in Nevada, U.S.A, and accordingly is a US tax resident and is taxed in the US. To the best knowledge of the Company and based on consultancy provided by its accountants, the Company is not a tax resident in any other country in which it conducts business (directly or indirectly through local subsidiaries). However, it should be noted that there is no assurance that none of the local tax authorities in these countries shall argue that the Company is a local tax resident, and thus we recommend that the investors will examine the tax implication of such potential classification. Any determination by such local tax authorities could have an adverse effect on our results of operations or the consequences of your investment in our securities.

SHOULD OUR AGREEMENTS WITH BRITISH TELECOM, BEZEQ OR BELLSOUTH BE CANCELLED, OUR OPERATIONS WILL BE NEGATIVELY IMPACTED.

Should our agreements involving British Telecom, Bezeq, or BellSouth be cancelled, our operations will be negatively affected.

WE MAY BE UNABLE TO ADEQUATELY COMPETE WITH OUR COMPETITORS.

The telecommunications business is a very competitive one with constantly shrinking margins. Our competitors may be able to adapt more quickly to changes in customer needs or to devote greater resources than we can to developing and expanding our services. Such competitors could also attempt to increase their presence in our markets by forming strategic alliances with other competitors, by offering new or improved products or services or by increasing their efforts to gain and retain market share through competitive pricing. As the market for our services matures, price competition and penetration into the market will intensify. Such competition may adversely affect our gross profits, margins and results of operations. There can be no assurance that we will be able to continue to compete successfully with existing or new competitors.

OUR MANAGEMENT DECISIONS ARE MADE BY OUR FOUNDER AND CHAIRMAN OF OUR BOARD OF DIRECTORS, ABRAHAM KEINAN, AND OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, GUY NISSENSON; IF WE LOSE THEIR SERVICES, OUR OPERATIONS WILL BE NEGATIVELY IMPACTED.

The success of our business is largely dependent upon the expertise of our Chairman of the Board, Abraham Keinan, and our President and Chief Executive Officer, Guy Nissenson. Because Messrs. Keinan and Nissenson are essential to our operations, you must rely on their management decisions. We have not entered into any agreement with Messrs. Keinan or Nissenson that would prevent them from leaving the Company, nor have we obtained any "key man" life insurance relating to them. There is no assurance that we would be able to hire and retain another Chairman of the Board or President/Chief Executive Officer with comparable experience. As a result, the loss of either Mr. Keinan's or Mr. Nissenson's services would have a materially adverse affect upon our business, financial condition, and results of operation.

OUR MANAGEMENT HAS SIGNIFICANT CONTROL OVER STOCKHOLDER MATTERS AND THEY WILL BE ABLE TO ELECT OUR DIRECTORS AND ACCORDINGLY CONTROL OUR OPERATIONS.

Our Chairman of the Board, Abraham Keinan, beneficially owns 31.10% of our common stock. Our President and Chief Executive Officer, Guy Nissenson has significant influence over an additional 10.69% of our common stock, which is owned by Campbeltown Business Ltd., an entity owned and controlled by Mr. Nissenson and his family. In addition, certain stockholders provided Mr. Nissenson and Mr. Keinan with irrevocable proxies representing a total of 17.80% of our common stock. Eyal Harish, a director, beneficially owns 0.13% of our common stock. Our wholly owned subsidiary, Swiftnet Limited, beneficially owns 1.16% of our common stock. Therefore, our management potentially may vote 60.88% of our common stock, without giving effect to the issuance of any shares upon the exercise of outstanding warrants or options. As such, our management controls the outcome of all matters submitted to a vote of the holders of our common stock, including the election of our directors, amendments to our articles of incorporation and bylaws and approval of significant corporate transactions. Additionally, our management can delay, deter or prevent a change in our control that might be beneficial to our other stockholders. We need to emphasize the fact that management could make substantial decisions that could be protected under the business judgment rule, and not necessarily satisfy minority shareholders (for example, expanding the territory of operation at heavy costs, or by limiting the territory of our operations in order to save capital).

In addition to the foregoing, our Chairman of the Board, Abraham Keinan, and our President and Chief Executive Officer, Guy Nissenson, exercise significant control over stockholder matters through a September 28, 2004 Voting Agreement between Mr. Keinan, Mr. Nissenson and Campbeltown Business, Ltd., an entity owned and controlled by Mr. Nissenson and his family. This agreement, which is for a term of 10 years, provides that: (a) Messrs. Keinan and Nissenson and Campbeltown Business, Ltd. agree to vote any shares of our common stock controlled by them only in such manner as previously agreed by all these parties; and (b) in the event of any disagreement regarding the manner of voting, a party to the agreement will not vote any shares, unless all the parties have settled the disagreement.

OUR OPERATIONS ARE SUBJECT TO POSSIBLE CONFLICTS OF INTEREST BECAUSE OF SWIFTNET'S AGREEMENTS WITH CAMPBELTOWN BUSINESS LTD. AND ABRAHAM KEINAN, WHICH MAY NOT BE RESOLVED IN A MANNER FAVORABLE TO OUR MINORITY SHAREHOLDERS.

Since May 2000, Swiftnet Limited has a consulting agreement with Campbeltown Business Ltd., a privately held company that is owned and controlled by our President and Chief Executive Officer, Guy Nissenson, and his family. This agreement expires in November 10, 2007. This agreement provides for cash payments of 2,000 UK Pound Sterling each month to Campbeltown Business Ltd. for consulting services and an additional monthly performance bonus based upon Swiftnet attaining certain revenue levels. In June 2000, Swiftnet entered into a Stock Purchase Agreement with our Chairman of the Board, Abraham Keinan, and Campbeltown Business Ltd. This agreement provides for compensation to Campbeltown Business Ltd., in the form of the issuance of options and stock. These agreements were not negotiated at "arms length" and are subject to potential conflicts of interest that may not be resolved in a manner favorable to our minority shareholders. For more information regarding these agreements and other potential conflicts of interest please see our "Certain Relationships and Related Transactions" Section.

CERTAIN OF OUR EXISTING CREDIT FACILITIES CONTAIN A NUMBER OF RESTRICTIONS AND OBLIGATIONS THAT MAY LIMIT OUR FINANCIAL FLEXIBILITY.

Our credit facilities contain a number of restrictive covenants that limit our financial flexibility. These covenants, among other things, restrict our right to pledge our assets, make loans or give guarantees, and engage in mergers or consolidations. Our ability to continue to comply with these and other obligations depends in part on the future performance of our business. There can be no assurance that such obligations will not have a materially adverse affect on our ability to finance our future operations. In addition, one of our lenders and certain investors have a right of first refusal to participate in future financings which may have the effect of making it more difficult to raise financing from other sources.

RISKS RELATED TO OUR COMMON STOCK

THERE IS A LIMITED MARKET FOR OUR COMMON STOCK AND AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK MAY NEVER DEVELOP WHICH MAY MAKE IT DIFFICULT TO RESELL YOUR SHARES.

Trading in our stock has been limited and has been characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. Therefore, shareholders should be aware that the lack of exposure to our stock in the investment community could consequently be reflected by a lack of market trading upon the issuance of material information that could be perceived as disappointing or very encouraging from a market point of view. This could result in an inability for shareholders to be able to dispose of their shares.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAID FOR THEM, OR AT ALL.

The stock markets in general have experienced during the past few years extreme price and volume fluctuations. The market prices of securities of technology companies have been extremely volatile, and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations could adversely affect the market price of our common stock. During 2003, for example, the market price of our common stock fluctuated between $0.30 and $6.25, during 2004, the market price of our common stock fluctuated between $1.95 and $5.75, and during 2005, the market price fluctuated between $2.30 and $4.29. The market price of our common stock traded on the AMEX fluctuated between $2.18 and $3.84 during the first nine months of 2006.

The market price of our common stock may continue to fluctuate substantially due to a variety of factors, including:
•	any actual or anticipated fluctuations in our or our competitors' quarterly revenues and operating results;
•	shortfalls in our operating results from levels forecast by securities analysts;
•	public announcements concerning us or our competitors;
•	the introduction or market acceptance of new products or service offerings by us or by our competitors;
•	changes in product pricing policies by us or our competitors;
•	changes in security analysts' financial estimates;
•	changes in accounting principles;
•	sales of our shares by existing shareholders; and
•	the loss of any of our key personnel.

In addition, economic, political, and market conditions and military conflicts and, in particular, those specifically related to Israel, may affect the market price of our shares.

OUR SHARES OF COMMON STOCK ARE TRADED ON MORE THAN ONE MARKET AND THIS MAY RESULT IN PRICE VARIATIONS.

Our shares of common stock trade on the American Stock Exchange and the Tel Aviv Stock Exchange. Trading in our shares of common stock on these markets will take place in different currencies (dollars on the AMEX and NIS on the TASE), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel). The trading prices of our common stock on these two markets may differ due to these and other factors. Any decrease in the trading price of our shares of common stock on one of these markets could cause a decrease in the trading price of our shares of common stock on the other market.

FUTURE SALES OF OUR SHARES IN THE PUBLIC MARKET OR ISSUANCES OF ADDITIONAL SECURITIES COULD CAUSE THE MARKET PRICE FOR OUR SHARES OF COMMON STOCK TO FALL.

As of November 29, 2006, we had 11,253,817 shares of common stock outstanding. In addition, we have reserved 5,500,000 shares of common stock for issuance under our 2004 Stock Option Plan, 4,622,219 shares of common stock underlying warrants, and 421,456 shares of common stock underlying a certain Secured Convertible Term Note. In addition, certain of our shareholders have registration rights with respect to the shares they hold, including piggyback rights. The shares subject to these registration rights are included in this registration statement. If a large number of shares of our common stock are sold in a short period, the price of our common stock would likely decrease.

USE OF PROCEEDS

In conjunction with the November 23, 2005, and June 19, 2006 financial transactions described herein we received gross proceeds of $1,810,000 from the sale of restricted shares of our common stock. We will not receive any proceeds from the resale of the common stock by the selling shareholders; however we will receive proceeds from any exercise of the warrants/options if and to the extent that any of the warrants/options are exercised. We could receive up to an aggregate of $19,850,423 from the exercise of the warrants/options when and if all are exercised.

The net proceeds of the November 23, 2005, and June 19, 2006 financial transactions are being used for general working capital and/or investment in equipment and/or acquisitions and/or business development.

The gross proceeds, if and when received, will be used as set forth in the table below. The following table represents estimates only. The actual amounts may vary from these estimates.

Use of Funds - By priority order	Funds Received from Private Placements and Exercise of warrants/options
Investment in equipment	$2,000,000
Acquisitions	$8,500,000
Business Development	$3,500,000
Working capital	$7,660,423

Total	$21,660,423

* Funds dedicated to Investment in equipment would be used to purchase telecommunications equipment, such as switches to expand our capacity.
** Funds dedicated to Acquisitions would be used to acquire existing companies or other entities that provide telecom services similar to those that we provide in countries where we currently do business and additional countries.
*** Funds dedicated to Business development would be used to expand activities and operations in countries where we currently do business and additional countries, including by seeking the following business arrangements with companies or other entities that provide telecom services similar to those that we provide: (a) establishing local companies; or (b) establishing joint ventures.
**** Funds dedicated to Working capital would be used for possible growth in our business, including general corporate purposes, general and administrative expenses, salaries, and financing additional receivables.

MARKET FOR OUR SHARES

As of June 8, 2005, our common stock is quoted under the symbol “XFN” on the American Stock Exchange (“AMEX“). As of July 24, 2006, our common stock is also quoted under the symbol “XFN” on the Tel Aviv Stock Exchange (“TASE”).

There is a limited trading market for our common stock. There is no assurance that a regular trading market for our common stock will develop or if developed that it will be sustained. A shareholder in all likelihood, therefore, may not be able to resell his securities should he or she desire to do so when eligible for public resale. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Below is the market information pertaining to the range of the high and low bid information of our common stock for each quarter since year 2002. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Period	Low	High
2006
Third Quarter	$2.18	$2.85
Second Quarter	$2.65	$3.01
First Quarter	$2.68	$3.84

2005
Fourth Quarter	$2.30	$3.09
Third Quarter	$2.90	$3.40
Second Quarter	$2.80	$3.30
First Quarter	$2.50	$4.29

2004
Fourth Quarter	$1.95	$3.35
Third Quarter	$2.90	$3.75
Second Quarter	$2.80	$3.90
First Quarter	$3.35	$5.75

2003
Fourth Quarter	$3.15	$6.25
Third Quarter	$0.51	$3.60
Second Quarter	$0.30	$0.64
First Quarter	$0.30	$0.77

2002
Fourth Quarter	$0.66	$1.45
Third Quarter	$0.70	$1.33
Second Quarter	$0.70	$3.65
First Quarter	$0.00	$0.00

The source of the above information is http://www.amex.com.

The closing price of our common stock as quoted on the AMEX on November 29, 2006 was $2.74. The closing price of our common stock as reported on the TASE on November 29, 2006 was 11.97 NIS.

HOLDERS

On November 29, 2006, there were 321 holders of record of our common stock.

DIVIDENDS

No cash dividend was declared in 2004 and 2005.

On September 27, 2005, a Securities Purchase Agreement (the "Securities Purchase Agreement") was entered for a $2,000,000 financial transaction by and among the Company, Xfone USA, Inc., eXpeTel Communications, Inc., Gulf Coast Utilities, Inc. and Laurus Master Fund, Ltd. The investment, which took the form of a Convertible Term Note secured by the Company's United States assets, has a 3 year term and bears interest at a rate equal to prime plus 1.5% per annum. The Term Note is convertible, under certain conditions, into shares of the Company's common stock at an initial conversion price equal to $3.48 per share. In conjunction with this financial transaction, we issued to Laurus Master Fund 157,500 warrants which are exercisable at $3.80 per share for a period of five years. The closing of the financial transaction was on September 28, 2005. The Securities Purchase Agreement provides that for so long as twenty five percent (25%) of the principal amount of the Term Note is outstanding, the Company, without the prior written consent of Laurus Master Fund, shall not, and shall not permit any of the Subsidiaries (as defined in the Securities Purchase Agreement) to directly or indirectly declare or pay any dividends, other than dividends paid to the Company or any of its wholly-owned Subsidiaries.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

The information set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among others (i) expected changes in the Company's revenues and profitability, (ii) prospective business opportunities and (iii) the Company's strategy for financing its business. Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by use of terms such as "believes", "anticipates", "intends" or "expects". These forward-looking statements relate to the plans, objectives and expectations of the Company for future operations. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, in light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this registration statement should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

You should read the following discussion and analysis in conjunction with the Financial Statements and Notes attached hereto, and the other financial data appearing elsewhere in this registration statement.

The Company's revenues and results of operations could differ materially from those projected in the forward-looking statements as a result of numerous factors, including, but not limited to, the following: the risk of significant natural disaster, the inability of the Company to insure against certain risks, inflationary and deflationary conditions and cycles, currency exchange rates, changing government regulations domestically and internationally affecting our products and businesses.

OVERVIEW

Xfone, Inc. was incorporated in Nevada, U.S.A. in September 2000. We are a holding company providing international voice, video and data communications services with operations in the United Kingdom, the United States and Israel that offer a wide range of services, which include: local, long distance and international telephony services; prepaid and postpaid calling cards; cellular services; Internet services; messaging services (Email/Fax Broadcast, Email2Fax and Cyber-Number); and reselling opportunities. We serve customers across Europe, Asia, North America, South America, Australia and Africa.

On October 4, 2000, we acquired Swiftnet Limited which had a business plan to provide comprehensive telecommunication services and products by integrating new and old products, services and ideas through one website. Swiftnet was incorporated in 1990 under the laws of the United Kingdom. Until 1999, the main revenues for Swiftnet were derived from messaging and fax broadcast services. During 2000, Swiftnet shifted its business focus and its focus has remained on telephony voice services offering comprehensive support packages to resellers and new services. Utilizing automation and proprietary software packages, Swiftnet's strategy is to grow without the need for heavy investments and with lower expenses for operations and registration of new customers.

On April 15, 2004, we established an Israel based subsidiary, Xfone Communication Ltd. (which changed its name to Xfone 018 Ltd. in March 2005). On July 4, 2004, the Ministry of Communications of the State of Israel granted Xfone 018 a license to provide international telecom services in Israel. We started providing services in Israel through Xfone 018 as of mid-December 2004. Headquartered in Petach Tikva, Israel, Xfone 018 Ltd. is a telecommunications service provider that owns and operates its own facilities-based telecommunications switching system. Xfone 018 provides residential and business customers with high quality international carrier services.

Acquisitions and Financings

On May 28, 2004, we entered into an agreement and Plan of Merger to acquire WS Telecom, Inc., a Mississippi corporation, and its two wholly owned subsidiaries, eXpeTel Communications, Inc. and Gulf Coast Utilities, Inc., through the merger of WS Telecom into our wholly owned subsidiary Xfone USA, Inc. On July 1, 2004, Xfone USA entered into a management agreement with WS Telecom which provided that Xfone USA provide management services to WS Telecom pending the consummation of the merger. The management agreement provided that all revenues generated from WS Telecom business operations would be assigned and transferred to Xfone USA. The term of the management agreement commenced on July 1, 2004, and continued until the consummation of the merger on March 10, 2005.  Headquartered in Jackson, Mississippi, Xfone USA, Inc. is a telecommunications service provider that owns and operates its own facilities-based, telecommunications switching system. Xfone USA provides residential and business customers with high quality local and long distance services, as well as cable television and high speed Internet services to planned communities in Mississippi. Xfone USA is licensed to provide telecommunications services in Alabama, Florida, Georgia, Louisiana and Mississippi. Xfone USA utilizes integrated multi-media offerings - combining digital voice, data and video services over broadband technologies - all on one single itemized bill.

On August 18, 2005, we entered into an Agreement and Plan of Merger to acquire I-55 Internet Services, Inc., a Louisiana corporation (the “I-55 Internet Merger Agreement”). On September 13, 2005, we filed a Form 8-K discussing the impact of Hurricane Katrina on the transaction contemplated by the I-55 Internet Merger Agreement. On October 10, 2005, we entered into a First Amendment to the Merger Agreement, by and among I-55 Internet Services, us, Xfone USA, Inc., our wholly-owned United States subsidiary and Hunter McAllister and Brian Acosta, key employees of I-55 Internet Services, in order to induce us and Xfone USA not to terminate the I-55 Internet Merger Agreement due to the material adverse effect that Hurricane Katrina has had on the assets and business of I-55 Internet Services. As part of the amendment and since, at that time, the merger of I-55 Internet Services with and into Xfone USA had not been consummated yet, in the interim, the parties agreed and entered into on October 11, 2005 a Management Agreement (the "I-55 Internet Management Agreement") that provided that I-55 Internet Services hired and appointed Xfone USA as manager to be responsible for the operation and management of all of I-55 Internet Services business operations, including among other things personnel, accounting, contracts, policies and budget. In consideration of the management services provided under the I-55 Internet Management Agreement, I-55 Internet Services assigned and transferred to Xfone USA all revenues generated and expenses incurred in the ordinary course of business during the term of the I-55 Internet Management Agreement. The term of the I-55 Internet Management Agreement commenced on October 11, 2005 and continued until the consummation of the merger on March 31, 2006.

In conjunction with the consummation of the merger and in exchange for all of the capital stock of I-55 Internet Services, we issued a total of 789,863 shares of our common stock valued at $2,380,178 and 603,939 warrants exercisable into shares of our common stock, with an exercise price of $3.31, valued based on the Black Scholes option-pricing model.

In conjunction with that certain Letter Agreement dated October 10, 2005 with MCG Capital Corporation (the "Letter Agreement"), a major creditor of I-55 Internet Services, and upon the consummation of the merger on March 31, 2006, we issued to MCG Capital 667,998 shares of our common stock, valued at fair value of $2,010,006, in return for retiring its loan with I-55 Internet Services.

I-55 Internet Services provided Internet access and related services, such as installation of various networking equipment, website design and other Internet access installation services, throughout the Southeastern United States to individuals and businesses located predominantly in rural markets in Louisiana and Mississippi. As a result of the merger with and into Xfone USA, these services are now available in expanded markets throughout Louisiana and Mississippi. The Internet service offerings include dial-up, DSL, high speed dedicated Internet access, web services, email, the World Wide Web, Internet relay chat, file transfer protocol and Usenet news access to both residential and business customers. The I-55 Internet Services offerings provided various prices and packages that allowed I-55 Internet Services subscribers to customize their subscription with services that met customers’ particular requirements. Xfone USA now provides bundled services of voice and data (Internet) to customers throughout its service areas.

On August 26, 2005, we entered into an Agreement and Plan of Merger to acquire I-55 Telecommunications, LLC, a Louisiana corporation (the “I-55 Telecom Merger Agreement”). On September 13, 2005, we filed a Form 8-K discussing the impact of Hurricane Katrina on the transaction contemplated by the I-55 Telecom Merger Agreement. In order to demonstrate their intention to continue on with the transaction contemplated by the I-55 Telecom Merger Agreement, the parties entered into on October 12, 2005 a Management Agreement (the “I-55 Telecom Management Agreement”) that provided that I-55 Telecommunications hired and appointed Xfone USA as manager to be responsible for the operation and management of all of I-55 Telecommunications’ business operations. In consideration of the management services provided under the I-55 Telecom Management Agreement, I-55 Telecommunications assigned and transferred to Xfone USA all revenues generated and expenses incurred in the ordinary course of business during the term of the I-55 Telecom Management Agreement. The term of the I-55 Telecom Management Agreement commenced on October 12, 2005 and continued until the consummation of the merger on March 31, 2006.

In conjunction with the consummation of the merger and in exchange for all of the capital stock of I-55 Telecommunications, we issued a total of 223,702 shares of our common stock valued at $671,687 and 79,029 warrants exercisable into shares of our common stock, with an exercise price of $3.38, valued based on the Black Scholes option-pricing model.

In conjunction with certain Agreements to Purchase Promissory Notes dated October 31, 2005 / February 3, 2006 with Randall Wade James Tricou; Rene Tricou - Tricou Construction; Rene Tricou - Bon Aire Estates; Rene Tricou - Bon Aire Utility; and Danny Acosta, creditors of I-55 Telecommunications (the "Creditors"), and upon the consummation of the merger on March 31, 2006, we issued to the Creditors an aggregate of 163,933 restricted shares of common stock and an aggregate of 81,968 warrants, exercisable at $3.38 per share, at a total value of $492,220, in return for retiring their individual loans with I-55 Telecommunications.

I-55 Telecommunications provided voice, data and related services throughout the Louisiana and Mississippi area to both individuals and businesses. Prior to the merger with and into Xfone USA, I-55 Telecommunications was a licensed facility based CLEC in Louisiana and Mississippi with a next generation class 5 switching solution. I-55 Telecommunications provided a complete packages of local and long distance services to residential and business customers across both states. As a result of the merger, Xfone USA has expanded its On-Net (facilities) service area, through I-55 Telecommunications, into New Orleans, Louisiana and surrounding areas, including Hammond, Louisiana. Xfone USA is expanding its sales offices to include New Orleans, in an effort to continue revenue growth and increase market share. Regulations affecting the telecommunications industry began in March 2006; conversions of all circuits affected were completed in April 2006. The competition in secondary markets, such as Jackson, Mississippi, New Orleans and Baton Rouge, Louisiana, as opposed to Tier 1 markets such as Atlanta, Georgia, is also rapidly declining due to the removal of UNE-P and the decline in the competitive local exchange providers that had been dependent on UNE-P as their only source for providing competitive local telephone services in those markets. This provides for a unique opportunity for Xfone USA to gain market share, by utilizing its existing network and to expand its facilities into these areas becoming a primary alternative to the monopoly Incumbent Local Exchange Company.

On September 27, 2005, a Securities Purchase Agreement was entered for a $2,000,000 financial transaction by and among us, Xfone USA, Inc., eXpeTel Communications, Inc., Gulf Coast Utilities, Inc. and Laurus Master Fund, Ltd. The investment took the form of a convertible term note secured by our United States assets. The Term Note has a 3 year term, bears interest at a rate equal to prime plus 1.5% per annum, and is convertible, under certain conditions, into shares of our common stock at an initial conversion price equal to $3.48 per share. In conjunction with the financial transaction, we issued to Laurus Master Fund 157,500 warrants which are exercisable at $3.80 per share for a period of five years. The closing of the financial transaction was on September 28, 2005. The conversion of the Term Note will result in dilution in the percentage of common stock owned by the company's existing shareholders, although the conversion price was in excess of the net tangible book value per share and accordingly was not economically dilutive.

On September 28, 2005, a Securities Purchase Agreement was entered for a $2,212,500 financial transaction by and among us, Crestview Capital Master, LLC, Burlingame Equity Investors, LP, Burlingame Equity Investors II, LP, Burlingame Equity Investors (Offshore), Ltd., and Mercantile Discount - Provident Funds. Upon the closing of the financial transaction on October 31, 2005, we issued to the investors an aggregate of 885,000 shares of common stock at a purchase price of $2.50 per share together with, 221,250 warrants exercisable at $3.00 per share and 221,250 warrants exercisable at $3.25 per share. The financial transaction resulted in dilution in the percentage of common stock owned by the Company's existing shareholders, although the price paid was in excess of the net tangible book value per share and accordingly was not economically dilutive.

On November 23, 2005, a Securities Purchase Agreement was entered for a $810,000 financial transaction by and among us, Mercantile Discount-Provident Funds, Hadar Insurance Company Ltd., the Israeli Phoenix Assurance Company Ltd., and Gaon Gemel Ltd. In conjunction with the financial transaction, we issued an aggregate of 324,000 shares of common stock at a purchase price of $2.50 per share together with 81,000 warrants exercisable at $3.00 per share for a period of five years and 81,000 warrants exercisable at $3.25 per share for a period of five years. The financial transaction was closed on April 6, 2006. The net proceeds of the financing are being used for general working capital and/or investment in equipment and/or acquisitions and/or business development. The financial transaction resulted in dilution in the percentage of common stock owned by the Company's existing shareholders, although the price paid was in excess of the net tangible book value per share and accordingly was not economically dilutive.

On January 1, 2006, Xfone USA, Inc., our wholly owned subsidiary, entered into an Agreement with EBI Comm, Inc. (“EBI”), a privately held Internet Service Provider, to purchase the assets of EBI. EBI provided a full range of Internet access options for both commercial and residential customers in north Mississippi. Based in Columbus, Mississippi, EBI’s services included Dial-up, DSL, T1 Dedicated Access and Web Hosting. The customer base, numbering approximately 1,500 Internet users, is largely concentrated in the Golden Triangle area, which includes Columbus, West Point and Starkville, Mississippi. The acquisition was structured as an asset purchase, providing for Xfone USA to pay EBI total consideration equal to 50% of the monthly collected revenue from the customer base during the first 12 months, beginning January 2006. Acquired assets include the customer base and customer lists, trademarks and all related intellectual property, fixed assets and all account receivables. The acquisition was not significant from an accounting perspective.

On January 10, 2006 (effective as of January 1, 2006), Xfone USA, Inc., our wholly owned subsidiary, entered into an Asset Purchase Agreement with Canufly.net, Inc. (“Canufly.net”), an Internet Service Provider based in Vicksburg, Mississippi, and its principal shareholder, Mr. Michael Nassour. Canufly.net provided residential and business customers with high-speed Internet services and utilized the facilities-based network of Xfone USA, as an alternative to BellSouth, to provide Internet connectivity to its customers. Canufly.net also provided Internet services through wireless applications. The transaction was closed on January 24, 2006. We agreed to pay a total purchase price of up to $710,633, payable as follows: (i) $185,000 in cash payable in twelve equal monthly payments, the first installment was paid at closing, and as of September 30, 2006, we paid an amount of approximately $123,000; (ii) $255,633 in cash, paid at closing, to pay off the loan with the B&K Bank; (iii) 33,768 shares of common stock and 24,053 warrants exercisable at $2.98 per share for a period of five years were issued to the shareholders of Canufly.net during May 2006. The acquisition was not significant from an accounting perspective.

On May 10, 2006, we, Story Telecom, Inc., Story Telecom Limited, Story Telecom (Ireland) Limited, Nir Davison, and Trecastle Holdings Limited, a company controlled by Mr. Davison, entered into the Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement, we increased our ownership interest in Story Telecom from 39.2% to 69.6% in a cash transaction valued at $1,200,000. $900,000 of the total consideration was applied to payables owed by Story Telecom to us and our subsidiary Swiftnet Limited for back-end telecommunications services. The balance of $300,000 was paid to Story Telecom, and is being used as working capital. Story Telecom, Inc., a telecommunication service provider, operates in the United Kingdom through its two wholly owned subsidiaries, Story Telecom Limited and Story Telecom (Ireland) Limited. Story Telecom operates as a division of our operations in the United Kingdom. Founder and CEO of Story Telecom, Nir Davison, remained as Managing Director of the division. The stock purchase pursuant to the Stock Purchase Agreement was completed on May 16, 2006. The transaction contemplated by the Stock Purchase Agreement was not significant from an accounting perspective.

On May 25, 2006, we and the shareholders of Equitalk.co.uk Limited, a privately held telephone company based in the United Kingdom ("Equitalk") entered into an Agreement relating to the sale and purchase of Equitalk (the "Equitalk Agreement"). The Equitalk Agreement provides that we will acquire Equitalk in a restricted common stock and warrant transaction valued at $1,650,000. The acquisition was completed on July 3, 2006, and on that date Equitalk became our wholly owned subsidiary. In conjunction with the completion of the acquisition and in exchange for all of the capital stock of Equitalk, we issued a total of 402,192 restricted shares of our common stock and a total of 281,872 warrants exercisable at $3.025 per share for a period of five years. Founded in December 1999, Equitalk, a VC-financed company, was the first fully automated e-telco in the United Kingdom. Equitalk provides both residential and business customers with low-cost IDA and CPS voice services, broadband and teleconferencing.

On June 19, 2006, we entered into a Securities Purchase Agreement to sell to Central Fund for the Payment of Severance Pay of the First International Bank of Israel Ltd.; Meiron Provident Fund for Self Employed Persons of the First International Bank of Israel Ltd.; Atidoth Provident and Compensation Fund of the First International Bank of Israel Ltd.; Tohelet Provident and Compensation Fund of the first International Bank of Israel Ltd.; Mishtalem Funds for Continuing Education of the First International Bank of Israel Ltd.; Keren Hashefa Provident and Compensation Fund of the First International Bank of Israel Ltd.; Hamelacha Provident and Compensation Fund of the First International Bank of Israel Ltd.; Teuza Provident and Compensation Fund of the First International Bank of Israel Ltd.; Kidma Provident Funds Management Company Ltd. for Menifa Provident Fund for Bank of Israel Employees; and Security Pension Fund for Artisans Industrialists and Self Employed Persons Ltd. an aggregate of 344,825 restricted shares of common stock, at a purchase price of $2.90 per share, together with an aggregate of 172,415 warrants to purchase shares of common stock, at an exercise price of $3.40 per share and with a term of five years. The financial transaction was closed on September 28, 2006. The net proceeds of the financial transaction are expected to be used for general working capital and/or investment in equipment and/or acquisition and/or business development. The financial transaction resulted in dilution in the percentage of common stock owned by the Company's existing shareholders, although the price paid was in excess of the net tangible book value per share and accordingly was not economically dilutive.

Financial Information - Percentage of Revenues
	Nine months ended September 30,
	2006	2005
Revenues	100%	100%
Cost of Revenues	-61%	-67%
Gross Profit	39%	33%
Operating Expenses:
Research and Development	0%	0%
Marketing and Selling	-10%	-10%
General and Administrative	-26%	-21%
Total Operating Expenses	-36%	-31%
Income before Taxes	2%	0%
Net Income	2%	0%

RESULTS OF OPERATIONS

COMPARISON OF THE PERIOD ENDED SEPTEMBER 30, 2006 AND SEPTEMBER 30, 2005

Revenues.  Revenues increased 43% to £14,154,530 ($26,648,167) for the nine months ended September 30, 2006 compared to £9,912,515 ($17,431,158) for the nine months ended September 30, 2005. Revenues were geographically generated as follows: United Kingdom subsidiaries contributed £6,134,420 ($11,549,027); United States subsidiary contributed £5,950,394 ($11,202,569); and Israeli subsidiary contributed £2,069,716 ($3,896,572). The increase in revenues is primarily attributable to our United States subsidiary, Xfone USA, Inc. which revenues for the nine months ended September 30, 2006 increased 127% to £5,950,394 ($11,202,569) from £2,625,530 ($4,616,995) for the nine months ended September 30, 2005. This increase is mainly due to the acquisitions of I-55 Internet Services, Inc. and I-55 Telecommunications, LLC.

Revenues in the United Kingdom decreased 3% to £6,134,420 ($11,549,027) for the nine months ended September 30, 2006 compared to £6,304,092 ($11,085,747) for the nine months ended September 30, 2005. This decrease is mainly due to lower sales of Story Telecom in the nine months ended September 30, 2006, offset by the acquisition of Equitalk.co.uk Limited that was consummated on July 3, 2006 and generated £237,298 ($446,751) during the third quarter of 2006.

Revenues in the United States increased 127% to £5,950,394 ($11,202,569) for the nine months ended September 30, 2006 compared to £2,625,530 ($4,616,995) for the nine months ended September 30, 2005. This increase is mainly due to the acquisitions of I-55 Internet Services and I-55 Telecommunications.

Revenues in Israel increased 111% to £2,069,716 ($3,896,572) for the nine months ended September 30, 2006 compared to £982,893 ($1,728,417) for the nine months ended September 30, 2005. This is mainly due to the growth of our share in the Israeli market.

Our primary geographic markets are the United Kingdom, the United States and Israel.  However, we serve customers across Europe, Asia, North America, South America, Australia and Africa.

Cost of Revenues. Cost of revenues consists primarily of traffic time purchased from telephone companies and other related charges. Cost of revenues increased 30% to £8,683,975 ($16,348,972) for the nine months ended September 30, 2006, from £6,662,272 ($11,715,605) for the nine months ended September 30, 2005, representing 61% and 67% of the total revenues for the nine months ended September 30, 2006 and September 30, 2005 respectively. This decrease in the percentage of revenues is due to a decrease in revenues derived from our affiliated entity, Story Telecom, primarily related to calling cards services which generate a higher cost of revenues, due to the increase in credit provision in relation to amounts paid on account and wrongly attributed to over-billed invoices and due to the increase in our revenues in the USA that generate lower cost of revenues.

Research and Development. Research and development expenses were £16,875 ($31,770) and £15,625 ($27,477) for the nine months ended September 30, 2006 and 2005, respectively. Research and development expenses consist of labor costs of our research and development manager and other related costs.

Marketing and Selling Expenses. Marketing and selling expenses increased 43% to £1,413,778 ($2,661,663) for the nine months ended September 30, 2006 from £991,802 ($1,744,084) for the nine months ended September 30, 2005. Marketing and selling expenses as a percentage of revenues were 10% for the nine months ended September 30, 2006 and 2005. This increase in marketing and selling expenses is mainly a result of our marketing efforts in the Israeli market and marketing and selling expenses related to the operations of I-55 Internet Services and I-55 Telecommunications which were merged with and into Xfone USA. Marketing expenses consist of salaries of related personnel, commissions related activities and advertising.

General and Administrative Expenses. General and administrative expenses increased 72% to £3,613,186 ($6,802,401) for the nine months ended September 30, 2006 from £2,098,173 ($3,689,637) for the nine months ended September 30, 2005. As a percentage of revenues, general and administrative increased to 26% for the nine months ended September 30, 2006, as compared to 21% for the nine months ended September 30, 2005. The increase in our general and administrative expenses is mainly attributable to expenses incurred in the U.S., mainly attributable to the acquisitions of I-55 Internet Services and I-55 Telecommunications that increased significantly our overhead in Xfone USA.

Financing Expenses. Financing expenses, net, increased to £179,918 ($338,724) for the nine months ended September 30, 2006 from £68,203 ($119,935) for the nine months ended September 30, 2005. The increase in our financing expenses is mainly due to interest expenses related to a secured convertible term note issued by the Company in September 2005.

Equity Loss of Affiliated Company. Equity loss from Auracall Limited amounted to £5,942 ($11,187) reflecting our 32.5% interest in our U.K. based affiliated company Auracall Limited.

Loss from a change of holding of affiliated company. On January 1, 2006 Auracall Limited, an affiliated company, issued to the Managing Director of Auracall further shares from treasury to the level that Swiftnet Limited was diluted from 47.5% to 32.5% of the holdings of Auracall. The dilution from 47.5% to 32.5% of the holdings of Auracall result is a loss of £29,848 ($56,194) recognized during the first quarter of this year.

Income before Taxes. Income before taxes for the nine months ended September 30, 2006 amounted to £287,542 ($541,344) or 2% of the revenues, as compared with £16,265 ($28,602) or 0.2% of the revenues, for the nine months ended September 30, 2005. The increase of our income before taxes is attributable primarily to higher growth in revenues than operating expenses in the nine months ended September 30, 2006 compared to the same period last year.

Tax Benefit (Taxes on Income) Tax benefit for the nine months ended September 30, 2006 amounted to £12,342 ($23,236) or 4% of the income before taxes as compared with taxes on income in the amount of £31,734 ($55,804) for the same period in the year 2005. United Kingdom companies are usually subject to income tax at the corporate rate of 20%-30%. The decrease in taxes on income is due to tax losses of our Israeli subsidiary, of which the Company recorded only partial future tax benefit.

Net Income. Net income for the nine months ended September 30, 2006 was £299,884 ($564,580) as compared to a loss of £15,469 ($27,202) for the same period in the year 2005. The increase of our net income is attributable primarily to higher growth in revenues than operating expenses in the nine months ended June 30, 2006 compared to the same period last year and a one-time loss of £181,055 resulting from damages caused by Hurricane Katrina to the Company's equipment and operations during the third quarter of 2005.

Earning Per Share. The earning per share of common stock for the nine months ended September 30, 2006 was £0.03 ($0.06) for basic 9,615,690 weighted average shares and £0.03 ($0.06) for diluted 10,075,460 shares. The earning per share of common stock for the nine months ended September 30, 2005 was -£0.002 (-$0.004) for basic and diluted 6,720,971 weighted average shares.

	9 Months Ended September 30, 2006,
	Weighted Average
	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amounts
Net Income	£299,884
Basic EPS:
Income available to common stockholders	£299,884	9,615,690	£0.03
Effect of dilutive securities:
Options, warrants and convertible note		459,770
Diluted EPS:
Income available to common stockholders	£299,884	10,075,460	£0.03

COMPARAISON OF THE BALANCE SHEET OF THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND THE YEAR ENDED DECEMBER 31, 2005

Current Assets. . Current assets amounted to £5,507,295 ($10,368,364) as of September 30, 2006 as compared with £6,895,592 ($11,894,897) as of December 31, 2005. This decrease in our current assets is mainly attributable to a decrease of £1,599,177 ($3,010,705) in our cash positions mainly due to investing activities in our U.S. and Israeli subsidiaries.

Loan to Shareholder. Short term loan to the shareholder, Mr. Abraham Keinan, our Chairman of the Board of Directors, amounted to £123,965 ($233,384) as of September 30, 2006 and December 31, 2005. The total amount of £123,965 ($233,384) is classified as current assets as Mr. Keinan agreed with the Company to repay this amount during 2006.

Fixed Assets. Fixed assets after accumulated depreciation increased to £2,419,085 ($4,554,315) as of September 30, 2006, as compared with £2,051,315 ($3,538,518) as of December 31, 2005. The growth in fixed assets is mainly attributable to the acquisitions of I-55 Internet Services and I-55 Telecommunications in our September 30, 2006, balance sheet, as well as investment in fixed assets of our Israeli subsidiary in the process of expanding its operations.

Current Liabilities. As of September 30, 2006, current liabilities increased to £5,966,613 ($11,233,103) as compared with £5,423,951 ($9,356,315) as of December 31, 2005. This increase in our current liabilities is mainly attributable to the consolidation of our new acquired companies in the U.S. and the U.K.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005

UK Operations - 2005

Our UK subsidiary, Swiftnet Limited traditionally had a business plan to provide comprehensive telecommunication services and products by integrating new and old services, products and ideas through one website. Utilizing automation and proprietary software packages, Swiftnet's strategy is to grow without the need of heavy investments and with lower expenses for operations and registration of new customers.

In 2005 we had only approximately 0.11% of the market share of the United Kingdom telecommunication market (not including mobiles revenues), based on our revenues of $14,044,546 (approximately 8,141,766 United Kingdom pounds) during 2005, compared with approximately 12.4 billion US dollars telecommunication market (not including mobiles revenues) in the United Kingdom (approximately 7.2 billion United Kingdom pounds).

We had four major types of customers in the UK: Residential, Commercial, Governmental agencies and Resellers. During 2005, there were two UK customers that accounted for 5% or more of our revenues: (a) Story Telecom (an affiliated entity in 2005, and a majority-owned subsidiary as of May 2006), represented approximately 23% of our total revenues; and (b) British Telecom represented approximately 19% of our total revenues. Our largest non affiliated reseller was WorldNet Global Communications Ltd. ("WorldNet") that generated approximately 3.7% of our revenues during 2005. We provide WorldNet with the billing system. We anticipate that WorldNet will continue to contribute approximately the same amount of UKP to our revenues in year 2006. However, should our agreements involving Story Telecom, WorldNet or British Telecom be cancelled, our revenues will be negatively affected.

As of December 31, 2005, approximately 58% of our revenues were derived from our operations in the United Kingdom.

US Operations - 2005

Our US subsidiary, Xfone USA, Inc. provides voice, data and related services throughout the Louisiana and Mississippi area to both individuals and businesses. Xfone USA is a licensed facility based CLEC in Louisiana and Mississippi with a next generation class 5-carrier switch. Xfone USA offers a complete package of local and long distance services to residential and business customers across both states.

In 2005 we had approximately 12,000 End-User Switched Access telephone lines in the Alabama, Louisiana and Mississippi market through the combination of Xfone USA and I-55 Telecommunications, LLC or 0.2% of market share. This total market size in 2005 represented 5,965,767 telephone lines, with BellSouth telecommunications maintaining its monopoly market share with 5,186,156 telephone lines or 86.9% of the market. All CLECs combined made up the remaining 779,611 telephone lines or 13% of the 3 states market, according to the 2005 FCC Report - Trends in Telephone Competition.

As of December 31, 2005, approximately 32% of our revenues were derived from our operations in the United States.

With continued cross selling to Xfone USA Customers as well as projected expansion into specific targeted wire centers, we expect to continue revenue growth and increase market share. Regulations affecting the telecommunications industry began in March 2006; conversions of all circuits affected were completed in April 2006. The competition in rural markets is also rapidly declining due to the removal of UNE-P and the decline in the competitive local exchange providers that had been dependent on UNE-P as their only source for providing competitive local telephone services in those communities. Management believes that this provides for a unique opportunity for Xfone USA to gain market share, by utilizing its existing network and to expand it facilities into these areas becoming a primary alternative to the monopoly Incumbent Local Exchange Company.

The overall trend for 2006 shows improving wireline margins in the Business markets and slightly improving margins in the Residential (Consumer) markets for facilities based providers. Mergers and acquisitions will heat up in 2006 and will become a major component for offsetting the line loss expectations due to the regulatory changes involving UNE-P. The industry has seen four mega mergers in the past two (2) years that have changed the landscape in the telecommunications industry. Analysts believe there will be more consolidation opportunity over the next two years in both wireline and wireless markets, which may also include Bell mergers.

As a result of regulatory changes, the competitive landscape has changed, creating additional opportunity for facilities based competitive carriers to gain a larger market share in a shorter period of time, due to the departure of non-faculties based providers through either termination of their business or through acquisitions.

Demands in the market show the increase of interest in providing Telco TV, VOIP products and rapid growth in the Broadband market, heating up competition with the Regional Bell Carriers and cable providers. DSL services should continue to grow due to aggressive pricing with higher speeds becoming the norm delivering download speeds of 6 Meg in certain areas.

Xfone USA’s business plan includes expansion of market share in both Business and Residential markets in its specific geographic service areas primarily in Mississippi and Louisiana, and will focus in those markets where the Company has deployed its own network and Central Offices (CO’s), which are the highest margin areas. The Business markets will be expanded through Direct Sales and Independent sales efforts, while the Residential markets will be expanded through mass marketing efforts including telesales, direct mail, email marketing and other advertising and message delivery opportunities.

Xfone USA’s business plan also includes growth through small acquisitions, primarily in Mississippi and Louisiana.

Xfone USA is also planning for the future and emergence of the “Third Network” and has scale and availability to implement VoIP, Telco TV, WiFi and WiMax network architecture, as they become more viable into the future. However, these deployments are currently under much scrutiny and are being implemented in larger metropolitan areas such as New York City, Philadelphia, and San Francisco.

Israeli Operations - 2005

Since the opening of the international telephony market in Israel to competition in 1996, and until 2004, only three companies have provided international telephony services in Israel. The market, estimated to be two billion minutes per year, was more or less equally divided between the three companies. On July 4, 2004, the Ministry of Communications of the State of Israel granted our subsidiary, Xfone 018 Ltd. a license to provide international telecom services in Israel. We started providing services in Israel through Xfone 018 as of mid-December 2004. In 2004, two other new providers of international telephony services lunched their services. The international telephony market is highly competitive and all six providers had to offer low prices in order to attract or retain subscribers and call minutes. We estimate our market share as of December 31, 2005, as approximately 4% of the Israeli market.

We have two major types of customers in Israel: Residential and Commercial. During 2005, there was one Israeli customer that accounted for 5% of our total revenues - Bezeq The Israel Telecommunication Corp.

As of December 31, 2005, approximately 10% of our revenues were derived from our operations in Israel.

Xfone 018 is operating with significantly lower overhead than its five competitors in the Israeli market by utilizing and building on our previous business models and therefore we believe that Xfone 018 will increase its market share in the international communication market. At present, Xfone 018 is increasing the performance for billable minutes in each quarter and we believe that Xfone 018 will generate a greater part of our revenues and will have a major contribution to our expected growth.

Our primary geographic markets are the United Kingdom, the United States and Israel.  However, we serve customers across Europe, Asia, North America, South America, Australia and Africa.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 2005 AND 2004

Comparison Financial Information Years ended December 31, 2005, 2004, 2003, 2002 and 2001 - Percentage of Revenues:

	2005	2004	2003	2002	2001
Revenues	100.0%	100.0%	100.00%	100.00%	100.00%
Cost of Revenues	-65.57%	-70.53%	-61.36%	-58.66%	-61.29%
Gross Profit	34.43%	29.47%	38.64%	41.34%	38.71%
Operating Expenses:
Research and Development	-0.05%	-0.23%	-0.61%	-0.86%	-1.16%
Marketing and Selling	-8.94%	-14.35%	-14.98%	-8.56%	-8.24%
General and Administrative	-25.76%	-13.89%	-13.89%	-23.48%	-20.46%
Total Operating Expenses	-34.75%	-28.47%	-29.49%	-32.90%	-29.86%
Income before Taxes	-0.32% %	0.63%	8.76%	8.39%	7.72%
Net Income	0.18%	0.35%	5.79%	6.44%	5.48%

Years ended December 31, 2005 and 2004:

Revenues. Revenues for the year ended December 31, 2005 increased 25% to £14,113,748 ($24,346,215) from £11,330,116 ($21,867,124) for the same period in 2004. The increase in our Revenues is primarily attributable to the USA, Xfone USA’s revenues that increased from £1,598,344 ($3,084,804) for the year ended December 31, 2004 to £4,516,472 ($7,790,914) for the same period in 2004. The increase in our revenues derived from Internet revenues of £814,267 ($1,404,611) and the rest derived from Telephone and messaging services.

All traffic generated by the Story Telecom calling cards is delivered through our systems.

The breakdown of our revenues for the year ended December 31, 2005 and 2004 is reflected in the table below:

Amounts in UK sterling

	2005	2004
Telephone and messaging services	£9,425,451	£5,930,541
Mobile phones	£437,573	£480,451
Internet	£814,267
Calling Cards	£3,436,457	£4,919,124
Total	£14,113,748	£11,330,116

Amounts in US dollar

	2005	2004
Telephone and messaging services	$16,256,903	$11,445,944
Mobile phones	$754,813	$927,270
Internet	$1,406,611
Calling Cards	$5,927,888	$9,493,910
Total	$24,346,215	$21,867,124

Because both have similar economic characteristics, such as prices that we charge and the nature of the services, we have combined residential and commercial customers as one segment.

The following table reflects a breakdown of our Revenues according to cost of revenues characteristics and major resellers:

Amounts in UK sterling

	2005	2004
Regular telephony voice service
and other related services:	£9,575,731	£5,852,720
Internet	£814,267
Story Telecom	£3,203,663	£4,778,564
WorldNet	£520,087	£698,832
Total Revenues	£14,113,748	£11,330,116

Amounts in US dollar

	2005	2004
Regular telephony voice service
and other related services:	$16,516,135	$11,295,750
Internet	$1,406,611
Story Telecom	$5,526,319	$9,222,629
WorldNet	$897,150	$1,348,745
Total Revenues	$24,346,215	$21,867,124

Story telecom contributed 23% of our revenues for the year ended December 31, 2005 as compared with 42% for the same period of 2004. Regular telephony voice services contributed 68% of our revenues for the year ended December 31, 2005 as compared with 52% for the same period of 2004. The growth in the regular telephony services of £3,723,011 ($5,220,385) or 64% is mainly attributable to a growth of £2,103,861 ($3,629,160) in the revenues that were generated in the US market in 2005 and to a growth of 1,446,267 ($2,492,914) in the revenues that were generated in the Israeli market during 2005.

We believe that during 2006 our new subsidiaries in Israel and the US will generate a greater part of our revenues and will have a major contribution to our expected growth.

We expect that during 2006 Swiftnet will continue to operate at the same type of services and will continue to generate a significant portion of our Revenues. We will offer some new services and billing alternatives to stronger the connection with our registered customers and to enable easy usage of our services to non registered users. Our agreement with resellers can be terminated within a relatively short notice of 7-60 days. Our largest non affiliated reseller is Worldnet that generated approximately 4% of our Revenues in 2005. Worldnet can terminate the agreement with a 7 days notice, which would adversely affect our Revenues. We anticipate that in 2006 Worldnet will continue to contribute approximately the same amount of UK Pounds to our Revenues.

Cost of Revenues

Cost of revenues consists primarily of traffic time purchased from telephone companies and other related charges. Cost of revenues increased 16% to £9,254,597 ($15,964,180) for the year ended December 31, 2005, from £7,991,375 ($15,423,353) for the year ended December 31, 2004, representing 65.6% and 70.5% of the total revenues for the year ended December 31, 2005 and December 31, 2004, respectively. The decrease in the cost of revenues as a percentage of revenues is attributable to the decrease of our revenues that derive from Story Telecom that focuses on Calling Cards services. Story Telecom accounts for approximately 23% of our revenues in the year ended December 31, 2005 compared to 42% in the year ended December 31, 2004. Our cost of revenues as a percentage of revenues related to Worldnet is 76% and 55% for the years ended December 31, 2005 and 2004, respectively. Our cost of revenues as a percentage of revenues related to Story Telecom is approximately 94% for the years ended December 31, 2005 and 2004, while the cost of revenues as a percentage of the rest of our revenues was 56% for the year ended December 31, 2005 and 52% for the year ended December 31, 2004. This decrease of the cost of revenues as a percentage of revenues for non Story Telecom related revenues is mainly attributable to the 47% cost of revenues in the US market in 2005.

Cost of revenues breakdown:

Amounts in UK sterling

	2005	2004
Regular Telephony Services and others	£5,835,915	£3,098,938
Story Telecom	£3,022,324	£4,508,079
Worldnet	£396,358	£384,358
Total	£9,254,597	£7,991,375

Amounts in US dollar

	2005	2004
Regular Telephony Services and others	$10,066,953	$5,980,950
Story Telecom	$5,213,509	$8,700,592
Worldnet	$683,718	$741,811
Total	$15,964,180	$15,423,353

If market conditions, such as lower prices proposed by competitors in the market, force us to lower the prices that we charge our customers, our cost of revenues as percentage of revenues will increase.

GENERAL ANALYSIS

Research and Development. Research and development expenses were £6,896 ($11,896) and £25,945 ($50,074) for the years ended December 31, 2005 and 2004, respectively, a decrease of £19,049 ($38,178). The decrease was mainly due to lower expenses related to the upgrade of software for our telephone platforms and billing systems. Research and development expenses consist of labor costs of our research and development manager and other related costs.

Marketing and Selling Expenses. Marketing and selling expenses decreased to £1,262,182 ($2,177,264) from £1,626,288 ($3,138,736) for the year ended December 31, 2005 and 2004. This decrease was, mainly, a result of a decrease of £741,969 ($1,279,897) in our commission expenses in the United Kingdom, mainly commissions paid to VSAT and our affiliated company Auracall. Commissions we paid to our affiliated company Auracall, decreased in £350,188 ($604,074) from £496,822 ($958,866) for the year ended December 31, 2004 to £146,634 ($252,944) for the year ended December 31, 2005. Marketing and selling expenses as percentage of revenues were 9% and 14% for the year ended December 31, 2005 and 2004, respectively. Marketing expenses consist of salaries of related personnel, commissions related activities, including commissions for agents that promote, through our customer British Telecom, the usage of non geographical numbers similar to 1-800 or 1-900 with no specific geographical place and advertising. The marketing and selling expenses for the year ended December 31, 2005, include £446,856 ($770,827) that were incurred by our Israeli subsidiary that started operation in mid-December 2004.

General and Administrative Expenses. General and administrative expenses increased to £3,635,819 ($6,271,788) for the year ended December 31, 2005 from £1,573,726 ($3,037,291) for the year ended December 31, 2004. The increase in our general and administrative expenses is mainly attributable to: (a) Salaries and benefits increased in £800,778 ($1,381,342) mainly due to £148,884 ($256,825) incurred by our Israeli subsidiary, a bonus of £125,121 ($220,000) which was granted to our CEO, and the fact that in 2005 our US subsidiary was consolidated a full year. and (b) Marketing expenses in the amount of £236,156 ($407,369) incurred by our Israeli subsidiary in the process of initiating its operations, and (c) expenses related to companies under management agreement incurred by the US subsidiary in the amount of £466,059 ($803,952).

Financing Expenses. Financing expenses, net, increased to £122,338 ($211,033) for the year ended December 31, 2005 from £ 83,403 ($160,968) for the year ended December 31, 2004 mainly due to the were incurred by our Israeli subsidiary that started operation in mid-December 2004.

Equity in Income of Affiliated Company. Equity income from Auracall increased to £76,800 ($132,480) from £20,885 ($40,308) reflecting our 47.5% portion in our affiliated company Auracall.

Loss from Hurricane Katrina. The Company incurred a one-time loss of £38,703 ($66,763) resulting from damages caused by the Hurricane Katrina to the Company's equipment and operations.

Income before Taxes. Income before taxes for the year ended December 31, 2005 increased by 24% to £88,619 ($152,866) from £71,392 ($137,788) for the year ended December 31, 2004. The increase of the income before taxes is attributable primarily to the increase in our gross profit margin from 29.5% to 34.5%, partially offset by the increase in our general and administrative mentioned above.

Taxes on Income. United Kingdom companies are usually subject to income tax at the corporate rate of 20%-30%. Taxes on income for the year ended December 31, 2005, amounted to £62,541 ($107,883) which represents 71% of the income before taxes as compared with £31,518 ($60,830) for the year ended December 31, 2004 that represents 44% of the income before taxes. The increase in the percentage of taxes on such income before taxes is attributable primarily to the income that derived from our United Kingdom activities and due to tax losses of our Israeli subsidiary, of which the company recorded only partial future tax benefit.

Net Income. Net Income for the year ended December 31, 2005 was £26,078 ($76,958) as compared to £39,874 ($76,958) for the year ended December 31, 2004. The decrease in net income is attributable primarily to increase in our general and administrative expenses, as mentioned above.

Earning Per Share. The earning per share of common stock for the year ended December 31, 2005 was £0.004 ($0.007) for basic 6,868,471 weighted average shares and £0.003 ($0.006) for diluted 7,943,184 shares. Earning per share for the year ended December 31, 2004 was £0.007 ($0.013) for basic 5,998,252 weighted average shares and £0.005 ($0.009) for diluted 8,632,950 shares.

BALANCE SHEET

Comparison of the balance sheet as of December 31, 2005 and December 31, 2004

Current Assets. Current assets amounted to £6,895,592 ($11,894,897) as of December 31, 2005, as compared with £3,886,034 ($6,833,591) as of December 31, 2004. This increase in our current assets is mainly attributable to the growth of £1,262,382 ($2,177,609) in the account receivables due to the consolidation of our US subsidiary. Our cash positions for December 31, 2005 were £2,494,923 ($4,303,742) compared with £797,097 ($1,401,695) as of December 31, 2004. This increase in our current assets is mainly attributable to the sale of a convertible secured term note in the aggregate amount of $2,000,000. As of December 31, 2005, approximately 37% of our account receivables relate to Story Telecom, as compared with 48% for December 31, 2004. This decrease is a result of a decrease in the revenues generated by Story Telecom to 23% of total revenues for the year ended December 31, 2005, from 42% of total revenues for year ended December 31, 2004.

Loan to Shareholder. Loan to the shareholder, Mr. Abraham Keinan, our Chairman of the Board of Directors, amounted to £123,965 ($213,840) as of December 31, 2005, compared to £247,931 ($478,506) as of December 31, 2004. The total amount of £123,695 ($213,840) is classified as current assets as Mr. Keinan agreed with the Company to repay this amount during fiscal year 2006.

Fixed Assets. Fixed assets after accumulated depreciation increased to £2,051,315 ($3,538,518) as of December 31, 2005, as compared with £1,255,293 ($2,207,433) as of December 31, 2004. Growth in fixed assets reflects mainly the consolidation of our US subsidiary in our December 31, 2005, balance sheet, as well as investment in fixed assets of our Israeli subsidiary in the process of initiating its operations.

Current Liabilities. As of December 31, 2005, current liabilities increased to £5,423,951($9,356,315) as compared with £2,479,429 ($4,360,076) as of December 31, 2004. The increase in our current liabilities results mainly from an increase of £1,230,710 ($2,212,975) in our trade payables and an increase of £1,064,053 ($1,835,491) in our other liabilities and accrued expenses mainly relates to our new United States subsidiary and our Israeli subsidiary in the process of initiating its operations.

Long-term liabilities. As of December 31, 2005, long-term liabilities increased to £1,471,211 ($2,537,839) as compared with £651,863 ($1,258,096) as of December 31, 2004. The increase in our long-term liabilities results mainly from a Securities Purchase Agreement in amount of £860,373 ($1,484,143). This Securities Purchase Agreement was entered on September 27, 2005 for a $2,000,000 financial transaction by and among the Company, Xfone USA, Inc., eXpeTel Communications, Inc., Gulf Coast Utilities, Inc. and Laurus Master Fund, Ltd. The investment, which takes the form of a convertible note secured by the Company’s United States assets, has a 3 year term and bears interest at a rate equal to prime plus 1.5% per annum. The Note is convertible, under certain conditions, into shares of the Company’s common stock at an initial price equal to $3.48 per share. In addition to the convertible note our long-term liabilities also consist of bank facility and other liabilities. The Company had no default on financial covenants in the past and we believe that we have the ability to satisfy our repayment obligations in the future.

LIQUIDITY AND CAPITAL RESOURCES

Cash as of September 30, 2006, amounted to £895,746 ($1,686,385) as compared with £2,494,923 ($4,697,090) as of December 31, 2005, a decrease of £1,599,177 ($3,010,705). Net cash used in operating activities for the nine months ended September 30, 2006, was £453,108 ($853,047). Investing activities in our U.S. acquisitions and purchase of other assets and equipment used was £1,107,546 ($2,085,132). Net cash used in financing activities for the nine months ended September 30, 2006, was £38,523 ($72,526), mainly attributable to repayments of long term loans from banks and others, partially offset by proceeds from issuance of shares.

Our capital investments are primarily for the purchase of equipment and software for services that we provide or intend to provide.

Capital lease obligations: We are the lessee of switching and other telecom equipment under capital leases expiring in various dates through the year 2007; during 2006 we repaid £52,665 ($99,150) of our capital lease obligations.

The minimum future lease payments are:
Date	U.K. Pound	U.S. Dollar
2006	£66,574	$125,336
2007	£60,839	$114,539

In 2006 and 2007, we may procure and or develop additional equipment and software to enhance our capacity in the United Kingdom, United States and Israel for the amount of approximately £796,745 ($1,500,000). In case that we manage to establish or acquire operations in a new country, we anticipate that an investment of approximately £531,163 ($1,000,000) in equipment, infrastructure and software would be required to become operational in each new country.

We shall continue to finance our operations and fund the current commitments for capital expenditures mainly from the cash provided from operating activities and from private and/or public placements.

On April 18, 2002, Swiftnet Limited received a First Party Charge over credit balances by way of security in the sum of £50,000 plus interest and charges held to the credit of the account due or to become due from Swiftnet to Bank Leumi (UK) plc on any account whatsoever.

On February 5, 2005, our U.K. based subsidiary, Swiftnet Limited, has received credit facilities from Barclays Asset Financing in the form of a Confidential Invoice Discounting Agreement whereby Barclays would purchase Trade Debtors from Swiftnet in advance of customer payments up to a maximum of £750,000. As part of the Agreement a Debenture charge was raised on all the assets of Swiftnet. This Agreement was subsequently terminated and this Debenture charge may now be cancelled.

As of April 10, 2003, Equitalk.co.uk Limited, our U.K. based subsidiary since July 2006, has received loan facilities from Barclays Bank plc in the form of a Government Small Firms Loan Guarantee Scheme Loan Agreement whereby Barclays would lend Equitalk £150,000. The loan plus interest is repaid monthly and payments are up to date. . As part of the agreement a Debenture charge was raised on all the assets of Equitalk. The balance as of September 30, 2006 due is £66,666 ($125,509).

Our U.S. subsidiary, Xfone USA, Inc. has certain loan facilities with certain liens on our fixed assets in the form of installment loan agreements. The total aggregate amount of these loans as of September 30, 2006 is $282,446.

Upon the assignment of the Interconnection Agreement between WS Telecom, Inc. and BellSouth Telecommunications, Inc. to Xfone USA, Inc., and consummation of the merger on March 10, 2005, we, the ultimate parent company and our subsidiaries Swiftnet Limited and Xfone 018 Ltd., individually and/or jointly, agreed to guarantee all undisputed debts owing to BellSouth Telecommunications by Xfone USA in accordance with the assigned Interconnection Agreement. The guarantee was given on December 16, 2004, and became effective upon the consummation of the merger on March 10, 2005.

Our Israel based subsidiary, Xfone 018 has received credit facilities from Bank Hapoalim B.M. in Israel in order to finance its start-up activities. As of September 30, 2006, the credit facilities include a revolving credit line of 500,000 NIS, a short-term credit line of 2,250,000 NIS, and long-term credit line of 790,000 NIS. In addition, the bank made available to Xfone 018 a long-term facility of 3,150,000 NIS to procure equipment. The credit facilities are secured with: (a) a floating charge on Xfone 018 assets; (b) a fixed charge on its telecommunication equipment (including switches); (c) subordination of a Term Note of $800,000. This Term Note was executed in July 2004 by Xfone 018 in favor of the Company; (d) assignment of rights by way of pledge on the Partner Communications Company Ltd. contract, the Cellcom Israel Ltd. contract, the Pelephone Communications Ltd. contract, and the credit companies contracts with Xfone 018; (e) personal collateral by Abraham Keinan and Guy Nissenson, which includes a pledge on 1,000,000 shares of common stock of the Company owned by Mr. Keinan, and an undertaking to provide Bank Hapoalim with an additional financial guarantee of up to $500,000 under certain circumstances. We agreed to indemnify Abraham Keinan and/or Guy Nissenson on account of any damage and/or loss and/or expense (including legal expenses) that they may incur in connection with the stock pledge and/or any other obligation made by them to Bank Hapoalim in connection with the collateral; (f) We and Swiftnet Limited issued a Letter of Guarantee, unlimited in amount, in favor of the bank, guaranteeing all debt and indebtedness of Xfone 018 towards the bank. As of September 30, 2006, we have a balance due of $1,179,698 under the credit facility.

According to an agreement between us, Xfone 018 Ltd. and our 26% minority interest partner in Xfone 018 (the "Minority Partner"), the Minority Partner provided in 2004 a bank guarantee of 10,000,000 New Israeli Shekels ("NIS") (£1,234,689) ($2,324,500) to the Ministry of Communications of the State of Israel which replaced an existing bank guarantee given by the Company in connection with Xfone 018’s license to provide international telecom services in Israel. As part of the agreement, the Company agreed to indemnify the Minority Partner for any damage caused to him due to the forfeiture of the bank guarantee with the Ministry of Communications on account of any act and/or omission of Xfone 018, provided that the said act or omission is performed against the opinion of the Minority Partner or without his knowledge. Further, the Company agreed that if at the end of the first two years of Xfone 018 business activity, its revenues shall be less than $2,000,000 (£1,062,327), or if it shall cease business activity (at any time), the Company shall secure the return of the bank guarantee to the Minority Partner.

According to above-mentioned agreement with the Minority Partner, the Minority Partner provided in the fourth quarter of year 2004, a shareholder loan of approximately $400,000 (£212,465) to Xfone 018 (the "Minority Partner Loan"). The Minority Partner Loan is for four years with annual interest of 4% and linkage to the Israeli consumer price index. As of September 30, 2006, the Company provided to Xfone 018 a shareholder loan in an aggregate amount of $800,000 (£424,931).

As of September 30, 2006, our Israeli subsidiary activities were financed by the shareholders loans and by using £626,612 ($1,179,698) of the credit facility from Bank Hapoalim.

On September 27, 2005, a Securities Purchase Agreement was entered for a $2,000,000 financial transaction by and among the Company, Xfone USA, Inc., eXpeTel Communications, Inc., Gulf Coast Utilities, Inc. and Laurus Master Fund, Ltd. The investment, which took the form of a convertible term note secured by the Company’s United States assets, has a 3 year term and bears interest at a rate equal to prime plus 1.5% per annum. The Term Note is convertible, under certain conditions, into shares of the Company’s common stock at an initial conversion price equal to $3.48 per share. In conjunction with the financial transaction, we issued to Laurus Master Fund 157,500 warrants which are exercisable at $3.80 per share for a period of five years. The closing of the financing was on September 28, 2005. Net proceeds from the financing are mainly being used for procurement of capital equipment and general working capital purposes for the Company and Xfone USA, eXpeTel Communications and Gulf Coast Utilities, Inc. The conversion of the Term Note will result in dilution in the percentage of common stock owned by the Company’s existing shareholders, although the conversion price was in excess of the net tangible book value per share and accordingly was not economically dilutive. The potential or actual resale of the shares underlying the note could have an adverse effect on the price of our common stock. The balance as of September 30, 2006 due to Laurus Master Fund is £816,327 ($1,600,000).

On September 28, 2005, a Securities Purchase Agreement was entered for a $2,212,500 financial transaction by and among the Company, Crestview Capital Master, LLC, Burlingame Equity Investors, LP, Burlingame Equity Investors II, LP, Burlingame Equity Investors (Offshore), Ltd., and Mercantile Discount - Provident Funds. Upon the closing of the financial transaction on October 31, 2005, the Company issued to the investors an aggregate of 885,000 shares of common stock at a purchase price of $2.50 per share together with 221,250 warrants at $3.00 per share for a period of five years and 221,250 warrants at $3.25 per share for a period of five years. The net proceeds of the financing are being used for general working capital and/or investment in equipment and/or acquisitions and/or business development. The financial transaction resulted in dilution in the percentage of common stock owned by the Company’s existing shareholders, although the price paid was in excess of the net tangible book value per share and accordingly was not economically dilutive. The potential or actual resale of the shares could have an adverse effect on the price of our common stock.

On November 23, 2005, a Securities Purchase Agreement was entered for a $810,000 financial transaction by and among the Company, Mercantile Discount-Provident Funds, Hadar Insurance Company Ltd., the Israeli Phoenix Assurance Company Ltd., and Gaon Gemel Ltd. In conjunction with the financial transaction, the Company issued an aggregate of 324,000 shares of common stock at a purchase price of $2.50 per share together with 81,000 warrants at $3.00 per share for a period of five years and 81,000 warrants at $3.25 per share for a period of five years. The financial transaction was closed on April 6, 2006. The net proceeds of the financing are being used for general working capital and/or investment in equipment and/or acquisitions and/or business development. The financial transaction resulted in dilution in the percentage of common stock owned by the Company's existing shareholders, although the price paid was in excess of the net tangible book value per share and accordingly was not economically dilutive. The potential or actual resale of the shares could have an adverse effect on the price of our common stock.

On January 1, 2006, Xfone USA, Inc., our wholly owned subsidiary, entered into an Agreement with EBI Comm, Inc. (“EBI”), a privately held Internet Service Provider, to purchase the assets of EBI. EBI provided a full range of Internet access options for both commercial and residential customers in north Mississippi. Based in Columbus, Mississippi, EBI’s services included Dial-up, DSL, T1 Dedicated Access and Web Hosting. The customer base, numbering approximately 1,500 Internet users, is largely concentrated in the Golden Triangle area, which includes Columbus, West Point and Starkville, Mississippi. The acquisition was structured as an asset purchase, providing for Xfone USA to pay EBI total consideration equal to 50% of the monthly collected revenue from the customer base during the first 12 months, beginning January 2006. Acquired assets include the customer base and customer lists, trademarks and all related intellectual property, fixed assets and all account receivables. The acquisition was not significant from an accounting perspective.

On January 10, 2006 (effective as of January 1, 2006), Xfone USA, Inc., our wholly owned subsidiary, entered into an Asset Purchase Agreement with Canufly.net, Inc. (“Canufly.net”), an Internet Service Provider based in Vicksburg, Mississippi, and its principal shareholder, Mr. Michael Nassour. Canufly.net provided residential and business customers with high-speed Internet services and utilized the facilities-based network of Xfone USA, as an alternative to BellSouth, to provide Internet connectivity to its customers. Canufly.net also provided Internet services through wireless applications. The transaction was closed on January 24, 2006. We agreed to pay a total purchase price of up to $710,633, payable as follows: (i) $185,000 in cash payable in twelve equal monthly payments, the first installment was paid at closing, and as of September 30, 2006, we paid an amount of approximately $123,000; (ii) $255,633 in cash, paid at closing, to pay off the loan with the B&K Bank; (iii) 33,768 shares of common stock and 24,053 warrants exercisable at $2.98 per share for a period of five years were issued to the shareholders of Canufly.net during May 2006. The acquisition was not significant from an accounting perspective.

On May 10, 2006, the Company, Story Telecom, Inc., Story Telecom Limited, Story Telecom (Ireland) Limited, Nir Davison, and Trecastle Holdings Limited, a company controlled by Mr. Davison, entered into a Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement, the Company increased its ownership interest in Story Telecom from 39.2% to 69.6% in a cash transaction valued at $1,200,000. $900,000 of the total consideration was applied to payables owed by Story Telecom to the Company and its subsidiary Swiftnet Limited for back-end telecommunications services. The balance of $300,000 was paid to Story Telecom, and will be used as working capital. Story Telecom, Inc., a telecommunication service provider, operates in the United Kingdom through its two wholly owned subsidiaries, Story Telecom Limited and Story Telecom (Ireland) Limited. Story Telecom operates as a division of the Company’s operations in the United Kingdom. Founder and CEO of Story Telecom, Nir Davison, remained as Managing Director of the division. The stock purchase pursuant to the Stock Purchase Agreement was completed on May 16, 2006. The transaction contemplated by the Stock Purchase Agreement was not significant from an accounting perspective.

Pursuant to the above-mentioned Stock Purchase Agreement, at certain dates and provided Story Telecom meets certain business and financial covenants, Nir Davison and Trecastle Holdings Limited shall have the option to sell to the Company all of their shares in Story Telecom for U.S. $450,000 in cash, or equivalent in the Company's common stock (to be decided by the Company). In addition, at certain dates and provided Story Telecom meets certain business and financial covenants, the Company shall have the option to buy from Nir Davison and Trecastle Holdings Limited all of their shares in Story Telecom for U.S. $900,000 in cash, or equivalent in the Company's common stock (to be decided by the Company). The Stock Purchase Agreement further provides that upon request from Story Telecom, and provided certain conditions are met, the Company shall provide all consents necessary to make Story Telecom a publicly traded company through a distribution of its shares as a dividend to the shareholders of the Company, or a similar transaction. If the Company will fail to provide all necessary consents it shall have to buy from Nir Davison and Trecastle Holdings Limited all their shares of Story Telecom for $1,000,000, paid 70% in the Company’s shares, valued at market price on an average of 30 trading days, and 30% in cash.

On May 25, 2006, the Company and the shareholders of Equitalk.co.uk Limited, a privately held telephone company based in the United Kingdom ("Equitalk") entered into an Agreement relating to the sale and purchase of Equitalk (the "Equitalk Agreement"). The Equitalk Agreement provides that we will acquire Equitalk in a restricted common stock and warrant transaction valued at $1,650,000. The acquisition was completed on July 3, 2006, and on that date Equitalk become our wholly owned subsidiary. In conjunction with the completion of the acquisition and in exchange for all of the capital stock of Equitalk, the Company issued a total of 402,192 restricted shares of our common stock and a total of 281,872 warrants exercisable at $3.025 per share for a period of five years. Founded in December 1999, Equitalk, a VC-financed company, was the first fully automated e-telco in the United Kingdom. Equitalk provides both residential and business customers with low-cost IDA and CPS voice services, broadband and teleconferencing.

On June 19, 2006, the Company entered into a Securities Purchase Agreement to sell to Central Fund for the Payment of Severance Pay of the First International Bank of Israel Ltd; Meiron Provident Fund for Self Employed Persons of the First International Bank of Israel Ltd; Atidoth Provident and Compensation Fund of the First International Bank of Israel Ltd; Tohelet Provident and Compensation Fund of the first International Bank of Israel Ltd.; Mishtalem Funds for Continuing Education of the First International Bank of Israel Ltd; Keren Hashefa Provident and Compensation Fund of the First International Bank of Israel Ltd; Hamelacha Provident and Compensation Fund of the First International Bank of Israel Ltd; Teuza Provident and Compensation Fund of the First International Bank of Israel Ltd; Kidma Provident Funds Management Company Ltd, for Menifa Provident Fund for Bank of Israel Employees; and Security Pension Fund for Artisans Industrialists and Self Employed Persons Ltd. an aggregate of 344,825 restricted shares of its common stock, at a purchase price of $2.90 per share, together with an aggregate of 172,415 warrants to purchase shares of its common stock, at an exercise price of $3.40 per share and with a term of five years. The financial transaction was closed on September 28, 2006. The net proceeds of the financial transaction are expected to be used for general working capital and/or investment in equipment and/or acquisition and/or business development. The financial transaction resulted in dilution in the percentage of common stock owned by the Company's existing shareholders, although the price paid was in excess of the net tangible book value per share and accordingly was not economically dilutive. The potential or actual resale of the shares could have an adverse effect on the price of our common stock.

As a result of the September 27, 2005, September 28, 2005, November 23, 2005, and June 19, 2006 financial transactions described above (the "Financial Transactions"), the Company increased the amount of shares outstanding resulting in a dilution in the percentage of common stock owned by the Company’s existing stockholders, although the price paid was in excess of the net tangible book value per share and accordingly was not economically dilutive. In addition, as a result of the issuance and registration of shares pursuant to the Financial Transactions, a substantial number of our shares of common stock become available for immediate resale, which could have an adverse effect on the price of our common stock. In the event that the sale of such shares results in a decline in our stock price it may cause other shareholders to sell their shares or even engage in short sales of the Company's common stock which could cause the price to further decline. Any such decreases in the price of our common stock may cause stockholders to lose some or all of their investment. To the extent any of the investors in the Financial Transactions exercise any of their warrants, and then resell the shares of common stock issued to them upon such exercise, the price of our common stock may decrease even further due to the additional shares of common stock in the market. The exercise of the warrants and the conversion of the secured convertible note into common stock will substantially dilute the percentage of common stock owned by existing stockholders and will likely have a negative affect on the market price of our common stock. We lack control over the timing of any exercise or the number of shares offered or sold.

The above-mentioned November 23, 2005 financial transaction was approved at a Special Meeting of the shareholders of the Company, held on March 13, 2006. The shareholders approval was required by the American Stock Exchange rules because the financial transaction coupled with the Company’s earlier financings described herein would constitute more than 20% of the Company’s outstanding common stock. The issuance and listing of the related shares of common stock of the Company were approved by the American Stock Exchange on March 27, 2006.

On September 27, 2006, a Shareholders Loan Agreement was entered by and between Auracall Limited, an affiliated company, Swiftnet Limited, a wholly owned U.K. subsidiary and the Managing Director of Auracall who holds 67.5% of Auracall. As part of this agreement, Swiftnet agreed to provide a loan of £24,000 to Auracall, free of interest, to be repaid within one year. The loan was funded on October 13, 2006.

On August 24, 2006, the Company announced by Press Release that it has filed with the Israel Securities Authority (“ISA”) and the Tel Aviv Stock Exchange (“TASE”) a preliminary draft prospectus for a public offering of convertible debentures to be listed and traded on the TASE. The total amount proposed to be raised in the public offering is approximately $12 million. The public offering is subject to the approval of the ISA and the TASE, as well as the execution of an underwriting agreement and final pricing. On November 9, 2006 the Company was informed that the TASE decided to seek a No-Action Letter from the U.S. Securities and Exchange Commission and that until such No-Action Letter is granted to the TASE the Company’s public offering is delayed. There can be no assurance that the public offering will be consummated

We will consider raising additional capital through private and/or public placements to fund possible acquisitions and business development activities and for working capital.

IMPACT OF INFLATION AND CURRENCY FLUCTUATIONS

As of September 30, 2006, our main functional currency remains the UKP as a significant portion of our revenues is derived from our United Kingdom based subsidiary Swiftnet. Following the acquisition of our United States subsidiary in March 10, 2005, a large potion of our business is in U.S. Dollars. In addition, we started to do business in Israel with the Israeli currency (NIS) as of mid December 2004. 15% of our revenues were derived from our Israeli subsidiary. Approximately 40% of the direct traffic costs in Israel are in UKP and the rest in NIS. We believe that the U.S. and Israeli portions of our revenues will increase during 2006 and 2007. Most of our revenues, current assets and long-term loans to a shareholder are in UKP and U.S. Dollars.

Our costs of revenues are mainly in UKP and U.S. Dollars.

Most of our liabilities, operating and financing expenses are in UKP and U.S. Dollars. The remainder of the assets, liabilities, revenues and expenditures are in NIS. We anticipate that by the end of 2006, the portion of U.S. Dollars will be greater and will probably turn to our main functional currency although the portion of UKP will stay significant.

A devaluation of the UKP or the NIS in relation to the U.S. Dollar will have the effect of decreasing the U.S. Dollar value of all assets or liabilities that are in UKP or NIS.

Conversely, any increase in the value of the UKP in relation to the U.S. Dollar has the effect of increasing the U.S. Dollar value of all UKP assets and the U.S. Dollar amounts of any UKP liabilities and expenses.

Inflation in any of the countries where we operate would affect our operational results if we shall not be able to match our revenues with growing expenses caused by inflation.

If the rate of inflation causes a rise in salaries or other expenses and the market conditions don’t allow us to raise prices proportionally, it will have a negative effect on the value of our assets and on our potential profitability.

BUSINESS

Background

Xfone, Inc. was incorporated in Nevada, U.S.A. in September 2000. We are a holding company providing international voice, video and data communications services with operations in the United Kingdom, the United States and Israel that offer a wide range of services, which include: local, long distance and international telephony services; prepaid and postpaid calling cards; cellular services; Internet services; messaging services (Email/Fax Broadcast, Email2Fax and Cyber-Number); and reselling opportunities. We serve customers across Europe, Asia, North America, South America, Australia and Africa.

On October 4, 2000, we acquired Swiftnet Limited which had a business plan to provide comprehensive telecommunication services and products by integrating new and old products, services and ideas through one website. Swiftnet was incorporated in 1990 under the laws of the United Kingdom. Until 1999, the main revenues for Swiftnet were derived from messaging and fax broadcast services. During 2000, Swiftnet shifted its business focus and its focus has remained on telephony voice services offering comprehensive support packages to resellers and new services. Utilizing automation and proprietary software packages, Swiftnet's strategy is to grow without the need for heavy investments and with lower expenses for operations and registration of new customers.

On April 15, 2004, we established an Israel based subsidiary, Xfone Communication Ltd. (which changed its name to Xfone 018 Ltd. in March 2005). On July 4, 2004, the Ministry of Communications of the State of Israel granted Xfone 018 a license to provide international telecom services in Israel. We started providing services in Israel through Xfone 018 as of mid-December 2004. Headquartered in Petach Tikva, Israel, Xfone 018 Ltd. is a telecommunications service provider that owns and operates its own facilities-based telecommunications switching system. Xfone 018 provides residential and business customers with high quality international carrier services.

On May 28, 2004, we entered into an agreement and Plan of Merger to acquire WS Telecom, Inc., a Mississippi corporation, and its two wholly owned subsidiaries, eXpeTel Communications, Inc. and Gulf Coast Utilities, Inc., through the merger of WS Telecom into our wholly owned subsidiary Xfone USA, Inc. On July 1, 2004, Xfone USA entered into a management agreement with WS Telecom which provided that Xfone USA provide management services to WS Telecom pending the consummation of the merger. The management agreement provided that all revenues generated from WS Telecom business operations would be assigned and transferred to Xfone USA. The term of the management agreement commenced on July 1, 2004, and continued until the consummation of the merger on March 10, 2005.  Headquartered in Jackson, Mississippi, Xfone USA, Inc. is a telecommunications service provider that owns and operates its own facilities-based, telecommunications switching system. Xfone USA provides residential and business customers with high quality local and long distance services, as well as cable television and high speed Internet services to planned communities in Mississippi. Xfone USA is licensed to provide telecommunications services in Alabama, Florida, Georgia, Louisiana and Mississippi. Xfone USA utilizes integrated multi-media offerings - combining digital voice, data and video services over broadband technologies - all on one single itemized bill.

On August 18, 2005, we entered into an Agreement and Plan of Merger to acquire I-55 Internet Services, Inc., a Louisiana corporation (the “I-55 Internet Merger Agreement”). On September 13, 2005, we filed a Form 8-K discussing the impact of Hurricane Katrina on the transaction contemplated by the I-55 Internet Merger Agreement. On October 10, 2005, we entered into a First Amendment to the Merger Agreement, by and among I-55 Internet Services, us, Xfone USA, Inc., our wholly-owned United States subsidiary and Hunter McAllister and Brian Acosta, key employees of I-55 Internet Services, in order to induce us and Xfone USA not to terminate the I-55 Internet Merger Agreement due to the material adverse effect that Hurricane Katrina has had on the assets and business of I-55 Internet Services. As part of the amendment and since, at that time, the merger of I-55 Internet Services with and into Xfone USA had not been consummated yet, in the interim, the parties agreed and entered into on October 11, 2005 a Management Agreement (the "I-55 Internet Management Agreement") that provided that I-55 Internet Services hired and appointed Xfone USA as manager to be responsible for the operation and management of all of I-55 Internet Services business operations, including among other things personnel, accounting, contracts, policies and budget. In consideration of the management services provided under the I-55 Internet Management Agreement, I-55 Internet Services assigned and transferred to Xfone USA all revenues generated and expenses incurred in the ordinary course of business during the term of the I-55 Internet Management Agreement. The term of the I-55 Internet Management Agreement commenced on October 11, 2005 and continued until the consummation of the merger on March 31, 2006.

In conjunction with the consummation of the merger and in exchange for all of the capital stock of I-55 Internet Services, we issued a total of 789,863 shares of our common stock valued at $2,380,178 and 603,939 warrants exercisable into shares of our common stock, with an exercise price of $3.31, valued based on the Black Scholes option-pricing model.

In conjunction with that certain Letter Agreement dated October 10, 2005 with MCG Capital Corporation (the "Letter Agreement"), a major creditor of I-55 Internet Services, and upon the consummation of the merger on March 31, 2006, we issued to MCG Capital 667,998 shares of our common stock, valued at fair value of $2,010,006, in return for retiring its loan with I-55 Internet Services.

I-55 Internet Services provided Internet access and related services, such as installation of various networking equipment, website design and other Internet access installation services, throughout the Southeastern United States to individuals and businesses located predominantly in rural markets in Louisiana and Mississippi. As a result of the merger with and into Xfone USA, these services are now available in expanded markets throughout Louisiana and Mississippi. The Internet service offerings include dial-up, DSL, high speed dedicated Internet access, web services, email, the World Wide Web, Internet relay chat, file transfer protocol and Usenet news access to both residential and business customers. The I-55 Internet Services offerings provided various prices and packages that allowed I-55 Internet Services subscribers to customize their subscription with services that met customers’ particular requirements. Xfone USA now provides bundled services of voice and data (Internet) to customers throughout its service areas.

On August 26, 2005, we entered into an Agreement and Plan of Merger to acquire I-55 Telecommunications, LLC, a Louisiana corporation (the “I-55 Telecom Merger Agreement”). On September 13, 2005, we filed a Form 8-K discussing the impact of Hurricane Katrina on the transaction contemplated by the I-55 Telecom Merger Agreement. In order to demonstrate their intention to continue on with the transaction contemplated by the I-55 Telecom Merger Agreement, the parties entered into on October 12, 2005 a Management Agreement (the “I-55 Telecom Management Agreement”) that provided that I-55 Telecommunications hired and appointed Xfone USA as manager to be responsible for the operation and management of all of I-55 Telecommunications’ business operations. In consideration of the management services provided under the I-55 Telecom Management Agreement, I-55 Telecommunications assigned and transferred to Xfone USA all revenues generated and expenses incurred in the ordinary course of business during the term of the I-55 Telecom Management Agreement. The term of the I-55 Telecom Management Agreement commenced on October 12, 2005 and continued until the consummation of the merger on March 31, 2006.

In conjunction with the consummation of the merger and in exchange for all of the capital stock of I-55 Telecommunications, we issued a total of 223,702 shares of our common stock valued at $671,687 and 79,029 warrants exercisable into shares of our common stock, with an exercise price of $3.38, valued based on the Black Scholes option-pricing model.

In conjunction with certain Agreements to Purchase Promissory Notes dated October 31, 2005 / February 3, 2006 with Randall Wade James Tricou; Rene Tricou - Tricou Construction; Rene Tricou - Bon Aire Estates; Rene Tricou - Bon Aire Utility; and Danny Acosta, creditors of I-55 Telecommunications (the "Creditors"), and upon the consummation of the merger on March 31, 2006, we issued to the Creditors an aggregate of 163,933 restricted shares of common stock and an aggregate of 81,968 warrants, exercisable at $3.38 per share, at a total value of $492,220, in return for retiring their individual loans with I-55 Telecommunications.

I-55 Telecommunications provided voice, data and related services throughout the Louisiana and Mississippi area to both individuals and businesses. Prior to the merger with and into Xfone USA, I-55 Telecommunications was a licensed facility based CLEC in Louisiana and Mississippi with a next generation class 5 switching solution. I-55 Telecommunications provided a complete packages of local and long distance services to residential and business customers across both states. As a result of the merger, Xfone USA has expanded its On-Net (facilities) service area, through I-55 Telecommunications, into New Orleans, Louisiana and surrounding areas, including Hammond, Louisiana. Xfone USA is expanding its sales offices to include New Orleans, continuing revenue growth and increase market share. Regulations affecting the telecommunications industry began in March 2006; conversions of all circuits affected were completed in April 2006. The competition in secondary markets, such as Jackson, Mississippi, New Orleans and Baton Rouge, Louisiana, as opposed to Tier 1 markets such as Atlanta, Georgia, is also rapidly declining due to the removal of UNE-P and the decline in the competitive local exchange providers that had been dependent on UNE-P as their only source for providing competitive local telephone services in those markets. This provides for a unique opportunity for Xfone USA to gain market share, by utilizing its existing network and to expand its facilities into these areas becoming a primary alternative to the monopoly Incumbent Local Exchange Company.

On January 1, 2006, Xfone USA, Inc., our wholly owned subsidiary, entered into an Agreement with EBI Comm, Inc. (“EBI”), a privately held Internet Service Provider, to purchase the assets of EBI. EBI provided a full range of Internet access options for both commercial and residential customers in north Mississippi. Based in Columbus, Mississippi, EBI’s services included Dial-up, DSL, T1 Dedicated Access and Web Hosting. The customer base, numbering approximately 1,500 Internet users, is largely concentrated in the Golden Triangle area, which includes Columbus, West Point and Starkville, Mississippi. The acquisition was structured as an asset purchase, providing for Xfone USA to pay EBI total consideration equal to 50% of the monthly collected revenue from the customer base during the first 12 months, beginning January 2006. Acquired assets include the customer base and customer lists, trademarks and all related intellectual property, fixed assets and all account receivables. The acquisition was not significant from an accounting perspective.

On January 10, 2006 (effective as of January 1, 2006), Xfone USA, Inc., our wholly owned subsidiary, entered into an Asset Purchase Agreement with Canufly.net, Inc. (“Canufly.net”), an Internet Service Provider based in Vicksburg, Mississippi, and its principal shareholder, Mr. Michael Nassour. Canufly.net provided residential and business customers with high-speed Internet services and utilized the facilities-based network of Xfone USA, as an alternative to BellSouth, to provide Internet connectivity to its customers. Canufly.net also provided Internet services through wireless applications. The transaction was closed on January 24, 2006. We agreed to pay a total purchase price of up to $710,633, payable as follows: (i) $185,000 in cash payable in twelve equal monthly payments, the first installment was paid at closing, and as of September 30, 2006, we paid an amount of approximately $123,000; (ii) $255,633 in cash, paid at closing, to pay off the loan with the B&K Bank; (iii) 33,768 shares of common stock and 24,053 warrants exercisable at $2.98 per share for a period of five years were issued to the shareholders of Canufly.net during May 2006. The acquisition was not significant from an accounting perspective.

On May 10, 2006, we, Story Telecom, Inc., Story Telecom Limited, Story Telecom (Ireland) Limited, Nir Davison, and Trecastle Holdings Limited, a company controlled by Mr. Davison, entered into the Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement, we increased our ownership interest in Story Telecom from 39.2% to 69.6% in a cash transaction valued at $1,200,000. $900,000 of the total consideration was applied to payables owed by Story Telecom to us and our subsidiary Swiftnet Limited for back-end telecommunications services. The balance of $300,000 was paid to Story Telecom, and is being used as working capital. Story Telecom, Inc., a telecommunication service provider, operates in the United Kingdom through its two wholly owned subsidiaries, Story Telecom Limited and Story Telecom (Ireland) Limited. Story Telecom operates as a division of our operations in the United Kingdom. Founder and CEO of Story Telecom, Nir Davison, remained as Managing Director of the division. The stock purchase pursuant to the Stock Purchase Agreement was completed on May 16, 2006. The transaction contemplated by the Stock Purchase Agreement was not significant from an accounting perspective.

On May 25, 2006, we and the shareholders of Equitalk.co.uk Limited, a privately held telephone company based in the United Kingdom ("Equitalk") entered into an Agreement relating to the sale and purchase of Equitalk (the "Equitalk Agreement"). The Equitalk Agreement provides that we will acquire Equitalk in a restricted common stock and warrant transaction valued at $1,650,000. The acquisition was completed on July 3, 2006, and on that date Equitalk became our wholly owned subsidiary. In conjunction with the completion of the acquisition and in exchange for all of the capital stock of Equitalk, we issued a total of 402,192 restricted shares of our common stock and a total of 281,872 warrants exercisable at $3.025 per share for a period of five years. Founded in December 1999, Equitalk, a VC-financed company, was the first fully automated e-telco in the United Kingdom. Equitalk provides both residential and business customers with low-cost IDA and CPS voice services, broadband and teleconferencing.

Recent Financings

On June 19, 2006, we entered into a Securities Purchase Agreement to sell to Central Fund for the Payment of Severance Pay of the First International Bank of Israel Ltd.; Meiron Provident Fund for Self Employed Persons of the First International Bank of Israel Ltd.; Atidoth Provident and Compensation Fund of the First International Bank of Israel Ltd.; Tohelet Provident and Compensation Fund of the first International Bank of Israel Ltd.; Mishtalem Funds for Continuing Education of the First International Bank of Israel Ltd.; Keren Hashefa Provident and Compensation Fund of the First International Bank of Israel Ltd.; Hamelacha Provident and Compensation Fund of the First International Bank of Israel Ltd.; Teuza Provident and Compensation Fund of the First International Bank of Israel Ltd.; Kidma Provident Funds Management Company Ltd. for Menifa Provident Fund for Bank of Israel Employees; and Security Pension Fund for Artisans Industrialists and Self Employed Persons Ltd. an aggregate of 344,825 restricted shares of common stock, at a purchase price of $2.90 per share, together with an aggregate of 172,415 warrants to purchase shares of common stock, at an exercise price of $3.40 per share and with a term of five years. The financial transaction was closed on September 28, 2006. The net proceeds of the financial transaction are expected to be used for general working capital and/or investment in equipment and/or acquisition and/or business development. The financial transaction resulted in dilution in the percentage of common stock owned by the Company's existing shareholders, although the price paid was in excess of the net tangible book value per share and accordingly was not economically dilutive.

Our Principal Services and their Markets

We provide through our United Kingdom operations the following telecommunication products / services:

Services provided by Swiftnet

Telephony services

•
Carrier Pre Select (CPS): CPS is a telephony service which enables customers to benefit from our low call usage charges, without having to make any changes to their existing telephone lines or numbers. The service allows customers to route all their outgoing calls over our network. This gives them access to competitive call rates and a wide range of services. Customers using CPS only pay line rental to their service operator, while we bill them for all call charges. CPS is available nationally provided the customer is connected to a BT local exchange

•
Indirect Access: This is a telephony service which enables customers to benefit from our low call usage charges, without having to make any changes to their existing telephone lines or numbers. The service allows customers to route a specific outgoing call over our network by using the prefix code "1689".

•
Calling Cards: This service is available to all our subscribers. The Calling Card works by using an access number and a PIN code, and offers a convenient and easy way to make calls virtually anywhere in the UK, as well as from 27 other destinations worldwide.

Messaging services

•	Email2Fax: Allows users to send fax messages directly from their email or web software.

•	Cyber-Number: Allows users to receive fax messages directly to their email software via a personal number.

•	Email/Fax Broadcast: This service allows the user to send multiplied personalized faxes and emails to thousands of users in minutes.

Internet Based Customer Service and Billing Interface

•	Our Internet based customer service and billing interface (found at www.xfone.com) includes on-line registration, full account control, and payment and billing functions and information retrieval.

Our UK based subsidiary, Swiftnet Limited owns and operates its own facilities-based telecommunications switching system.

Services provided by Equitalk

Telephony services

•
Carrier Pre Select (CPS): CPS is a telephony service which enables customers to benefit from our low call usage charges, without having to make any changes to their existing telephone lines or numbers. The service allows customers to route all their outgoing calls over our network. This gives them access to competitive call rates and a wide range of services. Customers using CPS only pay line rental to their service operator, while we bill them for all call charges. CPS is available nationally provided the customer is connected to a BT local exchange.

•
Indirect Access: This is a telephony service which enables customers to benefit from our low call usage charges, without having to make any changes to their existing telephone lines or numbers. The service allows customers to route a specific outgoing call over our network by using the prefix code "1664".

•
Internet/Data Service: We provide high-speed Internet access to residential customers utilizing the digital data network of Griffin Internet. Our ADSL service provides up to 8 Mbps of streaming speed combined with Static IP addresses, as well as multiple mailboxes. Our Internet/Data services are bundled with our voice services for residential and business customers.

•
Conference Service: We provide web-managed low cost teleconferencing services through our partnership with 360 Conferencing. Up to 10 people can call in to a conference circuit and be joined together by dialing the same PIN. There is no need to reserve a conference call in advance and each caller pays for their own call.

Internet Based Customer Service and Billing Interface

•
Our Internet based customer service and billing interface (found at www.equitalk.co.uk) includes on-line registration, full account control, and payment and billing functions and information retrieval.

Services provided by Story Telecom

•
Prepaid Calling Cards: Story Telecom initiates, markets and distributes Prepaid Calling Cards that are served by our switch and systems. Story Telecom supplies the Prepaid Calling Cards to retail stores through its network of dealers. The Calling Card enables the holder to call anywhere in the world by dialing either a toll free number or a local access number from any telephone that routes the holder’s call to our Interactive Voice Response System that automatically asks for the holder’s private PIN code, validates the code dialed by the customer, and tells the credit balance of the card. The holder is then instructed to dial to his or her desired destination, at which time our Interactive Voice Response System tells the holder how long he or she can speak according to the balance on the card and what the cost per minute is. The holder of the card can use the card repeatedly until the balance is zero.

•
Story Direct and Story Mobile: These services allow any individual with either a BT line or a mobile phone to make international calls at a lower cost and without prepayment for setting up an account with another carrier. These services can be accessed by any business or residential user through Story Telecom website, found at www.storytelecom.com. When customers need to make an international or national call they can dial the appropriate designed number for that country and save on calling rates over the current BT published rates or their network operator’s rates by gaining access to our switch and providing savings on a per minute basis.

Services provided by Auracall Limited, our affiliated entity

•
The Auracall service allows any individual with a BT line to make international calls at a lower cost and without prepayment for setting up an account with another carrier. The Auracall service can be accessed by any business or residential user through our website at www.auracall.com. When customers need to make an international or national call they can dial the appropriate designed number for that country and save on calling rates over the current BT published rates by gaining access to our switch and providing savings on a per minute basis.

We provide through our United States operations the following telecommunication products / services:

•
Local Telephone Service: Using our own network in concentrated local areas throughout Mississippi and Louisiana and the underlying network of BellSouth Telecommunications, Inc., outside of our local areas, we provide local dial tone and calling features, such as hunting, call forwarding and call waiting to both business and residential customers throughout Alabama, Florida, Georgia, Louisiana and Mississippi, including T-1 and PRI local telephone services to business customers.

•
Long Distance Service: We use QWEST, a nationwide long distance carrier, as our underlying long distance network provider. In conjunction with Local Telephone Services, we provide Long Distance Services to our residential and business customers. We provide two different categories of long distance services - Switched Services to both residential and small business customers, which include 1+ Outbound Service, Toll Free Inbound Service and Calling Card Service. For larger business customers we also provide Dedicated Services such as T-1 and PRI Services. Our long distance services are only available to customers who use our local telephone services.

•
Internet/Data Service: We provide high-speed Internet access to residential and business customers utilizing our own integrated digital data network and the broadband gateway network of BellSouth Telecommunications. Our DSL service provides up to 3 Mbps of streaming speed combined with Dynamic IP addresses, as well as multiple mailboxes and Web space. Our DSL services also include spam filter, instant messaging, pop-up blocking, web mail access, and parental controls. We also provide dial-up Internet access service for quick and dependable connection to the web. Our Internet/Data services are stand-alone products or are bundled with our voice services for residential and business customers.

•
Customer Service: Customer Service is paramount at Xfone USA and is one of our major differentiating characteristics, thus tantamount to being one of our product offerings. Customers have been conditioned to accept poor customer service because they have never had any real choice in service providers, especially in the residential market. Our attentive customer service department is an additional "product offering" which sells - as well as retains - customers. The full scope of communications service entails network service, customer service, and repair service.

Our US based subsidiary, Xfone USA, Inc. owns and operates its own facilities-based telecommunications switching system.

We provide through our Israeli operations the following telecommunication products / services:

•
International Telephony Services: We provide international telephony services with the prefix code of "018". We provide these services both to our subscribers and to subscribers of other Israeli carriers. The service is offered to both residential and business customers.

•
XFONECARD: We provide an international toll free calling card service, available from Australia, Austria, Belgium, Canada, Chile, Columbia, Denmark, Finland, France, Germany, Greece, Hong Kong, Hungary, Ireland, Israel, Italy, Japan, Jordan, Netherlands, New Zealand, Norway, Poland, Slovakia, Sweden, Switzerland, Thailand, Ukraine, the United Kingdom and United States. XFONECARD has a unique feature which allows its user to receive messages to a personal message box.

•
SIMPLE: The SIMPLE is a pre programmed, rechargeable, mobile SIM card which can be used with any unlocked GSM (Global System for Mobiles) mobile phone virtually anywhere in the world. SIMPLE allows us to deliver call savings, by diverting the customer dialing command away from the local mobile operator that the phone is connected to, and instead, it sends the call to one of the UK's largest mobile operators with whom we hold a special agreement. We offer for sale or rent two types of SIM Cards - a local SIM Card which may be used only from a specific country, and a global SIM Card which may be used from over 90 countries around the globe.

Our Israel based subsidiary Xfone 018 owns and operates its own facilities-based telecommunications switching system.

Our Distribution and Marketing Methods

We use the following distribution methods to market our services:
•
We actively recruit independent contractor agents and resellers who purchase telephone traffic directly from us at a discount, and who then resell this telephone traffic to their customers at a mark-up according to their own price lists;

•	We use direct marketing, including by newspaper and radio advertisements;
•	We use third party direct sales organizations (telesales and door-to-door) to register new customers.
•	We utilize agents that sell our services directly to customers at our established prices; these agents receive a commission of approximately 5%-10% of the total sale amount less any bad debts;
•	We cooperate with major companies and worker's councils.
•	We attend telecommunications trade shows to promote our services;
•	We utilize the Internet as an additional distribution channel for our services. We utilize Xfone.com as our brand name for our new e-commerce telecommunications operations.

Our Billing Practices

We charge our customers based on a monthly fixed amount or on actual usage by full or partial minutes. Our rates vary with distance, duration, time, and type of call, but are not dependent upon the facilities selected for the call transmission. The standard terms for our regular telephone customers require that payments are due 30 days from the date of the invoice, or 90 days when the invoice is issued by the local operator. Our supplier's standard terms are payment within 30 to 90 days from invoice date; however, some new suppliers ask for shorter payment terms.

Carriers and Negotiating Lower Rates

Our increased sales in 2004 and 2005 have enabled us to negotiate significantly lower rates with the carriers we use to carry our international call traffic, which gives us the opportunity to increase our margins or offer significant reductions to secure deals with major clients. If our sales increase, we anticipate that we will continue to negotiate for lower rates. There can be no assurance that we will be successful in negotiating lower rates.

Divisions

We operate the following divisions:
•
Partner Division - Our Partner Division operates as a separate profit center by attempting to recruit new resellers and agents to market our products and services and to provide support and guidance to resellers and agents.

•
Customer Service Division - In the United Kingdom and the United States we operate a live customer service center that operates 24 hours a day, 7 days a week. In Israel our customer service center operates only 6 days a week

•
Operations Division - Our Operations Division provides the following operational functions to our business: (a) 24 hour/7 day a week technical support; (b) inter-company network; (c) hardware and software installations; and (d) operating switch and other platforms.

•	Administration Division - Our Administration Division provides the billing, collection, credit control, and customer support aspects of our business.
•	Research and Development - The function of our Research and Development Division is to develop and improve our billing system, switch and telephony platforms, websites and special projects.
•	Retail - Our Retail Division is responsible for our marketing and selling campaigns that target potential and existing retail customers.

Geographic Markets

Our primary geographic markets are the United States, the United Kingdom and Israel.  However, we serve customers across Europe, Asia, North America, South America, Australia and Africa.

Competitive Business Conditions

The UK Market

The communications and information services industry is highly competitive and varied. In 2005, we had only approximately 0.11% of the market share of the United Kingdom telecommunication market (not including mobiles revenues), based on our revenues of $14,044,546 (approximately ₤8,141,766) during 2005, compared with the approximately $12.4 billion telecommunication market (not including mobiles revenues) in the United Kingdom (approximately ₤7.2 billion), according to the United Kingdom regulatory oversight of these companies, the Office of Communications - United Kingdom, otherwise known as Ofcom, the website of which may be accessed at  www.ofcom.org.uk.

The US Market

In 2005, we had approximately 12,000 End-User Switched Access telephone lines in the Alabama, Louisiana and Mississippi market through the combination of our wholly-owned subsidiary, Xfone USA and I-55 Telecommunications, LLC or 0.2% of market share. This total market size in 2005 represented 5,965,767 telephone lines, with BellSouth Telecommunications maintaining its monopoly market share with 5,186,156 telephone lines or 86.9% of the market. All CLECs combined made up the remaining 779,611 telephone lines or 13% of the three states market, according to the 2005 FCC Report - Trends in Telephone Competition. With the reduction of CLEC competition in the U.S. since the TRRO ruling by the FCC in March 2005, the Company believes that market share expansion will continue to improve for Xfone USA by bundling voice and data services, and introducing price points on similar bundled services well below the competition. Marketing concentration will focus in the central office serving areas where Xfone USA operates its own network and facilities.

The Israeli Market

Since the opening of the international telephony market in Israel to competition in 1996, and until 2004, only three companies have provided international telephony services in Israel. The market, estimated at that time to be 2 billion minutes per year, was more or less equally divided between the three companies. On July 4, 2004, the Ministry of Communications of the State of Israel granted our subsidiary, Xfone 018 a license to provide international telecom services in Israel. We started providing services in Israel through Xfone 018 as of mid-December 2004. In 2004, two other new providers of international telephony services launched their services. The international telephony market is highly competitive and all six providers had to offer low prices in order to attract or retain subscribers and call minutes. In 2005, the international telephony market was estimated to be 2.5 billion minutes. We estimate our market share as of December 31, 2005, as approximately 4% of the Israeli market.

Principal Suppliers

In 2005, our principal suppliers of telephone routing and switching services according to the percentage of the costs of revenues were:
•	BellSouth Telecommunications - 32%
•	Teleglobe International -16%
•	British Telecommunications - 13%
•	MCI (WorldCom) - 11%
•	ITXC Corporation - 6%
•	Bezeq The Israel Telecommunication Corp - 5%

We are dependent on several of our suppliers. However, these suppliers are required to provide us with services according to the relevant regulations and their licenses to operate as a telecommunications provider in the relevant jurisdictions.

Major Customers

We have six major types of customers:
•	Residential - including customers who must dial a special code to access our switch or acquire a box that dials automatically.
•
Commercial - Smaller business are treated the same as residential customers. Larger businesses’ PBX (Telephony system) units are programmed to dial the special code automatically or connect directly through a T1 (24 telephone channels / lines).

•	Governmental agencies - Including the United Nations World Economic Forum, the Argentine Embassy, the Spanish Embassy and the Israeli Embassy.
•	Resellers - We provide them with our telephone and messaging services for a wholesale price.
•
Telecommunications companies - We provide our services through these telecommunication (such as British Telecom and Bezeq The Israel Telecommunication Corp) companies who collect the fees relating to such services and forward them to us.

•
Mobile Users - including customers who can access our switch utilizing their free cross-network minutes and thereafter able to make low-cost international calls; customers who purchase, via a reversed billed SMS, pre-paid credit for international calls and those using our international roaming SIM cards.

During 2005, there were three customers that accounted for 5% or more of our revenues: (a) Story Telecom (an affiliated entity in 2005, and a majority-owned subsidiary as of May 2006), represented approximately 23% of our total revenues; (b) British Telecom represented approximately 19% of our total revenues; and (c) Bezeq The Israel Telecommunication Corp represented approximately 5% of our total revenues. British Telecom and Bezeq provide us with collection services with respect to the services we provide to our end-user customers which subscribe to these companies' local telephone services. The revenues set forth above with respect to British Telecom and Bezeq represent revenues collected by these companies on our behalf.

Our largest non affiliated reseller is WorldNet Global Communications Ltd. which generated approximately 3.7% of our revenues during the year 2005. We provide WorldNet Global Communications with the billing system. We anticipate that WorldNet will continue to contribute approximately the same amount of UKP to our revenues in year 2006.
Collectively, in 2005 the United Kingdom accounts for approximately 58% of our revenues, the United States accounts for approximately 32% of our revenues and Israel accounts for approximately 10% of our revenues.

Our integrated revenue approach led to revenue from each source as described above and is partially driven by the activities of other revenue sources. Our revenues are dependent upon the following factors:
•	Price competition in telephone rates;
•	Demand for our services;
•	Individual economic conditions in our markets; and
•	Our ability to market our services.

Patents and trademarks

On September 14, 2000, Equitalk received notification from the Trademarks Registry Office of Great Britain that its trademark, “Equitalk”, was registered by that government agency.

On January 9, 2004, we received notification from the Trademarks Registry Office of Great Britain that as of August 8, 2003, our trademark, “Xfone”, was registered by that government agency.

On April 22, 2005, Xfone USA received notification from the United States Patent and Trademark Office that as of April 12, 2005, its Mark, “eXpeTel”, was registered by that government agency.

On November 14, 2006, Xfone 018 received notification from the Trademarks Registry Office of Israel that its trademark, “Xfone 018”, was registered by that government agency.

We do not have any other patents or trademarks.

Regulatory Matters

In 1996, our subsidiary, Swiftnet Limited was granted a license to operate a telecommunications system from the Secretary of State for Trade and Industry of the United Kingdom. On July 25 2003 the regulatory situation within the United Kingdom changed dramatically with the ending of the licensing regime and the withdrawal and revocation of the Telecommunication Act.

The licensing regime has been replaced by a general authorization regime with the introduction of the General Conditions of Entitlement.

We are now affected by regulations introduced by the Office of Communications ("Ofcom"). Ofcom is the regulator for the UK communications industries, with responsibilities across television, radio, telecommunications and wireless communications services. We do not believe that any regulations introduced by Ofcom will interfere with or substantially impair our business.

On April 15, 2004, we established Xfone Communication Ltd. and renamed it to Xfone 018 Ltd in March 2005. On July 4, 2004 the Ministry of Communications of the State of Israel granted Xfone 018 a license to provide international telecom services in Israel. The license may be revoked by this agency in the occurrence of certain events such as breach of telecommunication laws and regulations or breach of certain provisions of the license.

On May 31, 2006, Xfone 018 was granted permission by the Ministry of Communications of the State of Israel to commence experimental deployment of Voice over Broadband (VoB) services.

On August 21, 2006, the Ministry of Communications of the State of Israel granted Xfone 018 a license to operate in Israel as an ISP, thus enabling Xfone 018 to provide Internet access, Email and EDI (electronic data interchange) services.

Xfone USA is licensed as a CLEC and an Inter-exchange Carrier to provide local telephone and long distance services in the states of Alabama, Florida, Georgia, Louisiana and Mississippi. Internet and data services provided by Xfone USA are not regulated services.

As of March 10, 2005, and upon consummation of the merger of WS Telecom, with and into Xfone USA, Inc., we became subject to applicable US state and federal telecommunications laws and regulations. Compliance with such laws involved higher costs than we had in Europe during 2004.

On March 9, 2005, the Mississippi Public Service Commission (“Commission”) issued an Order opening a Generic Change of Law Proceeding (“Commission Proceeding”) to consider amendments to existing Interconnection Agreements between BellSouth Telecommunications, Inc. and all (CLECs) in Mississippi.  As an interested party and as a CLEC, Xfone USA petitioned and was granted permission to intervene in the Commission Proceeding for regulatory purposes. On October 26, 2005, the Commission held its hearing on the Commission Proceeding and the Commission is taking the results of the Proceeding under advisement and has not issued a ruling. The issues presented in the Commission Proceeding are regulatory in nature and do not involve monetary damages.

From time to time Xfone USA may be required to seek regulatory approval before applicable state public utility commissions of certain transactions, including business combinations with other telecommunications providers. During 2005, upon request of Xfone USA, the Mississippi Public Service Commission and the Louisiana Public Service Commission granted regulatory approval of the sale and transfer of the assets and the customer base of I-55 Telecommunications to Xfone USA. This transaction was closed on March 31, 2006.

We provide our services in many countries, all of which have different regulations, standards and controls related to licensing, telecommunications, import/export, currency and trade. We believe that we are in substantial compliance with these laws and regulations.

Research and Development Activities

During fiscal year 2004, we spent ₤25,945 ($50,074) on research and development activities. During fiscal year 2005, we spent ₤6,896 ($11,896) on research and development activities. Other than developing and expanding our telecommunications applications and our websites, we do not intend to undertake any significant research and development activities in 2006.

Cost of Compliance with Environmental Laws

We currently have no costs associated with compliance with environmental regulations. We do not anticipate any future costs associated with environmental compliance; however, there can be no assurance that we will not incur such costs in the future.

Employees

We currently have 21 employees in the United Kingdom, 81 employees in the United States, and 40 employees in Israel.

Code of Conduct and Ethics

The Audit Committee of the Board of Directors of the Company has adopted and approved a Code of Conduct and Ethics (the “Code”) to apply to all the directors, officers and employees of the Company. The Code which was ratified by the Board of Directors of the Company is intended to promote ethical conduct and compliance with laws and regulations, to provide guidance with respect to the handling of ethical issues, to implement mechanisms to report unethical conduct, to foster a culture of honesty and accountability, to deter wrongdoing and to ensure fair and accurate financial reporting. The Code became effective on August 15, 2006.

Reports to Security Holders

We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and other reports and information with the Securities and Exchange Commission. You may read and copy these reports in Washington, D.C. Our filings are also available to the public from commercial document retrieval services and the Internet world wide website maintained by the Securities and Exchange Commission at www.sec.gov.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located at 960 High Road, London N12 9RY - United Kingdom. This 3,000 square foot facility has seven offices, one board room, one computer room, one operation room that controls the computer room, entrance hall, main hall, accounting, secretarial and administration and two kitchens. Our office is located on the fifth floor of a six-floor building with a concierge, two elevators and parking facilities. On December 20, 2002, we renewed our lease for a period of 10 years, with a five year cancellation option. Our current lease expires on December 20, 2012 and the annual lease payments are ₤49,134 ($84,756).

Our Israel based subsidiary, Xfone 018 is located at 1 Haodem Street, Petach Tikva, Israel. This 3,595 square foot facility has eight offices, one board room, one computer room, one operation room that controls the computer room, open space with costumer service stations, accounting, secretarial and administration, one kitchen, entrance hall and main hall. Our office is located on the third floor of a four floor building with an elevator and parking facilities. Our premises were leased on a five year term which is due to expire on August 1, 2009. However, we have the option to extend the term of the lease for an additional five year period, subject to a prior notice to be given no later than June 1, 2009. The lease payments for the first 30 months are $1,670.00 per month. The lease payments for the 31-48 months are $2,004.00 per month. The lease payments for the 49-60 months are $2,171.00 per month. The lease payments for the 61-72 months are $2,338.00 per month. The lease payments for the 73-84 months are $2,505.00 per month. The lease payments for the 85th month are $2,672.00 per month. We also pay $50 a month for each parking spot. We presently use three parking spaces. Xfone, Inc. is a guarantor to the lease. As of September 1, 2006, an additional 220 square meter facility with six offices, one board room, one kitchen, entrance hall and main hall, in the same building, is leased under the same terms and conditions as set forth above. As of September 1, 2006, we also use an additional parking space.

In addition, we have two switches which are located at two different locations in Israel. We rent the cages in which our switches are located from unrelated third parties. The cages are in good condition.

The headquarters of Xfone USA are located at 2506 Lakeland Drive, Flowood, Mississippi 39232. This 7,500 square foot facility has ten offices, one large open area fitted with work stations for provisioning, billing and network operations, another large area fitted with work stations for customer service and one board room, one computer room, reception area, accounting, secretarial and administration and two kitchens. Xfone USA's office spaces are located on the first, fourth and fifth floors of a six floor building with two elevators and parking facilities. Its premises are leased on a 3-year term, which is due to expire in December 2007. The yearly lease payments are approximately $104,000.

Xfone USA has another Mississippi office located at 1907 Pass Road Suite D, Biloxi, Mississippi.  This 1,000 square foot office space is primarily used as a sales office and dispatch center and contains four offices, a reception area, small kitchen and bathroom.  These premises are leased on a 2-year term that is due to expire in June 2008. The yearly lease payments are approximately $14,500. The company also has two Louisiana locations, one in Hammond, Louisiana and the other in downtown New Orleans, Louisiana.

The Hammond, Louisiana location primarily houses upper level customer support, field technicians and the company’s web design division. The two-story building is located at 211 E. Thomas Street in downtown Hammond, Louisiana and has eight offices, one conference room, two kitchens, five bathrooms, and two large open space areas with forty workstations and cubicles. Xfone USA is reviewing a proposal for a lease/purchase option of the building over a 10-year period with yearly payments of $103,500. The facility is currently paying $8,600 monthly lease on a month-to-month term until either the lease/purchase option or lease option is executed. The New Orleans office is located at 650 Poydras Street on the 10th floor, Suite 1000, of the 650 Poydras Office Building in downtown New Orleans, Louisiana. The 3,645 square foot facility is a sales office and operations office supporting the Company’s carrier switch and network facilities, which is adjacent to this office on the same floor. The office has a glass front entry reception area, six offices, one conference room, two large open areas that can be fitted with work stations for additional sales personnel, provisioning and network operations, a kitchen and a large storage room. The lease is a five-year term and is set to terminate in October 2008. The yearly lease payments are $58,320.

Our offices are in good condition and are sufficient to conduct our operations.

We do not own any property nor do we have any plans to acquire any property in the future. We do not intend to renovate, improve or develop any properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. We have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

I. MG Telecom Ltd.

In August 2002, Swiftnet Limited, the Company’s wholly-owned U.K. based subsidiary, filed a summary procedure lawsuit in the Magistrate Court of Tel - Aviv, Israel against MG Telecom Ltd. and its Chief Executive Officer, Mr. Avner Shur. In this lawsuit, we allege an unpaid debt due to us in the amount of $50,000 from MG Telecom for services rendered by us to MG Telecom. The debt arose from an agreement between us and MG Telecom, a provider of calling card services, in which traffic originating from MG Telecom calling cards was delivered through our system in London, England. Mr. Shur signed a personal guarantee agreement to secure MG Telecom’s obligations under the agreement. On August 16, 2005, the court rendered a judgment in this matter, rejecting our claims. On October 16, 2005, Swiftnet filed an appeal with the District Court of Tel - Aviv. A hearing is scheduled for December 28, 2006. Swiftnet believes that it has a meritous ground supporting its claim.

II. MCI WorldCom Limited

Swiftnet Limited , the Company’s wholly-owned U.K. based subsidiary, was served with a claim on October 11, 2005 that was filed by MCI WorldCom Limited (“MCI”) in an English court for the sum of £1,640,439.71 ($3,088,391) plus interest accruing at a daily rate of £400.80 ($755) which at the date of claim had amounted to £92,317.03 ($173,802). MCI’s claim is for telecommunication services MCI claims it provided to Swiftnet. Swiftnet has been in dispute with MCI regarding amounts due to MCI for telecommunications services provided by MCI to Swiftnet. Swiftnet alleges that the disputed charges were improperly billed by MCI to its account for a long time and therefore MCI should credit Swiftnet for a certain amount of the claim.  Swiftnet has defended the claim by stating that in relation to the invoices that MCI is claiming remain unpaid, £307,094 ($578,154) is not justified according to the rates agreed at various meetings and equates to an over-billing by such amount, although Swiftnet does not have written evidence for many of the agreed rates. Swiftnet has also submitted a counterclaim stating that it is owed a further £671,111 ($1,263,474) in credits in relation to amounts paid on account and wrongly attributed by MCI to over-billed invoices. In addition, MCI continues to send traffic to Swiftnet for termination via Xfone 018's network. Swiftnet is claiming that the amounts owed by MCI to Swiftnet in this regard should be set off against any amounts being claimed by MCI in the dispute.  There is a further counterclaim for additional accounting costs and loss of management time incurred by Swiftnet due to the incorrect billing. Our financial statements have for some time carried the full amount due to MCI based on the invoices issued by MCI, as well as an appropriate provision for the credit the Company is claiming.

III. Famous Telecommunications

In August 2006, Story Telecom Limited, the Company's majority-owned U.K. based subsidiary, filed a lawsuit in the Barnet County Court, London, United Kingdom, against “Famous Telecommunications”, a reseller of calling cards, and its owner, Mr. Tanvir Babar. In this lawsuit, Story Telecom alleged an unpaid debt in the amount of £52,000 from Famous Telecommunications and/or Mr. Baber for services rendered by it. The debt arose from an agreement between Story Telecom and famous Telecommunications and/or Mr. Baber, in which Story Telecom supplied Famous Telecommunications and/or Mr. Baber with calling cards which they in turn distributed in the market. In September 2006, the court rendered a Judgment in Default in favor of Story Telecom. According to the judgment Famous Telecommunications and/or Mr. Baber must pay the debt plus interest forthwith, approximately £54,000. Famous Telecommunications and/or Mr. Baber failed to comply with the court's order and as a result thereof Story Telecom applied for a Third Party Debt Order, requesting the court to order Mr. Baber’s bank, Halifax plc, to make available to Story Telecom any monies currently available within Mr. Baber's account. In October 2006, the court made an Interim Order ordering Halifax to hold any amounts available within Mr. Baber’s account (up to the amount of the judgment being £54,000) in favor of Story Telecom until full hearing takes place. The hearing is scheduled for January 18, 2007.

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16 (a) OF THE EXCHANGE ACT

Directors and Executive Officers

Our bylaws provide that we have at least two directors. Each director shall be elected and/or removed by the shareholders at any meeting and shall hold office until the next meeting of shareholders scheduling such a discussion with such a specific purpose or until that director's successor shall have been elected and qualified. Vacancies in the Board, whether caused by removal, death, mental or physical incapacitation or any other reason, including vacancies caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining Directors, even though less than a quorum of the Board, or by a sole remaining director. Our Board of Directors elects our executive officers. Our directors and executive officers are as follows:

Name	Age	Director / Officer Since
Abraham Keinan	57	Chairman of the Board of Directors, since our inception

Guy Nissenson	32	Director, since our inception

Eyal J. Harish	54	Director, since December 19, 2002

Shemer S. Schwartz	32	Director, since December 19, 2002, and is an independent director and a member of the Audit Committee

Itzhak Almog	68	Director, since May 18, 2006, and is an independent director and Chairman of the Audit Committee

Aviu Ben-Horrin	58	Director, since November 23, 2004, and is an independent director and a member of the Audit Committee.

Alon Mualem	39	Treasurer, Chief Financial Officer and Principal Accounting Officer since June 8, 2005.

Mr. Abraham Keinan has been our Chairman of the Board of Directors since our inception. Abraham Keinan founded Swiftnet in February 1990. Mr. Keinan has been the Chairman of the Board of Directors of Swiftnet since its inception. From 1991 to October 2003, Mr. Keinan was Swiftnet’s Managing Director. In or about January 2002, Mr. Keinan became a Director of Auracall Limited, our UK based affiliated entity. Mr. Keinan has been a Director of Xfone 018 since its inception in April 2004. In March 2005, Mr. Keinan became the Chairman of the Board of Directors of Xfone 018. Mr. Keinan has been a Director of Xfone USA, since its inception in May 2004. Mr. Keinan has been a Director of Story Telecom since May 2006. In July 2006, Mr. Keinan became a Director of Equitalk.co.uk. In 1975, Mr. Keinan received a Bachelor of Science Degree in Mechanical Engineering from Ben-Gurion University, Beer-Sheeva - Israel.

Mr. Guy Nissenson has been our President, Chief Executive Officer and a Director since our inception. Mr. Nissenson joined Swiftnet in October 1999, became a Director of Swiftnet in May 2000 and its Managing Director in October 2003. In October 2002, Mr. Nissenson became a Director of Story Telecom. In or about January 2002, Mr. Nissenson became a Director of Auracall Limited. Mr. Nissenson has been a Director of Xfone 018 since its inception in April 2004. Mr. Nissenson has been a Director of Xfone USA since its inception in May 2004. In March 2005, Mr. Nissenson became the Chairman of the Board of Directors of Xfone USA. In July 2006, Mr. Nissenson became a Director of Equitalk.co.uk. Mr. Nissenson was a marketing manager of RADA Electronic Industries Ltd. in Israel from May 1997 to October 1998. Mr. Nissenson was an audit and control officer with the rank of Lieutenant of the Israeli Defense Forces - Central Drafting Base and other posts from March 1993 to May 1997. In July 2000, Mr. Nissenson received a Bachelor of Science Degree in Business Management from Kings College - University of London. In September 2001, Mr. Nissenson received a Master of Business Administration in International Business from Royal Holloway at the University of London in London, United Kingdom.

Dr. Eyal J. Harish has been a member of our Board of Directors since December 19, 2002. Dr. Harish has been a Director of Xfone USA since March 2005. From 1980 to present, Dr. Harish has been in his own private practice in Israel as a dentist. Prior to becoming a dentist, from 1974 to 1980, Dr. Harish was an Administration Manager with Consortium Holdings, an Israel based communication company. Dr. Harish is the brother-in-law of Mr. Keinan, our Chairman of the Board.

Mr. Shemer S. Schwartz has been a member of our Board of Directors since December 19, 2002, is an independent director and a member of the Audit Committee. Mr. Schwartz has been a Director of Xfone USA since March 2005. From March 2003 to present, Mr. Schwartz has been the co-founder and research and development expert of XIV Ltd., a data storage start up company located in Tel-Aviv, Israel. From November 2001 to March 2003, Mr. Schwartz has been an Application Team Leader of RF Waves, an Israel based high technology company in the field of wireless communication. From 1996 to 2001, Mr. Schwartz was a Captain in the Research and Development Center of the Israeli Defense Forces Intelligence. In July 1995, Mr. Schwartz received a BS degree in Physics and Mathematics from the Hebrew University in Jerusalem. In September 2003, Mr. Schwartz received an MS degree in Computer science from the Tel-Aviv University in Tel-Aviv, Israel.

Mr. Itzhak Almog has been a member of our Board of Directors since May 18, 2006, and is an independent director and Chairman of the Audit Committee. From 2002 to present, Mr. Almog is an independent business consultant, specializing in international marketing and management. From 1993 to 2002, Mr. Almog was the President and CEO of Comverge Control Systems Ltd., an Israel based start up company, which developed innovative solutions for Electric Utilities. From 1990 to 1993, Mr. Almog was the President of Tasco Electronic Services, Inc., a US based Hi-Tech company, specializing in Automatic Test machines for commercial and military Aviation. Mr. Almog was an officer with the rank of Rear Admiral in the Israel Defense Forces and served in various commanding posts in the Israeli Navy. In 1980 Mr. Almog received a BA in Modern Middle East History and Economics from the Tel Aviv University in Tel Aviv. In 1984 Mr. Almog received a Master of Business Administration from the Tel Aviv University in Tel Aviv.

Mr. Aviu Ben-Horrin has been a member of our Board of Directors since November 23, 2004, and is an independent director and a member of the Audit Committee. From 2001 to present, Mr. Ben-Horrin directs, controls and manages various real estate projects together with Bonei RMAG Ltd. and MPK Ltd. From 1996 to 2001, Mr. Ben-Horrin managed real estate projects for Lear Or Ltd. and was an engineering consultant for Orik Ltd., a construction company. From 1994 to 1996, Mr. Ben-Horrin worked for the Ministry of Construction and Housing of the state of Israel as a manager of various projects. From 1975 to 1992, Mr. Ben-Horrin was an officer with the rank of Colonel in the Israel Defense Forces and served in various engineering and commanding posts. In 1975, Mr. Ben-Horrin received a BS in Mechanical Engineering from the Technion University in Haifa. In 1987, Mr. Ben-Horrin received a BA in Economics from the Bar-Ilan University in Ramat Gan.

Mr. Alon Mualem has been our Treasurer, Chief Financial Officer and Principal Accounting Officer since June 8, 2005. Mr. Mualem also holds the position of Chief Financial Officer of Xfone 018. Mr. Mualem, prior to joining the Company, held the following financial and accounting positions: Chief Financial Officer of CheckM8 Ltd., a high-tech company acting as an Israeli research and development center for its US parent company (2004 he assumed until his position with the Company); corporate controller for six years for RADVISION Ltd. (NASDAQ: RVSN) where he was responsible, among other duties, for the preparation of all Securities and Exchange Commission and NASDAQ financial reports (1998 to 2004); deputy controller for two years for RAD Data Communication Ltd (1996 to 1998); worked as a certified public accountant with the public accounting firm of Somekh-Chaikin, based in Israel, which is an affiliate of the international public accounting firm, KPMG (1992 to 1996). Mr. Mualem holds a BA degree in Economics and Accounting from Tel Aviv University and is licensed as a CPA in Israel. Mr. Mualem is a lecturer in financial accounting at the Academic Business College.
Vacancies in Board of Directors

On May 17, 2006, Arie Czertok, a former independent Director and Chairman of the Audit Committee of the Board of Directors of the Company announced his resignation to the Chairman of the Board. The resignation of Mr. Czertok was not the result of any disagreement on any matter relating to our operations, policies or practices.

On May 18, 2006, the Board filled the vacancy caused by the resignation of Mr. Czertok by the election of Itzhak Almog as independent Director to the Board and appointed him as the Chairman of the Audit Committee. The election of Mr. Almog was by way of unanimous written consent in lieu of a meeting pursuant to Section 78.315 of the Nevada Revised Statutes and Article 3.6 of the Company’s Bylaws.

Significant Employees

Mr. Wade Spooner, 49 years of age, has been Chief Executive Officer and President of Xfone USA since the consummation of the WS Telecom/Xfone USA merger on March 10, 2005. Prior to this he founded WS TeleCom, Inc, d/b/a eXpeTel Communications in February 2001 and served as Chairman, CEO and President. Prior to founding eXpeTel Communications, Mr. Spooner was the President and Chief Operating Officer of LSCI Telecommunications, Inc., an integrated Regional Local Exchange Carrier with operations in Mississippi and Louisiana. Prior to joining LSCI, Mr. Spooner worked with competitive telecommunications service providers, most recently serving as Director of Technical Operations for ITC DeltaCom, Inc. (NASDAQ: ITCD), a publicly traded Competitive Local Exchange Carrier (CLEC) and fiber optic network provider, and served as Chairman and CEO for I.T. GROUP Communications, a regional, facilities-based, voice and data communications company operating out of Jackson, Mississippi. I.T.GROUP Communications was subsequently acquired by ITC DeltaCom. Mr. Spooner received a B.S. Degree in Petroleum Engineering from Mississippi State University.

Mr. John Mark Burton, 42 years of age, was appointed as the Managing Director of Swiftnet at the completion of the acquisition of Equitalk on July 3, 2006. He founded Equitalk.co.uk, the UK’s first fully automated e-telco, in 2000 and has been serving as its Managing Director since then. On August 3, 2006, Mr. Burton was appointed to the Board of Directors of Swiftnet. On August 7, 2006, Mr. Burton was elected as a Chairman to the Board of Directors of Story Telecom, Inc. and Story Telecom Limited. Prior to founding Equitalk, Mr. Burton founded Nexus Telecom Limited in 1995. Under his leadership as Managing Director, Nexus designed an award-winning server-based soft switch that gained UK Regulatory and IBM Approval. Prior to Nexus, Mr. Burton worked as Business Development Manager for Griffin International (a telecom messaging company). He has also served as R&D Manager at Nortel Networks with responsibility for engineers in the UK, US and Far East designing a next generation, open architecture PBX. Mr. Burton is a graduate of the University of Liverpool where he earned a BEng degree in Electronic Engineering. He also holds an MBA from the Cranfield School of Management and a CEng MIEE designation from the Institute of Electrical Engineers.

Mr. Rafael Dick, 52 years of age, has been the Managing Director of Xfone 018 since its inception. From October 2001 to April 2004, Mr. Dick was employed as a Director of Sales and Marketing with “Hertz” - Kesher Rent a Car Ltd., a rental and leasing firm located in Israel. From December 2000 to September 2001, Mr. Dick was employed as a Director of Sales and Customers Relations with Artnet Ltd., an Outsourcing Services firm located in Israel. From October 1996 to November 2000, Mr. Dick was employed as a Director of Sales and Customers Relations with 012 Golden Lines Ltd., an international telecommunication firm located in Israel.

Mr. Nir Davison, 36 years of age, Managing Director of Story Telecom, Inc. and Story Telecom Limited, is a telecom entrepreneur with over 10 years experience. From May 1995 to May 1998, Mr. Davison was the Marketing Director of America First, which was sold to Centrica. Subsequently, from June 1998 to December 1999, Mr. Davison founded a security software company together with Integration Group which later became public. A joint venture with Primus Telecommunication from January 2000 till December 2002 was his last venture before launching Story Telecom together with the Company. Mr. Davison received a BA Degree from the American University in London in addition to a qualified diploma in Finance and Marketing.

Mrs. Bosmat Houston, 42 years of age, has been our Research and Development Manager since our inception. She joined Swiftnet in September 1991 as its Research and Development Manager. Mrs. Houston received a Bachelor of Science Degree in Computer Science from the Technion - Institution of Technology, Haifa Israel in 1986.

Family Relationships

Dr. Eyal J. Harish, one of our directors, is the brother-in-law of Mr. Abraham Keinan, our Chairman of the Board.

Mr. Iddo Keinan, son of Mr. Abraham Keinan, our Chairman of the Board, has been employed by our wholly-owned UK based subsidiary, Swiftnet Limited since 1998.

Mr. Guy Nissenson, our President, Chief Executive Officer and Director, and other members of the Nissenson family own and control Campbeltown Business Ltd., our major shareholder and consultant.

Mr. Haim Nissenson, father of Mr. Guy Nissenson, our President and Chief Executive Officer, is the Managing Director of Dionysos Investments (1999) Ltd., our consultant. Dionysos Investments is owned and controlled by certain members of the Nissenson family, other than Guy Nissenson.

Involvement in certain legal proceedings

No director, person nominated to become a director, executive officer, promoter or control person of the Company has, during the last five years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any Federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

Committee of the Board of Directors

We have an Audit Committee that was formed in a November 24, 2004 Board of Directors meeting. The Audit Committee is composed of three directors: Messrs. Almog, Ben-Horrin and Schwartz (all 3 are considered independent directors). Mr. Almog who satisfies the “financial sophistication” requirement was appointed as the Chairman of the Audit Committee. The Audit Committee makes decisions regarding compensation, our audit, the appointment of auditors, and the inclusion of financial statements in our periodic reports. Issues regarding our 2004 Stock Option Plan are decided by the entire Board of Directors, including the members of the Audit Committee.

Audit Committee financial expert

Mr. Itzhak Almog who satisfies the “financial sophistication” requirement is the Audit Committee financial expert as defined by Item 401(e)(2) of Regulation S-B of the Securities exchange Act of 1934 and the Chairman of the Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, our directors, executive (and certain other) officers, and any persons holding ten percent or more of our common stock must report on their ownership of the common stock and any changes in that ownership to the Commission. Specific due dates for these reports have been established. During the fiscal year ended December 31, 2005, we believe that all reports required to be filed by Section 16(a) were filed on a timely basis.

EXECUTIVE COMPENSATION

Executives and Directors compensation

The following table sets forth summary information concerning the compensation received for services rendered to the Company during the years ended December 31, 2003 and 2004, and 2005 respectively by our Chairman of the Board, Abraham Keinan, our President and Chief Executive Officer, Guy Nissenson, and our Treasurer, Chief Financial Officer and Principle Accounting Officer, Alon Mualem.

Summary Compensation Table

	Annual Compensation				Long Term Compensation
Name & Position	Year	Salary ($)	Bonus ($)	Other ($)	Restricted Stock Awards	Options	L/Tip($)	All Other
Abraham Keinan Chairman of the Board	2005 2004 2003	$94,175 (£54,594) $116,510 (£60,368) $69,057 (1) (£40,622)	$9,650 (£5,000) $112,576 (£63,245)	$143,865 (£83,400) $196,171 (7) (£101,643) $97,900 (2) (£55,000)		1,500,000 (9) 400,000 (3)

Guy Nissenson Chief Executive Officer and Financial Officer (until June 2005)	2005 2004 2003	$82,800 (£48,000) $116,510 (£60,368) $74,820 (4) (£43,500)	$220,000 (£125,121) ---- $171,302 (5) (£96,237)	$205,965 (£119,400) $196,171 (8) (£101,643)		1,500,000 (9) 200,000 (6)

Alon Mualem Treasurer, Chief Financial Officer and Principal Accounting Officer	2005	$46,138 (£26,240)		$13,782 (£7,838)		300,000 (10)

(1) On April 15, 2003, our Board of Directors approved a salary increase for our Chairman of the Board from $1,473 to $4,000 per month. Abraham Keinan's total salary of $69,057 for 2003, as reflected above, is composed of: (a) $3,250 per month from January 2003 to March 2003; and (b) $4,000 per month from April 2003 to December 2003. Mr. Keinan does not have a written employment agreement with us. Abraham Keinan receives pension benefits and a company car. On April 2, 2002, our Board of Directors approved a bonus and success fee whereby if we receive monthly revenues in excess of $485,000 then Mr. Keinan and our consultant, Campbeltown Business, Ltd. shall receive 1% of the revenues for each month where our revenues reach $485,000, up to a maximum of one million dollars. On April 10, 2003, Mr. Keinan and Campbeltown Business waived their right to receive 1% of the revenues generated by Story Telecom.

(2) This amount represents a success fee paid to Vision Consultants, which is solely owned and controlled by Mr. Keinan.

(3) On March 1, 2004, our Board of Directors cancelled these options.

(4) On April 15, 2003, our Board of Directors approved a salary increase for our Chief Executive Officer from £2,500 ($4,300) to £4,000 ($6,800) per month. Guy Nissenson’s total salary of $73,950 is composed of: (a) $4,250 per month from January to March 2003; and (b) $6,800 per month from April 2003 to December 2003.

(5) This amount represents consultant fees of £41,237 and a success fee of £55,000, paid to Campbeltown Business Ltd., which is owned and controlled by Guy Nissenson and other members of the Nissenson family.

(6) On March 1, 2004 our Board of Directors canceled these options.

(7) This amount represents a success fee paid to Vision Consultants, which is solely owned and controlled by Mr. Keinan.

(8) This amount represents consultant fees of £44,463 ($85,818) and a success fee of £57,000 ($110,010), paid to Campbeltown Business, Ltd., which is owned and controlled by Guy Nissenson and other members of the Nissenson family.

(9) On November 24, 2004, these options were granted by our Board of Directors under and subject to the Company's 2004 Stock Option Plan.

(10) On June 8, 2005, these options were granted by our Board of Directors under and subject to the Company's 2004 Stock Option Plan.

Options/SAR Grants Table

Name and Principle Position	Number Securities Underlying Options	% of Total Options Granted To Employees in 2003	% of Total Options Granted To Employees in 2004	% of Total Options Granted To Employees in 2005	Exercise Price	Expiration Date
Abraham Keinan Chairman of the Board	(1) 400,000 common stock shares	66.7%			$0.475	August 21, 2008
	(3) 1,500,000 Common stock shares		46.88%		$3.50	November 24, 2010
Guy Nissenson President and Chief Executive Officer	(2) 200,000 common stock shares	33.3%			$0.475	August 21, 2008
	(3) 1,500,000 Common stock Shares		46.88%		$3.50	November 24, 2010
Eyal J. Harish Director	(3) 75,000 Common stock Shares		2.34%		$3.50	November 24, 2010
Shemer S. Schwartz Director	(3) 75,000 Common stock shares		2.34%		$3.50	November 24, 2010
Arie Czertok Former Director (until May 2006)	(3) 25,000 Common stock shares		0.78%		$3.50	November 24, 2010
Aviu Ben-Horrin Director	(3) 25,000 Common stock shares		0.78%		$3.50	November 24, 2010
Alon Mualem Treasurer, Chief Financial Officer and Principal Accounting Officer	(4) 300,000 Common stock shares			15.5%	$3.50	December 8, 2010
Total		100%	100%	15.5%

(1) On August 21, 2003, we issued 400,000 options to acquire shares of our restricted common stock to Abraham Keinan. These options were issued to Abraham Keinan for services rendered by Mr. Keinan as the Chairman of our Board of Directors. These options are exercisable at a price of $0.475 per share. Each option is convertible into one share of common stock. These options are vested immediately and expire 5 years after issuance. On March 1, 2004, our Board of Directors canceled these options.

(2) On August 21, 2003, we issued 200,000 options to acquire shares of our restricted common stock to Guy Nissenson. These options were issued to Guy Nissenson for services rendered by Mr. Nissenson as our President and Chief Executive Officer. These options are exercisable at a price of $0.475 per share. Each option is convertible into one share of common stock. These options are vested immediately and expire 5 years after issuance. On March 1, 2004, our Board of Directors canceled these options.

(3) On November 24, 2004, our board of directors approved and adopted the principal items forming our 2004 Stock Option Plan (the “2004 SOP Plan”) which is designated for the benefit of employees, officers, directors, consultants and subcontractors of the Company including its subsidiaries. On November 1, 2005, the 2004 SOP Plan was finally approved by our board of directors, and on March 13, 2006 by our shareholders, at a Special Meeting. The purpose of the 2004 SOP Plan is to enable the Company to attract and retain the best available personnel for positions of substantial responsibility, to provide an incentive to such persons presently engaged with the Company, and to promote the success of our business. The options were issued under the following terms: exercise price - $3.5, vesting date - 12 month from the date of grant, expiration date - 5 years from the vesting date. At the time of the issuance of options to Mr. Keinan and Mr. Nissenson, directors received the following options under the same terms as Mr. Keinan and Nissenson: Eyal Harish (75,000 options), Shemer Schwartz (75,000 options), Arie Czertok - a former Director (25,000 options) and Aviu Ben-Horrin (25,000 options).

(4) On June 8, 2005, the Company’s board of directors approved a grant to Mr. Alon Mualem, the Company's Treasurer, Chief Financial Officer and Principal Accounting Officer, of 300,000 options under and subject to the 2004 Stock Option Plan of the Company according to the following terms: Option exercise price of $3.50; Vesting Date - the vesting of the options will be over a period of 4 years as follows: 25% of the options are vested after a year from the Date of Grant. Thereafter, 1/16 of the options are vested every 3 months for the following 3 years; Expiration Date -5.5 years from the grant date.

Aggregated Option/SAR Exercises in 2004 and Fiscal Year End Option/SAR Value Table

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the Money Options/SARs at FY-End ($) Exercisable/Unexercisable
Guy Nissenson	Not Applicable	Not Applicable	500,000 / 0 (1)	$1,200,000 / $0 (2)
Chief Executive	Not Applicable	Not Applicable	0 / 1,500,000 (3)	$0 / Negative Value
Officer, President

Abraham Keinan	Not Applicable	Not Applicable	0 / 1,500,000 (3)	$0 / Negative Value
Chairman of
The Board

Eyal J. Harish	Not Applicable	Not Applicable	0 / 75,000 (4)	$0 / Negative Value
Director

Shemer S. Schwartz	Not Applicable	Not Applicable	0 / 75,000 (5)	$0 / Negative Value
Director

Arie Czertok	Not Applicable	Not Applicable	0 / 25,000 (6)	$0 / Negative Value
Former Director (until May 2006)

Aviu Ben-Horrin	Not Applicable	Not Applicable	0 / 25,000 (7)	$0 / Negative Value
Director

Aggregated Option/SAR Exercises in 2005 and Fiscal Year End Option/SAR Value Table

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the Money Options/SARs at FY-End ($) Exercisable/Unexercisable
Guy Nissenson	500,000	1,175,000 (2)	0 / 0	$0 / $0
Chief Executive	Not Applicable	Not Applicable	1,500,000/0 (3)	Negative Value / $0
Officer, President

Abraham Keinan	Not Applicable	Not Applicable	1,500,000/0 (3)	Negative Value / $0
Chairman of
The Board

Eyal J. Harish	Not Applicable	Not Applicable	75,000 / 0 (4)	Negative Value / $0
Director

Shemer S. Schwartz	Not Applicable	Not Applicable	75,000 / 0 (5)	Negative Value / $0
Director

Arie Czertok	Not Applicable	Not Applicable	25,000 / 0 (6)	Negative Value / $0
Former Director (until May 2006)

Aviu Ben-Horrin	Not Applicable	Not Applicable	25,000 / 0 (7)	Negative Value / $0
Director

Alon Mualem	Not Applicable	Not Applicable	0 / 300,000 (8)	$0 / Negative Value
Treasurer, Chief Financial Officer and Principal Accounting Officer

(1) Campbeltown Business Ltd., a private company incorporated in the British Virgin Islands which is owned and controlled by Guy Nissenson and other members of the Nissenson family, owned options to purchase 500,000 shares of our common stock for $0.40 per share or an aggregate of $200,000. Said options were exercised on December 29, 2005. Guy Nissenson owns 20% of Campbeltown Business Ltd. Options to purchase shares of our common stock are shown in the table above as owned by Guy Nissenson due to Guy Nissenson’s 20% ownership of Campbeltown Business Ltd.

(2) Based on the closing price of $2.80 and $2.75 per share as of December 30, 2004 and December 29, 2005, respectively, and an exercise price $0.40 per share for 500,000 share options.

(3) Based on the closing price of $2.80 and $2.76 per share as of December 30, 2004 and December 30, 2005, respectively, and an exercise price of $3.50 per share.

(4) Based on the closing price of $2.80 and $2.76 per share as of December 30, 2004 and December 30, 2005, respectively, and an exercise price of $3.50 per share.

(5) Based on the closing price of $2.80 and $2.76 per share as of December 30, 2004 and December 30, 2005, respectively, and an exercise price of $3.50 per share.

(6) Based on the closing price of $2.80 and $2.76 per share as of December 30, 2004 and December 30, 2005, respectively, and an exercise price of $3.50 per share.

(7) Based on the closing price of $2.80 and $2.76 per share as of December 30, 2004 and December 30, 2005, respectively, and an exercise price of $3.50 per share.

(8) Based on the December 30, 2005 per share closing price of $2.76, and an exercise price of $3.50 per share.

Employment Arrangements

A March 10, 2005 employment agreement between Xfone, USA, Inc. and Wade Spooner, its President and Chief Executive Officer, provides, that Mr. Spooner will be granted and issued options for 600,000 shares of our restricted common stock, of which: (a) 100,000 will be attributable to Employment Year 1; (b) 200,000 will be attributable to Employment Year 2; and (c) 300,000 of which shall be attributable to Employment Year 3. The options will vest as follows: (a) options for 100,000 shares of the our restricted common Stock will vest 3 years from the grant date; (b) options for 200,000 shares of our restricted common stock will vest 4 years from the grant date; and (c) options for 300,000 shares of our common stock will vest 5 years from the grant date. The stock options will provide for a five (5) year term from the vesting date, a strike price that is 10% above the closing price of the Company’s common stock on the date of issue of the options. In addition, under certain circumstances, Mr. Spooner will be entitled to receive warrants (See immediately below “Acquisition Bonus”).

A March 10, 2005 employment agreement between Xfone, USA and Ted Parsons, its Executive Vice President and Chief Marketing Officer, provides, that Mr. Parsons will be granted and issued options for 300,000 shares of our restricted common stock, of which: (a) 50,000 will be attributable to Employment Year 1; (b) 100,000 will be attributable to Employment Year 2; and (c) 150,000 of which shall be attributable to Employment Year 3. The options will vest as follows: (a) options for 50,000 shares of the Our restricted common Stock will vest 3 years from the grant date; (b) options for 100,000 shares of our restricted common stock will vest 4 years from the grant date; and (c) options for 150,000 shares of our common stock will vest 5 years from the grant date. The stock options will provide for a five (5) year term from the vesting date, a strike price that is 10% above the closing price of our common stock on the date of issue of the options. In addition, under certain circumstances, Mr. Parsons will be entitled to receive warrants (See immediately below “Acquisition Bonus”).

On November 13, 2005, our Board of Directors ratified the grant of 600,000 options to Wade Spooner and 300,000 options to Ted Parsons, under our 2004 Stock Option Plan, pursuant to the terms described in the March 10, 2005 employment agreements.

On July 11, 2006, and in conjunction with the March 10, 2005 employment agreements, we issued 32,390 warrants to Wade Spooner and 16,195 warrants to Ted Parsons, as “Acquisition Bonus”. These warrants do not necessarily constitute the entire Aggregate Transaction Consideration (as defined in the abovementioned employment agreements). We were advised by the American Stock Exchange that the approval of the shareholders of the Company is required in order to allow the issuance and listing of the shares underlying said warrants. Subject to obtaining the required approvals, the warrants are convertible on a one to one basis into restricted shares of our common stock at an exercise price of $3.285, and have a term of five years. On November 20, 2006, our Board of Directors decided to recommend our shareholders to vote at the Company’s forthcoming Annual Meeting "FOR" the ratification and/or approval of any issuance of warrants to the Messrs. Spooner and Parsons pursuant to section 3.4 of the abovementioned employment agreements.

Effective June 8, 2005, in accordance with a Board resolution dated June 8, 2005, the Company appointed Mr. Alon Mualem, as Treasurer, Chief Financial Officer and Principal Accounting Officer of the Company. Mr. Mualem also holds the position of Chief Financial Officer of the Company’s majority owned subsidiary in Israel, Xfone 018. For holding the positions of Treasurer, Chief Financial Officer and Principal Accounting Officer of Xfone, Inc. and Chief Financial Officer of Xfone 018, Mr. Mualem receives an annual salary of approximately US$100,000, use of a company car, and manager’s insurance that includes health, pension, disability and an educational training fund. Mr. Mualem was granted on June 8, 2005, under the Company's 2004 Stock Option Plan, 300,000 options to purchase 300,000 common shares of the Company at an exercise price of $3.5. The vesting of the options will be over a period of 4 years as follows: 25% of the options are vested after a year from the date of grant. Thereafter, 1/16 of the options are vested every 3 months for the following 3 years. The agreement with Mr. Mualem is subject to termination by either party giving written notice to the other 30 days prior to the effective date of termination.

On July 11, 2006, and in conjunction with a July 3, 2006 Service Agreement between the Company, Swiftnet Limited and John Mark Burton, the Managing Director of our UK based subsidiaries, Swiftnet Limited and Equitalk.co.uk Limited, and the Chairman of the Board of Story Telecom, the Company’s Board of Directors approved the grant of 300,000 options, under and subject to our 2004 Stock Option Plan, to Mr. Burton. The options are convertible on a one to one basis into restricted shares of our common stock, at an exercise price of $3.50, and have a term of ten years. The vesting of the options will be over a period of 4 years as follows: 75,000 options are vested on July 3, 2007. Thereafter, 18,750 options are vested every 3 months for the following 3 years.

Recent grants of Options under our 2004 Stock Option Plan

On October 30, 2006, the Company’s Board of Directors approved a grant of 25,000 options to Itzhak Almog under and subject to the Company’s 2004 Stock Option Plan. The options were granted according to the following terms: Date of Grant - October 30, 2006; Option exercise price - $3.50; Vesting Date - 12 months from the Date of Grant; Expiration Date - 5 years from the Vesting Date. We relied upon the exemption from registration provided by Section 4(2) of the Act. We believed that the exemption was available because the offer and sale of the securities did not involve a public offering or an underwriter.

Compensation for Board Services and Reimbursement of Expenses

Pursuant to a Company’s Board of Directors’ resolution dated October 30, 2006, the Company shall compensate all its non-employed Directors for participation at meetings of the Board and Committees of the Board. The compensation for Board services shall be as follows: (a) $200 - for physical participation at each meeting of the Board or Committee of the Board; (b) $50 - for participation via the telephone at each meeting of the Board or Committee of the Board. In addition, the Company shall reimburse its non-employed Directors for expenses incurred in connection with Board services. The expenses shall be reviewed and pre-approved by the President of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Title of Class	Name, Title & Address of Beneficial Owner	Amount of Beneficial Ownership	Nature of Ownership	Percent of Class
Common	Abraham Keinan*/*** Chairman of the Board 4 Wycombe Gardens London NW11 8AL United Kingdom	5,000,000	Direct	39.20%
Common	Guy Nissenson**/*** Chief Executive Officer/ President/Director 3A Finchley Park London N12 9JS United Kingdom	2,703,500	Direct/Indirect	21.20%
Common	Eyal J. Harish**** Director 3 Moshe Dayan Street, Raanana, Israel	90,000	Direct	0.79%
Common	Shemer S. Schwartz***** Director 5 Israel Galili, Kefar Saba, Israel	75,000	Direct	0.66%
Common	Aviu Ben-Horrin****** Director 40 Jabotinski Street, Tel Aviv, Israel	25,000	Direct	0.22%
Common	MCG Capital Corporation******* 1100 Wilson Boulevard, Suite 3000, Arlington VA, 22209, USA	1,022,591	Direct/Indirect	8.96%
Common	Crestview Capital Master LLC******** 95 Revere Drive, Suite F, Northbrook, Illinois 60062, USA	1,385,219	Direct	11.62%
Common	Mercantile Discount - Provident Funds********* 32 Yavne Street Tel-Aviv 65792, Israel	720,000	Direct	6.26%
Common	Alon Mualem********** 15 Begin Blvd. Yahud, Israel	112,500	Direct	0.99%
Common	Oberon Securities LLC*********** 79 Madison Ave New York NY 10016, USA	615,300	Direct	5.22%
Common	Directors and Executive Officers as a group (6 persons)	8,006,000	Direct	55.06%

* Until June 23, 2004, Abraham Keinan indirectly held 1,302,331 shares of our common stock through Vision Consultants Limited, a Nassau, Bahamas incorporated company that is 100% owned by Mr. Keinan. On June 23, 2004, the shares held by Vision Consultants Limited were transferred to Mr. Keinan as an individual. In addition, certain stockholders provided Mr. Keinan and Mr. Nissenson with irrevocable proxies representing a total of 17.80% of our common stock. On August 21, 2003, we issued 400,000 options to Mr. Keinan, but on March 1, 2004, our Board of Directors cancelled these options. On November 24, 2004, our board of directors issued 1,500,000 options to Mr. Keinan on the following terms: Option exercise price - $3.5, vesting date - 12 month from the date of grant, expiration date - 5 years from the vesting date. On December 29, 2005, the Company purchased below market price 100,000 shares of its common stock from Mr. Keinan which were canceled; Mr. Keinan’s 5,000,000 shares of common stock include 1,500,000 shares issuable upon the exercise of options, exercisable within 60 days from the date of this prospectus.

** Guy Nissenson, our Chief Executive Officer/President/Director, has indirect beneficial ownership of 1,203,500 shares of our common stock and direct beneficial ownership of 1,500,000 shares issuable upon the exercise of options, exercisable within 60 days from the date of this prospectus. In addition, certain stockholders provided Mr. Nissenson and Mr. Keinan with irrevocable proxies representing a total of 17.80% of our common stock. To the extent that we issue any shares to Abraham Keinan, Campbeltown Business Ltd. has the right to purchase or acquire such number of our shares on the same terms and conditions so that the relative percentage ownership of Abraham Keinan and Campbeltown Business Ltd. remains the same. On August 21, 2003, we issued 200,000 options to acquire our shares to Mr. Nissenson, but on March 1, 2004 these options were cancelled by our Board of Directors. On November 24, 2004, our board of directors issued 1,500,000 options to Mr. Nissenson on the following terms: Option exercise price - $3.5, vesting date - 12 month from the date of grant, expiration date - 5 years from the vesting date.

*** Our Chairman of the Board, Abraham Keinan, and our President/Chief Executive Officer/Director, Guy Nissenson, exercise significant control over stockholder matters through a September 28, 2004 Voting Agreement between Mr. Keinan, Mr. Nissenson and Campbeltown Business Ltd., an entity owned and controlled by Mr. Nissenson and his family. This agreement is for a term of 10 years and provides that: (a) Messrs. Keinan and Nissenson and Campbeltown Business, Ltd. agree to vote any shares of our common stock controlled by them only in such manner as previously agreed by all these parties; and (b) in the event of any disagreement regarding the manner of voting, a party to the agreement will not vote any shares, unless all the parties have settled the disagreement.

**** Dr. Eyal J. Harish is the brother-in-law of Abraham Keinan, our Chairman of the Board. Dr. Harish holds 15,000 shares of our common stock and 75,000 shares issuable upon the exercise of options, exercisable within 60 days from the date of this prospectus.

***** Mr. Shemer S. Schwartz holds 75,000 shares issuable upon the exercise of options, exercisable within 60 days from the date of this prospectus.

****** Mr. Aviu Ben-Horrin holds 25,000 shares issuable upon the exercise of options, exercisable within 60 days from the date of this prospectus.

******* MCG Capital Corporation owns 868,946 shares of our common stock, 100,474 of which are held by Trustmark National Bank as an Escrow Agent; and 153,645 shares issuable upon the exercise of warrants, exercisable within 60 days from the date of this prospectus, 76,822 of which held by Trustmark National Bank as an Escrow Agent. These shares and warrants were issued in conjunction with the consummation of the acquisition of I-55 Internet Services, Inc.

******** Crestview Capital Master LLC owns 713,300 shares of our common stock and 671,919 shares issuable upon the exercise of warrants, exercisable within 60 days from the date of this prospectus.

********* Mercantile Discount - Provident Funds owns 480,000 shares of our common stock and 240,000 shares issuable upon the exercise of warrants, exercisable within 60 days from the date of this prospectus.

********** On June 8, 2005, Mr. Alon Mualem, our Treasurer, Chief Financial Officer and Principal Accounting Officer, was granted 300,000 options at an exercise price of $3.50. The vesting of the options will be over a period of 4 years as follows: 25% of the options are vested after a year from the date of grant. Thereafter, 1/16 of the options are vested every 3 months for the following 3 years. Mr. Mualem holds 112,500 shares issuable upon the exercise of options, exercisable within 60 days from the date of this prospectus.

*********** Oberon Securities LLC owns 90,000 shares of our common stock; however, upon the exercise of warrants exercisable within 60 days from the date of this prospectus, issued to Oberon Securities LLC., it would hold an additional 525,300 shares of our common stock.

Our Chairman of the Board, Abraham Keinan, beneficially owns 31.10% of our common stock. Our President and Chief Executive Officer, Guy Nissenson has significant influence over an additional 10.69% of our common stock, which is owned by Campbeltown Business Ltd., an entity owned and controlled by Mr. Nissenson and his family. In addition, certain stockholders provided Mr. Nissenson and Mr. Keinan with irrevocable proxies representing a total of 17.80% of our common stock. Eyal Harish, a director, beneficially owns 0.13% of our common stock. Swiftnet beneficially owns 1.16% of our common stock. Therefore, our management potentially may vote 60.88% of our common stock, without giving effect to the issuance of any shares upon the exercise of outstanding warrants or options. As such, our management controls the outcome of all matters submitted to a vote of the holders of our common stock, including the election of our directors, amendments to our articles of incorporation and bylaws and approval of significant corporate transactions. Additionally, our management can delay, deter or prevent a change in our control that might be beneficial to our other stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SWIFTNET LIMITED

General Contract for Services

A General Contract for Services by and between us and our wholly-owned subsidiary, Swiftnet Limited, provides that as of January 1, 2005, we will provide Swiftnet the following services: Marketing, Finance and Operational Consultancy work related to customers and transactions that are based in and outside the United Kingdom. In return for these services, Swiftnet will pay us the following consideration: 5% of the total turnover of Swiftnet; 5% on money raised from sources outside the United Kingdom; and expenses. The General Contract for Services may be terminated by either party upon 30 days prior written notice to the other party.

XFONE 018 LTD.

August 26, 2004 Investment Agreement

According to an August 26, 2004 Investment Agreement between us, Xfone 018 Ltd. and our 26% minority interest partner in Xfone 018 (respectively, the "Investment Agreement", the "Minority Partner"), the Minority Partner provided in 2004 a bank guarantee of 10,000,000 New Israeli Shekels ("NIS") (£1,234,689) ($2,324,500) to the Ministry of Communications of the State of Israel which replaced an existing bank guarantee given by us in connection with Xfone 018’s license to provide international telecom services in Israel. As part of the Investment Agreement, we agreed to indemnify the Minority Partner for any damage caused to him due to the forfeiture of the bank guarantee with the Ministry of Communications on account of any act and/or omission of Xfone 018, provided that the said act or omission is performed against the opinion of the Minority Partner or without his knowledge. Further, we agreed that if at the end of the first two years of Xfone 018 business activity, its revenues shall be less than $2,000,000 (£1,062,327), or if it shall cease business activity (at any time), we shall secure the return of the bank guarantee to the Minority Partner.

Pursuant to the Investment Agreement, the Minority Partner provided in the fourth quarter of year 2004, a shareholder loan of approximately $400,000 (£212,465) to Xfone 018 (the "Minority Partner Loan"). The Minority Partner Loan is for four years with annual interest of 4% and linkage to the Israeli consumer price index. As of September 30, 2006, we provided Xfone 018 with a shareholder loan in an aggregate amount of $800,000 (£424,931).

The Investment Agreement provides that we shall be entitled to receive from Xfone 018 management fees equivalent to 5% of the operating profit of Xfone 018, in return for the management services provided by us to Xfone 018. As of September 30, 2006, no management fees were due or paid.

Giora Spigel Agreement

Pursuant to a verbal agreement between Mr. Giora Spigel and us, the Board of Directors of Xfone 018 approved on November 24, 2004, subject to the approval of the Ministry of Communications of the State of Israel, that shares held by us, representing 5% ownership of Xfone 018, will be transferred to Margo Sport Ltd., a company owned by Mr. Spigel and his wife. Upon approval of the Ministry of Communications of the State of Israel, such verbal agreement was evidenced by a share transfer deed as required by the Israel Company Law - 1999.

Xfone 018 is currently owned 69% by us, 26% by Newcall Ltd. (a company owned by the Minority Partner), and 5% by Margo Sport Ltd.

October 30, 2006, our Board of Directors Resolution

On October 30, 2006, our Board of Directors directed and authorized the President of the Company to execute a confirmation letter to be furnished to BKR Yarel + Partners (the independent auditors of Xfone 018), declaring that it is the intention of the Company, as the parent company of Xfone 018, to further invest funds which are required to finance the continuing operations of Xfone 018 in the 12 months period ending on November 16, 2007. The confirmation letter was executed and furnished to BKR Yarel + Partners the same day.

AURACALL LIMITED

Our interest in Auracall through Swiftnet

On October 16, 2001, our wholly owned UK based subsidiary, Swiftnet Limited entered into an agreement titled “Formation of Newco” (the “Newco Agreement”). The Newco Agreement provided that Dr. Nissim Levy and Swiftnet will establish a company, Newco (which later became Auracall Limited), for the purpose of developing telecommunication business based on non-geographic numbers. In May 2002, Swiftnet exercised its option pursuant to the Newco Agreement to receive 50% of the shares of Auracall, and both Swiftnet and Dr. Levy agreed to give 5% of Auracall’s shares to Auracall’s Managing Director, Mr. Dan Kirschner. Therefore, the interest in Auracall was as follows: Swiftnet - 47.5%, Dr. Levy - 47.5%, and Mr. Kirschner - 5%. In practice, Dr. Levy and Swiftnet provided a loan to Auracall to the level of about £45,000 and £15,000, respectively. On August 21, 2003, Swiftnet and Mr. Kirschner entered into an agreement (the “August 21, 2003 Agreement”) which provided that Swiftnet will not object that Dr. Levy will sell all of his interest in Auracall to Mr. Kirschner once the Newco Agreement provisions concerning the payout of profits to cover debt/investments and other conditions are fulfilled. Swiftnet and Mr. Kirschner further agreed to certain conditions which were affirmed by the Newco Agreement. The August 21, 2003 Agreement further provided that once the Newco Agreement provisions concerning the payout of profits to cover debt/investments are fulfilled, Mr. Kirschner’s salary will be reinstated to £50,000 and Swiftnet will receive £24,000 as management/consultancy fees. The August 21, 2003 Agreement further provided that Auracall will issue to Mr. Kirschner, as a bonus, further shares from treasury to the level that Mr. Kirschner will hold 67.5% of Auracall shares and Swiftnet will hold only 32.5% of Auracall shares. This bonus was subject to certain pre-conditions. The August 21, 2003 Agreement provided that it will take effect only after the arrangement between Dr. Levy and Mr. Kirschner will be finalized. In January 2004, Dr. Levy sold all of his interest in Auracall to Mr. Kirschner. Therefore, Mr. Kirschner owned 52.5% of Auracall shares and Swiftnet owned 47.5% of Auracall shares. On January 1, 2006, Auracall issued to Mr. Kirschner further shares from treasury to the level that Swiftnet was diluted from 47.5% to 32.5% holdings of Auracall. This issuance was a bonus in accordance with the August 21, 2003 Agreement.

September 27, 2006 Shareholders Loan Agreement

On September 27, 2006, a Shareholders Loan Agreement was entered by and between Auracall Limited, an affiliated company, Swiftnet Limited, our wholly owned U.K. subsidiary and the Managing Director of Auracall who holds 67.5% of Auracall. As part of this agreement, Swiftnet agreed to provide a loan of £24,000 to Auracall, free of interest, to be repaid within one year. The loan was funded on October 13, 2006.

CRESTVIEW CAPITAL MASTER, LLC

November 20, 2006 Consultancy Agreement with Crestview Capital Partners

On November 20, 2006, the Company and Crestview Capital Partners, LLP (the “Consultant”) entered into a one-year Consultancy Agreement (the "Consultancy Agreement"). During the term of the Consultancy Agreement, the Company will engage the Consultant as its strategic consultant on United States capital markets for micro-cap public companies. In return for its services pursuant to the Consultancy Agreement, the Consultant was granted 117,676 warrants to purchase restricted shares of the Company’s common stock, registered in the name of Crestview Capital Master, LLC (the "Warrants"). The Warrants will be exercisable pursuant to the following terms: Vesting - 29,419 warrants immediately, 29,419 warrants on February 10, 2007, 29,419 warrants on May 10, 2007, and 29,419 warrants on August 10, 2007; Exercise Price - $3.50; Term - five (5) years. The exercise of the Warrants is currently pending the approval of the American Stock Exchange for listing the shares underlying the Warrants. The shares underlying the Warrants are covered by this prospectus.

Crestview Capital Master, LLC owns 713,300 shares of the Company’s common stock and a total of 760,176 warrants to purchase shares of the Company’s common stock.

Following the recommendation of the Company’s Audit Committee, the Company’s Board of Directors approved the Consultancy Agreement on November 20, 2006. The Board of Directors further recommended that shareholders vote "FOR" the approval of the Consultancy Agreement at the Company’s forthcoming Annual Meeting, should such approval be required by the American Stock Exchange.

ABRAHAM KEINAN

Keinan Share Issuance

On September 1, 2000, we issued 1,730,000 shares of our common stock to our founder and Chairman of the Board, Abraham Keinan, for services rendered to us in our corporate formation. Mr. Keinan’s services consisted of the establishment of our business concept and providing us with technical expertise. We valued Mr. Keinan’s services at $247,390.

Keinan Stock Ownership through Vision Consultants

Until June 23, 2004, our Chairman of the Board, Mr. Abraham Keinan indirectly held 1,302,331 shares of our common stock through Vision Consultants Limited, a Nassau, Bahamas incorporated company that is 100% owned by Mr. Keinan. On June 23, 2004, the shares held by Vision Consultants Limited were transferred to Mr. Keinan as an individual.

Redemption of Keinan shares

On December 29, 2005, the Board of Directors of the Company entered into an oral stock purchase agreement with Mr. Keinan pursuant to which it repurchased 100,000 restricted shares of its common stock at a price of $2.50 per share (market price at that day was $2.75 per share). The 100,000 shares were returned to us for cancellation. The Agreement was approved by a majority of the non-interested members of the Board of Directors.

Keinan Employment with Swiftnet

Our Chairman of the Board, Mr. Abraham Keinan, has been employed by our wholly-owned UK based subsidiary, Swiftnet Limited since its inception in 1990. In 2005, Mr. Keinan’s annual salary was £54,594 ($94,175). Mr. Keinan receives in addition to his monthly salary pension benefits and a company car.

Mr. Keinan has no written employment agreement with us.

Keinan Bonus and Success Fee

On April 2, 2002, our Board of Directors approved a bonus and success fee whereby if we receive monthly revenues in excess of $485,000 then Mr. Keinan and our consultant, Campbeltown Business, Ltd. will receive 1% of the revenues for each month where our revenues reach $485,000, up to a maximum of $1 million. On April 10, 2003, Mr. Keinan and Campbeltown Business Ltd waived their right to receive 1% of the revenues generated by Story Telecom.

On June 28, 2004, our Board of Directors approved a bonus of £5,000 to Mr. Keinan for his efforts in connection with obtaining the license to become an international telecom service provider in Israel by Xfone 018.

Keinan Loan

Since our inception in September 2000, through December 31, 2000, we along with our subsidiary, Swiftnet loaned Abraham Keinan, our Chairman of the Board. This loan originally was reflected in a September 29, 2000 promissory note payable in ten equal installments ending on January 1, 2011. This note is non-interest bearing. We provided the loan to Mr. Keinan to promote his loyalty and continued service as our Chairman of the Board of Directors. The loan to Mr. Keinan amounted to £123,965 as of December 31, 2005, and £247,931 as of December 31, 2004. On December 29, 2005, Mr. Keinan repaid £123,966 ($217,993) which was due for the fiscal year ended December 2005. Under the terms of the loan the remaining £123,965 ($213,840) will be repaid by the end of 2006.

Indemnification

Xfone 018 Ltd., Our Israeli subsidiary, has obtained certain credit facilities from Bank Hapoalim B.M. The credit facilities are secured, among others, with a personal guarantee by Abraham Keinan and Guy Nissenson, which includes a pledge on 1,000,000 shares of common stock of the Company owned by Mr. Keinan, and an undertaking to provide Bank Hapoalim with an additional financial guarantee of up to $500,000 under certain circumstances. We agreed to indemnify Abraham Keinan and/or Guy Nissenson on account of any damage and/or loss and/or expense (including legal expenses) that they may incur in connection with the stock pledge and/or any other obligation made by them to Bank Hapoalim in connection with the collateral.

GUY NISSENSON

Campbeltown Business Ltd.

On May 11, 2000, Swiftnet Limited, which is now our wholly owned subsidiary, and our Chairman of the Board of Directors, Abraham Keinan, entered into an 18-month renewable consulting agreement with Campbeltown Business Ltd., a private company incorporated in the British Virgin Island which is owned by Guy Nissenson, our Chief Executive Officer/President and Director and four other relatives of Mr. Nissenson. This agreement provides that Swiftnet hires Campbeltown Business, Ltd. as its financial and business development consultant and will pay Campbeltown Business Ltd. £2,000 per month, along with an additional monthly performance bonus based upon Swiftnet attaining the following revenue levels for consulting services in the area of business development and management activities:

TARGET AMOUNT OF REVENUES PER MONTH	ADDITIONAL MONTHLY BONUS
Less than £125,000	£0
Between £125,000 - £150,000	£1,250
(approximately $ 225,000 - $ 270,000 )	(approximately $ 2,250 )
Between £150,000 - £175,000	£2,500
(approximately $ 270,000 - $ 315,000 )	(approximately $4,500 )
Over £175,000	£2,750
(approximately $ 315,000)	(approximately $ 4,950)

This agreement with Campbeltown Business, Ltd. involving this monthly payment of £2000, along with an additional monthly performance bonus, is separate from a bonus and success fee arrangement that we may pay in accordance with an April 2, 2002 approval by our Board of Directors to pay such a bonus and success fee, as discussed below.
The May 11, 2000 agreement is for 18 months, but the agreement provides that the agreement will be renewed by mutual agreement of Swiftnet and Campbeltown Business Ltd. On November 5, 2001, May 11, 2003, November 10, 2004, and May 11, 2006 we renewed this agreement for additional 18 month periods. Therefore, this agreement is due to expire on November 10, 2007.

On June 19, 2000, Swiftnet Limited entered into a Stock Purchase Agreement with Abraham Keinan and Campbeltown Business Ltd. a company owned and controlled by Guy Nissenson and his family. This agreement provides that:
•
Abraham Keinan confirmed that all his businesses activities and initiatives in the field of telecommunications are conducted through Swiftnet, and would continue for at least 18 months after the conclusion of this transaction.

•	Campbeltown Business declared that it is not involved in any business that competes with Swiftnet and would not be involved in such business at least for 18 months after this transaction is concluded.
•	Campbeltown Business would invest $100,000 in Swiftnet, in exchange for 20% of the total issued shares of Swiftnet;
•
Campbeltown Business would also receive 5% of our issued and outstanding shares following our acquisition with Swiftnet. In June 2000, Campbeltown Business invested the $100,000 in Swiftnet. We acquired Swiftnet and Campbeltown received 720,336 shares of our common stock for its 20% interest in Swiftnet.

•
Swiftnet and Abraham Keinan would guarantee that Campbeltown Business' 20% interest in the outstanding shares of Swiftnet would be exchanged for at least 10% of our outstanding shares and that Campbeltown Business would have in total at least 15% of our total issued shares after our acquisition occurred.

•
Campbeltown Business would have the right to nominate 33% of the members of our board of directors and Swiftnet’s board of directors. When Campbeltown Business ownership in our common stock was less than 7%, Campbeltown Business would have the right to nominate only 20% of our board members but always at least one member. In the case that Campbeltown Business ownership in our common stock was less than 2%, this right would expire.

•
Campbeltown Business would have the right to nominate a vice president in Swiftnet. Mr. Guy Nissenson was nominated as of the time of the June 19, 2000 agreement. If for any reason Guy Nissenson will leave his position, Campbeltown Business and Abraham Keinan will agree on another nominee. The Vice President will be employed with suitable conditions.

•
Campbeltown Business will have the right to participate under the same terms and conditions in any investment or transaction that involve equity rights in Swiftnet or us conducted by Abraham Keinan at the relative ownership portion.

•	Keinan and Campbeltown Business have signed a right of first refusal agreement for the sale of their shares.
•
Until we conduct a public offering or are traded on a stock market, we are not permitted to issue any additional shares or equity rights without a written agreement from Campbeltown Business. This right expires when Campbeltown no longer owns any equity interest or shares in our company or our subsidiary, Swiftnet.

On April 2, 2002, our Board of Directors approved a bonus and success fee whereby if we receive monthly revenues in excess of $485,000 then Mr. Keinan and our consultant, Campbeltown Business, Ltd. shall receive 1% of the revenues for each month where our revenues reach $485,000, up to a maximum of one million dollars. On April 10, 2003, Mr. Keinan and Campbeltown Business Ltd waived their right to receive 1% of the revenues generated from Story Telecom. This bonus and success fee is separate from our agreement with Campbeltown Business, Ltd. involving a monthly payment of 2000 United Kingdom Pounds, along with an additional monthly performance bonus.

Nissenson Employment Agreement

On May 11, 2000, Swiftnet Limited and our Chairman of the Board of Directors, Abraham Keinan, entered into an employment agreement with Guy Nissenson, our Chief Executive Officer/ President. This agreement does not expire. Under the terms of the agreement, Swiftnet employed Mr. Nissenson to provide business development and sales and marketing services, at a base rate of 1000 pounds (UK) per month (approximately $1,433 US). When Swiftnet reaches average sales of 175,000 pounds (UK) per month for a consecutive three-month period, Mr. Nissenson’s salary will increase to 2,000 pounds (approximately $2,866 US) per month. In addition, Mr. Nissenson will receive an unspecified number of options to acquire our stock that is limited to 50% of the options that Abraham Keinan receives. As such, the agreement protects Mr. Nissenson’s rights to have at least 50% of the options rights that Mr. Keinan will have. Mr. Nissenson can transfer the right of these options to another company or person at his discretion. Swiftnet may only cancel these options if : (1) Mr. Nissenson no longer works with Swiftnet; or (2) if within twelve months of Mr. Nissenson’s employment with the company, Swiftnet and any other companies that may buy or merge into Swiftnet in the future, do not reach average revenues (over a three consecutive month period) of at least 120,000 pounds (UK). Because the average sales per month have exceeded 120,000 pounds within a twelve-month period of Mr. Nissenson’s employment, Swiftnet cannot cancel the options.

Nissenson Bonus and Success Fee

On December 29, 2005, the Company’s Board of Directors granted a bonus to Mr. Nissenson for an aggregate amount of $220,000 (the "Bonus"). The Company’s Board of Directors with the exception of Mr. Nissenson and Mr. Keinan who abstained from voting, resolved and granted the Bonus to Mr. Nissenson for his exceptional efforts and professional abilities to achieve the Company’s goals and determined that it was in the best interest of the Company, moreover, the Company believes that the Bonus was fair and proportionate to its President and Chief Executive Officer’s commitment and achievements.

Dionysos Investments (1999) Ltd. financial services and business development consulting agreement

This Financial Services Consulting Agreement was entered into on November 18, 2004, between Dionysos Investments (1999) Ltd., an Israeli company (“Dionysos”) and the Company with respect to certain services. Mr. Haim Nissenson, father of Mr. Guy Nissenson, our President and Chief Executive Officer, is the Managing Director of Dionysos Investments. Dionysos Investments is owned and controlled by certain members of the Nissenson family, other than Mr. Guy Nissenson.

Dionysos agrees to assist the Company in connection with services related to financial activities, financial reports, mergers & acquisitions and other business development work (the “Services”). In the event the Company requests additional services, the scope of such additional services shall be as agreed by the parties and shall be governed by this Agreement.

The parties agree that Dionysos will be compensated by the Company for the Services provided to the Company in the amount of Three Thousand British Sterling Pounds (£3,000) per month beginning on the Effective Date of this Agreement (the “Fees”). In addition, the Company will reimburse Dionysos, based on prior approval by the Company, for expenses incurred, which expenses will include travel, hotel, meals, courier, report reproduction and other administrative costs when and where needed (the “Expenses”). Compensation for any additional services provided by Dionysos for the Company shall be as agreed by the parties.

The Effective Date of this Agreement is January 1, 2005 (the “Effective Date”). The term of this Agreement shall be two (2) years (the “Term”). The Term will be automatically renewed for successive two-year periods, unless either party provides written notice at least ninety (90) days prior to the end of the Term that such party does not wish to renew this Agreement.

VOTING AGREEMENT

Our Chairman of the Board, Abraham Keinan, and our President/Chief Executive Officer/Director, Guy Nissenson, exercise significant control over stockholder matters through a September 28, 2004 Voting Agreement between Mr. Keinan, Mr. Nissenson and Campbeltown Business Ltd, an entity owned and controlled by Mr. Nissenson and his family. This agreement, which is for a term of 10 years, provides that: (a) Messrs. Keinan and Nissenson and Campbeltown Business, Ltd. agree to vote any shares of our common stock controlled by them only in such manner as previously agreed by all these parties; and (b) in the event of any disagreement regarding the manner of voting, a party to the agreement will not vote any shares, unless all the parties have settled the disagreement.

Section 801 of the AMEX Company Guide provides that a listed company in which over 50% of the voting power is held by an individual, a group or another company (a "Controlled Company") is not required to comply with Sections 802(a), 804 or 805 of the AMEX Company Guide, and that a Controlled Company that chooses to take advantage of any or all of these exceptions must disclose that it is a Controlled Company and the basis for that determination. In light of the abovementioned September 28, 2004 Voting Agreement the Company should be considered as a Controlled Company.

IDDO KEINAN

Mr. Iddo Keinan, son of Mr. Abraham Keinan, our Chairman of the Board, has been employed by our wholly-owned UK based subsidiary, Swiftnet limited since 1998. In 2004 and 2005 Mr. Iddo Keinan served as the Commercial Director of Swiftnet, and his annual salary was £33,750 ($65,138), and £29,989 ($51,731), respectively.

WADE SPOONER

In connection with the acquisition of WS Telecom, Inc. we issued a promissory note to Wade Spooner, who was President, Chief Executive Officer and shareholder of WS Telecom; the promissory note replaced a $200,000 note issued by WS Telecom in favor of Mr. Spooner. This note was amended to provide for quarterly payment beginning in October 2004, provided that such payment shall not exceed 50% of the net profits of Xfone USA, Inc. Mr. Spooner is the President and Chief Executive Officer of our wholly owned subsidiary, Xfone USA, Inc.

DESCRIPTION OF SECURITIES

Capitalization

Common Stock:

Authorized - 25,000,000 (par value $0.001)
Issued and outstanding as of November 29, 2006 - 11,253,817

Preferred Stock:

Authorized - 50,000,000 (par value $0.001)
Issued and outstanding as of November 29, 2006 - None

Pursuant to a resolution of the Board of Directors of the Company dated July 11, 2006, in connection with the listing of the shares of the Company on the TASE,  the Company agreed that as long as it’s shares are listed for trading on the TASE,  the Company shall not create, issue or allot shares of a class other than the class listed for trading on the TASE, other than allotments or issuances that comply with the requirements of  Section 46B(A)(1) of the  Israel  Securities Law, 1968.

Proposed Amendment to the Articles of Incorporation:

On November 26, 2006, the Board of Directors of the Company approved an amendment to the Company's Articles of Incorporation (the "Articles of Incorporation") whereby the Articles of Incorporation will be amended to provide for an authorized capital of 75,000,000 shares of Common Stock $0.001 par value. In addition, the amendment will eliminate the 50,000,000 approved shares of preferred stock. The Board of Directors recommended that shareholders vote "FOR" the amendment to the Articles of Incorporation at the Company's forthcoming Annual Meeting.

Treasury Stock:

Issued and outstanding as of November 29, 2006 - None

Warrants:

Issued and outstanding as of November 29, 2006 - 4,622,219
Each issued and outstanding warrant is exercisable into one share of common stock at an exercise price range of $2.86 - $6.80 per share.

Options under the 2004 Stock Options Plan:

Authorized - 5,500,000
Granted as of November 29, 2006 - 5,455,000, 4,555,000 of which are exercisable into one share of common stock at an exercise price of $3.50 per share, and 900,000 of which are exercisable into one share of common stock at an exercise price which is 10% above the closing price of the common stock on the closing date of the merger of WS Telecom, Inc. with and into Xfone USA, Inc.

Convertible Notes:

On September 27, 2005, a Securities Purchase Agreement (the "Securities Purchase Agreement") was entered for a $2,000,000 financial transaction by and among the Company, Xfone USA, Inc., eXpeTel Communications, Inc., Gulf Coast Utilities, Inc. and Laurus Master Fund, Ltd. The investment, which took the form of a Convertible Term Note secured by the Company's United States assets, has a 3 year term and bears interest at a rate equal to prime plus 1.5% per annum. The Term Note is convertible, under certain conditions, into shares of the Company's common stock at an initial conversion price equal to $3.48 per share. In conjunction with this financial transaction, we issued to Laurus Master Fund 157,500 warrants which are exercisable at $3.80 per share for a period of five years. The closing of the financial transaction was on September 28, 2005. In conjunction with the Secured Convertible Term Note, and pursuant to a Registration Statement on Form SB-2 which was declared effective by the U.S. Securities and Exchange Commission on February 10, 2006, the Company registered 574,713 shares of common stock (the maximum amount of shares that could have been issued upon conversion).

Dividends

No cash dividend was declared in 2004 and 2005.

The Securities Purchase Agreement (as defined immediately above) provides, among others, that for so long as twenty five percent (25%) of the principal amount of the Secured Convertible Term Note is outstanding, the Company, without the prior written consent of Laurus Master Fund, LLC, shall not, and shall not permit any of the Subsidiaries (as defined in the Securities Purchase Agreement) to directly or indirectly declare or pay any dividends, other than dividends paid to the Company or any of its wholly-owned Subsidiaries.

Description of Rights and Liabilities of Common Stockholders

Dividend Rights - The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the board of directors of the Company may from time to time determine.

Voting Rights - Each holder of the Company's common stock is entitled to one vote for each share held on record on all matters submitted to the vote of stockholders, including the election of directors. All voting is non-cumulative, which means that the holder of fifty percent (50%) of the shares voting for the election of the directors can elect all the directors. The board of directors may issue shares for consideration of previously authorized but un-issued common stock without future stockholder action.

Liquidation Rights - Upon liquidation, the holders of the common stock are entitled to receive pro rata all of the assets of the Company available for distribution to such holders.

Preemptive Rights - Holders of common stock are not entitled to preemptive rights.

Redemption rights - no redemption rights exist for shares of common stock.

Sinking Fund Provisions - No sinking fund provisions exist.

Further Liability for Calls - No shares of common stock are subject to further call or assessment by the Company.

Potential Liabilities of Common Stockholders to State and Local Authorities
No material potential liabilities are anticipated to be imposed on stockholders under state statues. Certain Nevada regulations, however, require regulation of beneficial owners of more than 5% of the voting securities. Stockholders that fall into this category, therefore, may be subject to fines in circumstances where non-compliance with these regulations is established.

SHARES ELIGIBLE FOR RESALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates", as that term is defined under the Securities Act of 1933, may generally only be sold in compliance with Rule 144 under the Securities Act of 1933 ("Rule 144").

In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

SELLING STOCKHOLDERS

We agreed to register for resale shares of common stock by the selling stockholders listed below. All expenses incurred with respect to the registration of the common stock will be bared by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the Securities Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, none of the selling stockholders have held any position or office with us, nor are any of the selling stockholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. Except as indicated below, no selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with the Securities and Exchange Commission rules, and includes investment power with respect to shares and shares owned pursuant to warrants or options exercisable within 60 days. The "Number of Shares Beneficially Owned after the Offering” column assumes the sale of all shares offered.

Shareholder	Common Shares Owned by the Selling Security Holders	Warrants Owned by the Selling Security Holder (*)	Stock Underlying Stock Option Plan	Total Shares Registered (**)	Current Total Amount in US$	Percent of Total Outstanding (***)
Abraham Keinan (1)	3,500,000		1,125,000 (+ additional 375,000 options not included herein)	4,625,000		39.20%
Campbeltown Business Ltd. (2)	1,203,500			1,203,500		10.69%
Eyal J. Harish (3)	15,000		56,250 (+ additional 18,750 options not included herein)	71,250		0.79%
Bosmat Houston (4)	15,000		112,500 (+ additional 37,500 options not included herein)	127,500		0.71%
Rafael Dick (5)	1,000		225,000 (+ additional 75,000 options not included herein)	226,000		1.16%
Swiftnet Limited (Agents Fund) (6)	25,000			25,000		0.22%
Swiftnet Limited (Management Fund) (7)	105,700			105,700		0.94%
Oberon Securities, LLC (8)	90,000	280,300 (+ additional 245,000 warrants not included herein)		370,300		5.22%
Elite Financial Communication Group, LLC (9)	9,730	35,640		45,370		0.40%
Preiskel and Co. (10)	5,236			5,236		0.05%
Gersten Savage, LLP (11)	755			755		0.01%

MCG Capital Corporation (12)	667,998 (+ additional 200,948 shares and 153,645 warrants not included herein)		667,998		8.96%
Randall Wade James Tricou (13)	84,359 (+ additional 223,702 shares and 81,695 warrants not included herein)		84,359		2.13%
Rene Tricou- Tricou Construction (14)	25,986 (+ additional 12,993 warrants not included herein)		25,986		0.35%
Rene Tricou - Bon Aire Estates (15)	20,019 (+ additional 10,010 warrants not included herein)		20,019		0.27%
Rene Tricou - Bon Aire Utility (16)	7,997 (+ additional 3,999 warrants not included herein)		7,997		0.11%
Danny Acosta (17)	25,572 (+ additional 13,252 shares and 22,919 warrants not included herein)		25,572		0.55%
Hadar Insurance Company Ltd. (18)	90,000	45,000	175,500	225,000	1.19%
The Israeli Phoenix Assurance Company Ltd. (19)	110,000	55,000	214,500	275,000	1.46%
Gaon Gemel Ltd. (20)	44,000	22,000	85,800	110,000	0.59%

Mercantile Discount - Provident Funds (21)	80,000 (+ additional 400,000 shares and 200,000 warrants not included herein)	40,000	156,000	200,000	6.26%
Meiron Provident Fund for Self Employed Persons of the First International Bank of Israel Ltd. (22)	52,241	26,121	101,871	151,500	0.69%
Kidma Provident Funds Management Company Ltd. for Menifa Provident Fund for Bank of Israel Employees (23)	7,414	3,707	14,457	21,500	0.10%
Tohelet Provident and Compensation Fund of the first International Bank of Israel Ltd. (24)	1,034	517	2,016	3,000	0.01%
Mishtalem Funds for Continuing Education of the First International Bank of Israel Ltd. (25)	99,051	49,526	193,150	287,250	1.31%
Hamelacha Provident and Compensation Fund of the First International Bank of Israel Ltd. (26)	1,724	862	3,362	5,000	0.02%
Atidoth Provident and Compensation Fund of the First International Bank of Israel Ltd. (27)	43,103	21,552	84,052	125,000	0.57%
Keren Hashefa Provident and Compensation Fund of the First International Bank of Israel Ltd. (28)	59,655	29,828	116,328	173,000	0.79%
Teuza Provident and Compensation Fund of the First International Bank of Israel Ltd. (29)	24,138	12,069	47,069	70,000	0.32%

Security Pension Fund for Artisans Industrialists and Self Employed Persons Ltd. (30)	517	259		1,009	1,500	0.01%
Central Fund for the Payment of Severance Pay of the First International Bank of Israel Ltd. (31)	55,948	27,974		109,099	162,250	0.74%
Wade Spooner (32)		337,115	450,000 (+ additional 317,294 shares and 150,000 options not included herein)	787,115		2.61%
Ted Parsons (33)		55,393	225,000 (+ additional 25,213 shares and 75,000 options are not included herein)	280,393		0.30%
Institutional Marketing Services, Inc. (34)		108,000		108,000		0.08%
Crestview Capital Master, LLC (35)		117,676 (+ additional 713,300 shares and 642,500 warrants not included herein)		117,676		11.62%
Guy Nissenson (36)			1,125,000 (+ additional 375,000 options not included herein)	1,125,000		11.76%
Shemer S. Schwartz (37)			56,250 (+ additional 18,750 options not included herein)	56,250		0.66%
Aviu Ben-Horrin (38)			18,750 (+ additional 6,250 options not included herein)	18,750		0.22%

Yitzhak Almog (39)			25,000	25,000		0.00%
Alon Mualem (40)			225,000 (+ additional 75,000 options not included herein)	225,000		0.99%
Alon Reisser (41)			56,250 (+ additional 18,750 options not included herein)	56,250		0.29%
John Mark Burton (42)			300,000 (+ additional 31,673 shares and 22,198 warrants not included herein)	300,000		0.48%
Bradley Marcus (43)			56,250 (+ additional 18,750 options not included herein)	56,250		0.29%
Aggelos Kikiras (44)			37,500 (+ additional 12,500 options not included herein)	37,500		0.19%
Arie Czertok (45)			18,750 (+ additional 6,250 options not included herein)	18,750		0.22%
Tommy R. Ferguson (46)			22,500 (+ additional 7,500 options not included herein)	22,500		0.27%
Nick Matsoukis (47)			37,500 (+ additional 12,500 options not included herein)	37,500		0.19%
Options not granted up to date			45,000	45,000		0.00%
Total	6,471,677	1,268,539	4,217,500	12,258,689	1,810,000

(*) Number of shares of common stock the selling shareholder could own, in addition to any common shares already owned, upon exercise of all warrants.

(**) The total of 12,258,689 shares registered represents the total amount that may be sold by the selling shareholders, including:

(1) Mr. Abraham Keinan has been our Chairman of the Board of Directors since our inception. Abraham Keinan founded Swiftnet in February 1990. Mr. Keinan has been the Chairman of the Board of Directors of Swiftnet since its inception. From 1991 to October 2003, Mr. Keinan was Swiftnet’s Managing Director. In or about January 2002, Mr. Keinan became a Director of Auracall Limited, our UK based affiliated entity. Mr. Keinan has been a Director of Xfone 018 since its inception in April 2004. In March 2005, Mr. Keinan became the Chairman of the Board of Directors of Xfone 018. Mr. Keinan has been a Director of Xfone USA, since its inception in May 2004. Mr. Keinan has been a Director of Story Telecom since May 2006. In July 2006, Mr. Keinan became a Director of Equitalk.co.uk.

(2) Campbeltown Business Ltd., a private company incorporated in the British Virgin Islands, is owned and controlled by our President and Chief Executive Officer, Guy Nissenson, and other members of the Nissenson family. Campbeltown Business is our consultant.

(3) Dr. Eyal J. Harish has been a member of our Board of Directors since December 19, 2002. Dr. Harish has been a Director of Xfone USA since March 2005. Dr. Harish is the brother-in-law of Mr. Keinan, our Chairman of the Board.

(4) Mrs. Bosmat Houston has been our Research and Development Manager since our inception. She joined Swiftnet in September 1991 as its Research and Development Manager.

(5) Mr. Rafael Dick has been the Managing Director of Xfone 018 since its inception in 2004.

(6) Swiftnet Limited is our wholly owned UK based subsidiary.

(7) Swiftnet Limited is our wholly owned UK based subsidiary.

(8) Oberon Securities, LLC is a limited liability company registered in New York, which is owned, managed, and controlled by Adam Breslawsky, Elad Epstein and Nicole Schmidt. Oberon Securities is a SEC-registered broker-dealer.

(9) Elite Financial Communications Group, LLC is a limited liability company incorporated in the State of Florida. Elite Financial Communications Group is owned, managed and controlled by Dodi B. Handy

(10) Preiskel & Co is a limited liability partnership Law Firm regulated by the Law Society of England & Wales. Preiskel & Co is owned, managed, and controlled by Danny and Ronnie Preiskel. Preiskel & Co is our counsels in the United Kingdom.

(11) Gersten Savage LLP is a limited liability partnership Law Firm regulated by the limited liability partnership laws of the State of New York.  Gersten Savage is owned, managed, and controlled by Jay M. Kaplowitz and Arthur S. Marcus.  Gersten Savage is our corporate counsel.

(12) MCG Capital Corporation, a former shareholder and creditor of I-55 Internet Services, Inc., is organized as a Delaware Corporation and is traded on the NASDAQ Global Select Market under the symbol “MCGC”.

(13) Randall Wade James Tricou is a former shareholder and creditor of I-55 Telecommunications, LLC.

(14) Rene Tricou- Tricou Construction is a former creditor of I-55 Telecommunications, LLC.

(15) Rene Tricou - Bon Aire Estates is a former creditor of I-55 Telecommunications, LLC.

(16) Rene Tricou - Bon Aire Utility is a former creditor of I-55 Telecommunications, LLC.

(17) Danny Acosta is a former creditor of I-55 Telecommunications, LLC.

(18) Hadar Insurance Company Ltd. is a limited liability company registered in Israel, controlled by Eitan Levy and Daniel Vaknin.

(19) The Israeli Phoenix Assurance Company Ltd. is a limited liability company registered in Israel, controlled by Eitan Levy and Daniel Vaknin.

(20) Gaon Gemel Ltd. is a limited liability company registered in Israel, controlled by Mr. Lipa Rafael.

(21) Mercantile Discount - Provident Funds is owned, managed and controlled by Mercantile Discount Bank Ltd.

(22) Meiron Provident Fund for Self Employed Persons of the First International Bank of Israel Ltd. is a limited liability company registered in Israel, controlled by the First International Bank of Israel Ltd.

(23) Kidma Provident Funds Management Company Ltd. for Menifa Provident Fund for Bank of Israel Employees is a limited liability company registered in Israel, controlled by the First International Bank of Israel Ltd.

(24) Tohelet Provident and Compensation Fund of the first International Bank of Israel Ltd. is a limited liability company registered in Israel, controlled by the First International Bank of Israel Ltd.

(25) Mishtalem Funds for Continuing Education of the First International Bank of Israel Ltd. is a limited liability company registered in Israel, controlled by the First International Bank of Israel Ltd.

(26) Hamelacha Provident and Compensation Fund of the First International Bank of Israel Ltd. is a limited liability company registered in Israel, controlled by the First International Bank of Israel Ltd.

(27) Atidoth Provident and Compensation Fund of the First International Bank of Israel Ltd. is a limited liability company registered in Israel, controlled by the First International Bank of Israel Ltd.

(28) Keren Hashefa Provident and Compensation Fund of the First International Bank of Israel Ltd. is a limited liability company registered in Israel, controlled by the First International Bank of Israel Ltd.

(29) Teuza Provident and Compensation Fund of the First International Bank of Israel Ltd. is a limited liability company registered in Israel, controlled by the First International Bank of Israel Ltd.

(30) Security Pension Fund for Artisans Industrialists and Self Employed Persons Ltd. is a limited liability company registered in Israel, controlled by the First International Bank of Israel Ltd.

(31) Central Fund for the Payment of Severance Pay of the First International Bank of Israel Ltd. is a limited liability company registered in Israel, controlled by the First International Bank of Israel Ltd.

(32) Mr. Wade Spooner has been the Chief Executive Officer and President of Xfone USA since the consummation of the WS Telecom/Xfone USA merger on March 10, 2005.

(33) Mr. Ted Parsons has been the Executive Vice President/CMO of Xfone USA since the consummation of the WS Telecom/Xfone USA merger on March 10, 2005.

(34) Institutional Marketing Services, Inc. is incorporated in New York and owned managed and controlled by John G. Nesbett. Institutional Marketing Services is our IR firm.

(35) Crestview Capital Partners, LLC is the manager of Crestview Capital Master, LLC. Stewart R. Flink, Robert Hoyt, and Daniel I. Warsh are the managers of Crestview Capital Partners, LLC. Crestview Capital Partners and Messrs. Flink, Hoyt and Warsh may be deemed to be beneficial owners of the Common Stock held by Crestview Capital Master; however, each disclaims beneficial ownership of such shares of Common Stock.

(36) Mr. Guy Nissenson has been our President, Chief Executive Officer and a Director since our inception. Mr. Nissenson joined Swiftnet in October 1999, became a Director of Swiftnet in May 2000 and its Managing Director in October 2003. In October 2002, Mr. Nissenson became a Director of Story Telecom. In or about January 2002, Mr. Nissenson became a Director of Auracall Limited. Mr. Nissenson has been a Director of Xfone 018 since its inception in April 2004. Mr. Nissenson has been a Director of Xfone USA since its inception in May 2004. In March 2005, Mr. Nissenson became the Chairman of the Board of Directors of Xfone USA. In July 2006, Mr. Nissenson became a Director of Equitalk.co.uk.

(37) Mr. Shemer S. Schwartz has been a member of our Board of Directors since December 19, 2002, is an independent director and a member of the Audit Committee. Mr. Schwartz has been a Director of Xfone USA since March 2005.

(38) Mr. Aviu Ben-Horrin has been a member of our Board of Directors since November 23, 2004, and is an independent director and a member of the Audit Committee.

(39) Mr. Itzhak Almog has been a member of our Board of Directors since May 18, 2006, and is an independent director and Chairman of the Audit Committee.

(40) Mr. Alon Mualem has been our Treasurer, Chief Financial Officer and Principal Accounting Officer since June 8, 2005. Mr. Mualem also holds the position of Chief Financial Officer of Xfone 018.

(41) Mr. Alon Reisser is our General Counsel and Secretary.

(42) Mr. John Mark Burton was appointed as the Managing Director of Swiftnet at the completion of the acquisition of Equitalk on July 3, 2006. He founded Equitalk.co.uk in 2000 and has been serving as its Managing Director since then. On August 3, 2006, Mr. Burton was appointed to the Board of Directors of Swiftnet. On August 7, 2006, Mr. Burton was elected as a Chairman to the Board of Directors of Story Telecom, Inc. and Story Telecom Limited.

(43) Bradley Marcus is the controller of Swiftnet Limited.

(44) Aggelos Kikiras is an employee of Swiftnet Limited.

(45) Mr. Arie Czertok is a former independent Director and Chairman of our Audit Committee. Mr. Czertok was appointed as a Director on November 23, 2004, and resigned on May 17, 2006.

(46) Tommy R. Ferguson is a former Chief Financial Officer of the Company. Mr. Tommy was appointed on August 30, 2004, and on e December 24, 2004 ceased his managerial duties as Chief Financial Officer.

(47) Nick Matsoukis is a former employee of Swiftnet Limited.

(***) Assumes all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period. Calculation is based on 11,253,817 common shares issued and outstanding on November 29, 2006.

The number of shares indicated above includes shares acquired directly from us by the selling shareholders as well as shares which are issuable upon the exercise of warrants / options held by the selling shareholders. In certain circumstances, because we are registering all of the shares issuable upon the exercise of warrants / options, even those not issuable within 60 days, the amount of shares being registered may exceed the amount of shares shown as beneficially owned prior to the offering. We intend to seek qualification for sale of the shares in those states where the shares will be offered. That qualification is necessary to resell the shares in the public market in the states in which the selling shareholders or proposed purchasers reside. There is no assurance that the states in which we seek qualification will approve re-sales of the shares.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell all or a portion of the shares of common stock on any market where our common stock may be listed or quoted (currently the American Stock Exchange and the Tel Aviv Stock Exchange), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the applicable exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions;

(f) market sales (both long and short to the extent permitted under the federal securities laws);

(g) at the market to or through market makers or into an existing market for the shares;

(h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling shareholders of its warrants or common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling shareholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction. We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL REPRESENTATION

The validity of the issuance of the common stock offered hereby will be passed upon for us by Gersten Savage LLP, at 600 Lexington Avenue, New York, New York 10022.

EXPERTS

Our consolidated balance sheet as of December 31, 2005 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended included in this prospectus are in reliance on the report of Stark, Winter, Schenkein & Co., LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

Our consolidated balance sheet as of December 31, 2004 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2004 included in this prospectus are in reliance on the report of Chaifetz & Schreiber, P.C., registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

TRANSFER AGENT

Our transfer agent is Transfer Online, Inc., located at 317 SW Alder Street, 2nd Floor Portland, OR 97204.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The omitted information may be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission at www.sec.gov. Copies of such material can be obtained from the public reference section of the Securities and Exchange Commission at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

FINANCIAL STATEMENTS

Xfone, Inc. and Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS

As Of December 31, 2005

CONTENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Xfone, Inc.

We have audited the accompanying consolidated balance sheet of Xfone, Inc. as of December 31, 2005, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of Xfone 018, Ltd., a 69% owned subsidiary, which statements reflect 10% of total consolidated assets as of December 31, 2005 and 11% of consolidated revenues for the year ended December 31, 2005.  Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Xfone 018, Ltd. as of December 31, 2005 and for the year ended December 31, 2005 is based solely on the report of the other auditor.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, and based on that of the other auditor, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Xfone, Inc. as of December 31, 2005, and the consolidated results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Date: March 29, 2006	By:	/s/ Stark Winter Schenkein & Co., LLP
Stark Winter Schenkein & Co., LLP
Denver, Colorado

Report of Registered Public Accounting Firm

To the Board of Directors and Shareholders of Xfone, Inc.

We have audited the accompanying consolidated balance sheet of Xfone, Inc. and subsidiaries (the “Company”) as of December 31, 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Xfone, Inc. and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

BY: /s/ Chaifetz & Schreiber, P.C Chaifetz & Schreiber, P.C. 21 Harbor Park Drive N. Port Washington, NY 11050 March 31, 2005

Xfone, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

	December 31,	December 31,
	2005	2005
		U.S.$
Current assets

Cash	£2,494,923	$4,303,742

Accounts receivable, net	3,533,830	6,095,857

Prepaid expenses and other receivables	742,874	1,281,458

Loan to shareholder	123,965	213,840

Total Current Assets	6,895,592	11,894,897

Fixed assets

Cost	2,535,989	4,374,581

Less - accumulated depreciation	(484,674)	(836,063)

Total fixed assets	2,051,315	3,538,518

Investments	97,685	168,507

Minority Interest	113,960	196,581

Long Term Receivables	283,229	488,570

Other Assets	2,465,333	4,252,699

Total assets	£11,907,114	$20,539,772

The accompanying notes are an integral part of these consolidated financial statements

Xfone, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET (Continued)

	December 31,	December 31,
	2005	2005
		U.S.$
Current liabilities
Notes payable - current portion	£769,356	$1,327,139
Trade payables	3,266,078	5,633,985
Other liabilities and accrued expenses	1,288,085	2,221,946
Obligations under capital leases - current portion	100,432	173,245

Total current liabilities	5,423,951	9,356,315

Deferred taxes	82,131	141,676
Notes payable	1,370,240	2,363,664
Severance pay	18,840	32,499

Total liabilities	6,895,162	11,894,154

Guarantees, Commitments & Liens

Shareholders' equity
Preferred stock - 50,000,000 shares authorised, none issued
Common stock:
25,000,000 shares authorised, £.0006896 ($0.001) par value;
8,172,671 issued and outstanding	5,448	9,398
Foreign currency translation adjustment	(116,408)	(200,804)
Contributions in excess of shares	4,406,064	7,600,461
Treasury stock, at cost	(142,166)	(245,236)
Retained earnings	859,014	1,481,799

Total shareholders' equity	5,011,952	8,645,618

Total liabilities and shareholders' equity	£11,907,114	$20,539,772

The accompanying notes are an integral part of these consolidated financial statements

Xfone, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended		Year Ended
	December 31		December 31
	2005	2004	2005
			U.S.$
Revenues	£14,113,748	£11,330,116	$24,346,215
Cost of revenues	(9,254,597)	(7,991,375)	(15,964,180)

Gross profit	4,859,151	3,338,741	8,382,035

Operating expenses:
Research and development	(6,896)	(25,945)	(11,896)
Marketing and selling	(1,262,182)	(1,626,288)	(2,177,264)
General and administrative	(3,635,819)	(1,573,726)	(6,271,788)

Total operating expenses	(4,904,897)	(3,225,959)	(8,460,948)

Operating profit (loss)	(45,746)	112,782	(78,913)
Financing expenses - net	(122,338)	(83,403)	(211,033)
Equity in income of affiliated company	76,800	20,885	132,480
Loss from hurricane Katrina	(38,703)	-	(66,763)
Other income	104,646	21,128	180,514

Income before minority interest and taxes	(25,341)	71,392	(43,715)

Minority Interest	113,960	-	196,581

Income before taxes	88,619	71,392	152,866

Taxes on income	(62,541)	(31,518)	(107,883)

Net income	£26,078	£39,874	$44,983

Earnings Per Share:
Basic	£0.004	£0.007	$0.007

Diluted	£0.003	£0.005	$0.006

The accompanying notes are an integral part of these consolidated financial statements

Xfone, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
Year Ended December 31, 2004 and 2005

	Number of Ordinary Shares	Share Capital	Contributions in excess of Par Value	Foreign currency translation adjustments	Treasury Stock	Retained Earnings	Total Shareholders' Equity
Balance at January 1, 2004	5,117,684	£3,530	£193,514	£-	£-	£793,062	£990,106
Issuance of shares	1,103,187	760	1,180,042	-	-	-	1,180,802
Currency Translation	-	-	-	1,210	-	-	1,210
Net income	-	-	-	-	-	39,874	39,874

Balance at December 31, 2004	6,220,871	4,290	1,373,556	1,210	-	832,936	2,211,992

Purchase of treasury stock	(100,000)	-	-	-	(142,166)	-	(142,166)
Stock issued during the
period, net of issuance expenses:
For acquisition transaction	663,650	370	1,188,204	-	-	-	1,188,574
For services	3,150	2	(2)	-	-	-	-
For cash	885,000	496	832,665	-	-	-	833,161
Exercise of share options	500,000	290	115,129	-	-	-	115,419
Warrants issued during the
period	-	-	756,322	-	-	-	756,322
Beneficial conversion feature	-	-	-	-	-	-	-
relating to convertible note	-	-	140,190	-	-	-	140,190
Currency translation	-	-	-	(117,618)	-	-	(117,618)
Net income						26,078	26,078

Balance at December 31, 2005	8,172,671	£5,448	£4,406,064	£(116,408)	£(142,166)	£859,014	£5,011,952

Convenience translation into U.S.$:
Balance at January 1, 2005	6,220,871	$7,400	$2,369,386	$2,087	$-	$1,436,814	$3,815,687

Purchase of treasury stock	(100,000)	-	-	-	(245,236)	-	(245,236)
Stock issued during the
period, net of issuance expenses:
For acquisition transaction	663,650	638	2,049,652	-	-	-	2,050,290
For services	3,150	3	(3)	-	-	-	-
For cash	885,000	857	1,436,347	-	-	-	1,437,204
Exercise of share options	500,000	500	198,598	-	-	-	199,098
Warrants issued during the
period	-	-	1,304,655	-	-	-	1,304,655
Beneficial conversion feature
relating to convertible note	-	-	241,828	-	-	-	241,828
Currency translation				(202,891)			(202,891)
Net income	-	-	-	-	-	44,983	44,983

Balance at December 31, 2005	8,172,671	$9,398	$7,600,463	($200,804)	($245,236)	$1,481,797	$8,645,618

Xfone, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended		Year Ended
	December 31 ,		December 31 ,
	2005	2004	2005
			U.S.$
Cash flow from operating activities
Net income	£26,078	£39,874	$44,983
Adjustments required to reconcile net income
to net cash provided by (used in)
operating activities:
Depreciation and amortization	246,443	124,200	425,114
Stock issued for professional services	24,377	-	42,050
Minority Interest	(113,960)	-	(196,581)
Currency differences on convertible notes	97,572	-	168,312
Capital (loss) from the sale of fix assets	(5,398)	-	(9,312)
(Increase) in trade receivables	(1,013,747)	(1,007,624)	(1,748,713)
Increase in Severance pay	(4,565)	-	(7,875)
Increase in other receivables	(11,361)	(352,580)	(19,598)
Decrease in shareholder loans	123,966	38,805	213,841
Equity in earnings of investments	(76,800)	(20,885)	(132,480)
Increase in trade payables	957,861	397,938	1,652,310
Increase (decrease) in other payables	521,970	(155,777)	900,398
(Decrease) increase in deferred taxes	82,079	(36,057)	141,586

Net cash provided by (used in) operating activities	854,515	(972,106)	1,474,035

Cash flow from investing activities
Purchase of other assets	(117,348)	(57,816)	(202,425)
Purchase of equipment	(388,580)	(635,905)	(670,301)
change in long-term receivables	(87,000)	-	(150,075)
Proceeds from sale of fixed assets	57,971	-	100,000
Repayment of capital lease obligation	(229,358)	-	(395,643)
Net cash acquired through purchase of WS Telecom	76,594	-	132,125
Acquisition of WS Telecom	(244,208)	-	(421,258)

Net cash (used in) investing activities	(931,929)	(693,721)	(1,607,577)

Cash flow from financing activities
Proceed (Repayment) of long term loans from banks and others	(72,773)	578,741	(125,533)
Repayment of capital lease obligation	-	(187,357)	-
Purchase of Treasury stock	(142,166)	-	(245,236)
Dividend paid	-	(86,270)	-
Proceeds from issuance of convertible notes, net	842,889	-	1,453,984
Proceeds from issuance of common stock	1,147,289	1,180,802	1,979,074

Net cash provided by financing activities	1,775,239	1,485,916	3,062,289

Net Increase (Decrease) in cash	1,697,826	(179,911)	2,928,747

Cash, beginning of year	797,097	977,008	1,374,995

Cash at end of year	£2,494,923	£797,097	$4,303,742

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
For the year ended December 31, 2005
	Year		Year
	December 31,		December 31,
	2005	2004	2005
			U.S.$
Acquiring equipment under capital lease obligation	£-	£319,953	$-
Acquisition of WS Telecom	1,862,000		$3,211,950
Acquisition of communication license	61,256	-	105,667

Issuance of shares of common stock for	-	-	-
Compensation for professional services	-	60,120	-

Interest paid	£92,023	£30,347	$158,739
Tax paid	£23,490	£261,896	$40,520
The accompanying notes are an integral part of these consolidated financial statements

 Note 1 - Organization and Nature of Business

A.
Xfone, Inc. ("Xfone") was incorporated in Nevada, U.S.A. in September, 2000 and is a provider of voice and data telecommunications services, with operations in the United Kingdom, the United States and Israel.

Xfone’s holdings in subsidiaries are as follows:

-	Swiftnet Limited ("Swiftnet") - wholly owned U.K subsidiary.

-	Xfone USA, Inc. ("Xfone USA") located in Mississippi- wholly owned subsidiary.

-	Xfone 018 Ltd, an Israeli company ("Xfone 018") - in which Xfone holds a 69% ownership share.

On April 15, 2004, we established an Israel based subsidiary, Xfone Communication Ltd. (which changed its name to Xfone 018 Ltd. in March 2005). On July 4, 2004, the Ministry of Communications of the State of Israel granted Xfone 018 a license to provide international telecom services in Israel. We started providing services in Israel through Xfone 018 as of mid-December 2004. Headquartered in Petach Tikva, Israel, Xfone 018 Ltd. is a telecommunications service provider that owns and operates its own facilities-based telecommunications switching system

In May 2004 Xfone entered into an agreement to acquire WS Telecom Inc. a Mississippi corporation, which provides telecommunication services in the southeastern United States. From July 2004 Xfone USA managed WS Telecom Inc. under a management agreement until the consummation of the acquisition on March 10, 2005 (See note 19).

The financial statements consolidate the operations of Xfone, Swiftnet, Xfone 018 and Xfone USA - (collectively the "Company").

B.
The financial statements of the company have been prepared in Sterling ("£") since this is the currency of the prime economic environment, the U.K., in which the majority of the operations of the Company are conducted.

C.
The financial statements have been translated into U.S. dollars using the rate of exchange of the U.S. dollar at December 31, 2005. The translation was made solely for the convenience of the readers. It should be noted that the £ figures do not necessarily represent the current cost amounts of the various elements presented and that the translated U.S. dollars figures should not be construed as a representation that the £ currency amounts actually represented, or could be converted into, U.S. dollars. The representative rate of exchange of the £ at December 31, 2005 was £1 = 1.725 US$.

Note 2 - Significant Accounting Policies

The financial statements are prepared in accordance with generally accepted accounting principles in the United States. The significant accounting policies followed in the preparation of the financial statements, applied on a consistent basis, are as follows:

A.	Principles of Consolidation and Basis of Financial Statement Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation. A minority interest in the loss of a subsidiary will be recorded according to the respective equity interest of the minority and up to its exposure and/or legal obligation to cover the subsidiary losses in case of equity reduced to zero or below.

B.	Accounts Receivable

Accounts receivable are recorded at net realizable value consisting of the carrying amount less the allowance for uncollectible accounts.

The Company uses the allowance method to account for uncollectible accounts receivable balances. Under the allowance method, estimate of uncollectible customer balances is made using factors such as the credit quality of the customer and the economic conditions in the market. Accounts are considered past due once the unpaid balance is 90 days or more outstanding, unless payment terms are extended. When an account balance is past due and attempts have been made to collect the receivable through legal or other means the amount is considered uncollectible and is written off against the allowance balance.

As of December 31, 2005 the accounts receivable are presented net of an allowance for doubtful accounts of £402,957.

C.	Investments

Investments in affiliates over which we have a significant influence, but not a controlling interest, are accounted for using the equity method of accounting. All equity investments are periodically reviewed to determine if declines in fair value below cost basis are other than temporary. If the decline in fair value is determined to be other than temporary, an impairment loss is recorded and the investment is written down to a new carrying value. In case of losses the equity of such investments is reduced to zero.

D.	Equipment

Equipment is stated at cost. Depreciation is calculated by the declining balance method over the estimated useful lives of the assets. Annual rates of depreciation are as follows:

	Methods	Useful Life
Switching equipment	straight line	10 years
Machinery and equipment	straight line	3-4 years
Furniture and fixtures	straight line	4-14 years
Motor vehicles	straight line	4 years

E.	Other intangible assets

Other intangible assets with determinable lives consist of license for communication services and are amortized over the 20 year term of the license.

F.	Long-Lived Assets

The Company periodically evaluate the recoverability of the carrying amount of long-lived assets (including property, plant and equipment, and intangible assets with determinable lives) whenever event or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. We evaluate events or changes in circumstances based on a number of factors including operating results, business plans and forecasts, general and industry trends and, economic projections and anticipated cash flows. Impairment, if any, is assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in earnings. The Company also continually evaluates the estimated useful lives of all long-lived assets and periodically revises such estimates based on current events.

G.	Revenue Recognition

The Company’s source of revenues results from charges to customers for the call minutes they use while on the Company’s telecommunications system. Such revenues are recognized at the time this service is rendered. Amounts prepaid by customers are deferred and recorded as a liability and then recorded as revenue when the customer utilizes the service. Messaging services customers are being charged on a per minute basis, per fax page or email. Commissions to agents are accounted as marketing costs for the Company.

H.	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

I.	Earnings Per Share

Basic earning per share (EPS) is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

J.	Income Taxes

Deferred tax liabilities or assets reflect temporarily differences between amounts of assets and liabilities for financial and tax reporting and are adjusted, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse.

K.	Stock-Based Compensation

The Company accounts for equity-based compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” All equity-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123. Under APB No. 25, compensation expense is based upon the difference, if any, on the date of grant, between the fair value of the Company’s stock and the exercise price. Pro forma information (see Note 14) regarding the Company’s net income and net earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123.

L.	Foreign Currency Translation

Assets and liabilities of subsidiaries operating outside United Kingdom with a functional currency other than Pound are translated into Pounds using year end exchange rates, costs and expenses are translated at the average exchange rate effective during the year. Foreign currency translation gains and losses are included in the shareholders equity section.

M.	Goodwill and Indefinite-Lived Purchased Intangible Assets

In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets", goodwill acquired in business combination is assigned to reporting units that are expected to benefit from the synergies of the combination as of the acquisition date. The company assesses goodwill and indefinite-lived intangible assets for impairment annually at the end of each year and more frequently if events and circumstances indicate impairment may have occurred in accordance with SFAS No. 142. SFAS 142 also requires that the fair value of indefinite-lived purchased intangible assets be estimated and compared to the carrying value. The company recognizes an impairment loss when the estimated fair value of the indefinite-lived purchased intangible assets is less than the carrying value.

N.	Recent Accounting Pronouncements

1) FAS 123(R)

In December 2004, the FASB issued Statement No. 123 (Revised 2004), "Share-Based Payment" ("Statement 123(R)"). Statement 123(R) supersedes APB 25 and requires the recognition of the cost of employee services received in exchange for stock options and awards of equity instruments based on the grant-date fair value of such options and awards, over the period they vest. Statement 123(R) will be effective beginning January 1, 2006. Beginning January 1, 2006, the Company will recognize the unvested portion of employee compensation from stock options and awards equal to the unamortized grant-date fair value over the remaining vesting period.

2) FAS 151

In November 2004, the FASB issued FAS 151, “Inventory Costs—an amendment of Accounting Research Bulletin, ARB 43, Chapter 4”. This statement amends current guidance to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. This statement requires that those items be recognized as current-period charges. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company does not expect this statement to have a material effect on the Company’s financial statements or its results of operations.

3) FAS 154

In June 2005, the FASB issued FAS 154, “Accounting Changes and Error Corrections—a replacement of APB No. 20 “Accounting Changes” and FAS No. 3 “Reporting Changes in Interim Financial Statements”. This statement provides guidance on the accounting and reporting of accounting changes and error corrections, and guidance in the determination of retrospective application of changes in accounting principals. As applicable to Xfone, the provisions of FAS 154 are effective as for year beginning January 1, 2006.

Note 3 - Prepaid Expenses, Other Receivables and Deposits
	December 31,	December 31,
	2005	2005
		US$
Deferred taxes	£20,590	$35,518
Prepaid acquisition costs	27,930	48,179
Due from Swiftglobal, Ltd. (non-affiliated entity)	10,846	18,709
Other prepaid expenses	180,510	311,380
Due from Story Ltd. (affiliated entity)	15,960	27,531
Tax authorities	52,084	89,845
Income receivable	318,833	549,987
Other receivables	116,121	200,309

	£742,874	$1,281,458

Note 4 - Loan to the Chairman of the Board and Shareholder

The Company has a non-interest bearing loan of £123,965 ($213,840) due from a shareholder which has been classified as current and is to be repaid in 2006.

Note 5 - Fixed Assets
	December 31,	December 31,
	2005	2005
		US$
Fixed Assets

Cost
Equipment held under capital lease	£529,950	$914,164
Office furniture and equipment	197,317	340,372
Development costs	143,079	246,811
Computer equipment	1,665,643	2,873,234

	£2,535,989	$4,374,581
Accumulated Depreciation
Equipment held under capital lease	£135,131	$199,769
Office furniture and equipment	40,911	70,571
Development costs	73,309	126,458
Computer equipment	235,323	439,265

	£484,674	$836,063

Note 6 - Investments

The Company has investments in two business ventures as follows: 47.5% of Auracall Limited (“Auracall”) and 40% of Story Telecom Inc. (“Story”), both entities operate in the UK. Through December 31, 2005, the cumulative net loss of Story has exceeded the Company’s investments therein; accordingly, such investments have been reduced to zero. Story and Auracall buy the telecommunications services they resell, from the Company (See also note 20A).

Note 7 - Other Assets
	December 31,	December 31,
	2005	2005
		US$
Goodwill in connection with the
acquisition of WS Telecom	£2,218,401	$3,826,742
License	80,959	139,654
Other	176,021	303,636
Accumulated amortization	(10,048)	(17,333)
	£2,465,333	$4,252,699

Note 8 - Other Liabilities and Accrued Expenses
	December 31,	December 31,
	2005	2005
		US$
Companies under management agreements	£271,335	$468,053
Shareholders	29,743	51,307
Corporate taxes	33,124	57,139
Professional fees	23,797	41,050
Government authorities	62,968	108,620
Payroll and other taxes	470,446	811,519
Other accrued expense	234,959	405,304
Others	161,713	278,954

	£1,288,085	$2,221,946

Note 9 - Notes Payable
	December 31,	December 31,
	2005	2005
		US$
Short term bank credit, interest rate at prime or prime +1.0%	£217,861	$375,810
Convertible note	1,113,285	1,920,417
Note payable to others, due on demand, interest rate
at 5 percent, monthly interest payments only	64,771	111,730

Note payable to others, due December 2010, interest rate
at prime, 5.25 percent at December 31, 2005	73,812	127,326

Note payable to others, due March 2010, interest rate at 7.0 percent,	32,143	55,447
monthly payments of $940, including interest

Note payable to others, due March 2010, interest rate at 7.0 percent,	10,690	18,440
monthly payments of $315, including interest

Note payable to bank, due January 2010, interest rate at 6.0 percent,	10,297	17,762
monthly payments of $302, including interest

Bank Hapoalim -maturity ,October 2009
annual interest of the bank's prime rate
plus 1%, payable in 58 equal payments of
Pound 7,654 including interest	380,954	657,146

Shareholder(minority interest holder)
due and payable ,November 2008 annual
interest at Israeli consumer price index plus 4%	235,783	406,725
	2,139,596	3,690,803

less current portion	769,356	1,327,139

Long term portion	£1,370,240	$2,363,664

On September 27, 2005, a Securities Purchase Agreement was entered for a financial transaction by and among the Company, Xfone USA, Inc., eXpeTel Communications, Inc., Gulf Coast Utilities, Inc. and Laurus Master Fund, Ltd. Net proceeds from the financial transaction are mainly to be used for procurement of capital equipment and general working capital purposes for the Company and Xfone USA, Inc., eXpeTel Communications, Inc. and Gulf Coast Utilities, Inc The investment, which takes the form of a convertible note secured by the Company’s United States assets, has a 3 -year term and bears interest at a rate equal to prime plus 1.5% per annum. The Note is convertible, under certain conditions, into shares of the Company’s common stock at an initial fixed conversion price equal to $3.48 per share. The closing of the financing was on September 28, 2005.

The Company has accounted for the embedded beneficial conversion in accordance with EITF 00-27 Application of Issue No. 98-5 to Certain Convertible Instruments and EITF 98-5 Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios. As of December 31, 2005 the amount of embedded beneficial conversion feature is £143,261 ($247,126).

	December 31,	Convenience
	2005	translation into U.S.$
Year
2006	£769,356	$1,327,139
2007	653,202	1,126,774
2008	599,879	1,034,792
2009	100,214	172,869
2010	16,945	29,229
	£2,139,596	$3,690,803

Note 10 - Capital Lease Obligations

The Company is the lessee of switching and other equipment under capital leases expiring in through 2006. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense for 2005.

Minimum future lease payments under capital leases as of December 31, 2005 are:

		U.S.$

Year 2006	£100,432	$173,245

Total minimum lease payments	107,799	185,953
Less: amount representing interest	(7,367)	(12,708)

Present value of net minimum lease payment	£100,432	$173,245

Note 11 - Income Taxes

The Company accounts for income taxes under the provisions of SFAS 109. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carry forward. The Company does not file consolidated tax returns.

The following table reflects the Company's deferred tax assets and (liabilities):

	December 31, 2005
		U.S.$
Deferred Tax Liabilities:
Accelerated tax write off of fixed assets	£82,131	$141,676

Deferred Tax Assets:
Carry forward losses	20,590	35,518

Net deferred taxes liabilities	£61,541	$106,158

The provision for income taxes differs from the amount computed by applying the statutory income tax rates to income before taxes as follows:
	Years Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005
			U.S.$

Income tax computed at statutory rate	£22,428	£17,969	$38,689
Effect of tax authority adjustments		11,601
Current income (losses) for which no deferred
tax expense (benefit) has been recorded	(94,451)		(162,928)
Difference between income reported for
tax purposes and income for financial
reporting purposes - net	134,564		232,123
Effect of permanent differences (including
effect of non consolidated tax filings)		1,948
Provision for income taxes	£62,541	£31,518	$107,884

Note 12 - Commitments & Contingencies

A.
The Company’s wholly-owned UK based subsidiary, Swiftnet Limited was served with a claim on October 11, 2005 that was filed by MCI WorldCom Limited (“MCI”) in an English court for the sum of £1,640,440 ($2,829,758) plus interest accruing at a daily rate of £401 ($691) which at the date of Claim had amounted to £92,317 ($159,247). MCI’s claim is for telecommunication services MCI claims it provided to Swiftnet. Swiftnet has been in dispute with MCI regarding amounts due to MCI for telecommunications services provided by MCI to Swiftnet. Swiftnet alleges that the disputed charges were improperly billed by MCI to its account for a long time and therefore MCI should credit Swiftnet for a certain amount of the claim.  Swiftnet has defended the claim by stating that in relation to the Invoices that MCI is claiming remain unpaid, £307,094 ($529,737) is not justified according to the rates agreed at various meetings and equates to an over-billing by such amount, although Swiftnet does not have written evidence for many of the agreed rates. Swiftnet has also submitted a counterclaim stating that it is owed a further £671,111 ($1,157,666) in credits in relation to amounts paid on account and wrongly attributed by MCI to over-billed invoices. In addition, MCI continues to send traffic to Swiftnet for termination via our Israeli subsidiary's network. Swiftnet is claiming that the amounts owed by MCI to Swiftnet in this regard should be set off as against any amounts being claimed by MCI in the dispute.  There is a further counterclaim for additional accountancy costs and loss of management time incurred by Swiftnet due to the incorrect billing. The Company's financial statements have for some time carried the full amount due to MCI based on the invoices issued by MCI, as well as an appropriate provision for the credit the company is claiming.

B.
Opal Telecom Limited claims that the Company’s wholly-owned UK based subsidiary, Swiftnet Limited, owes them £119,000 ($205,275). However, Swiftnet claims that Opal Telecom owes it damages for breach of an agreement and further that the debt claimed should be reduced by £50,000 ($86,250) to take account of billing errors. Legal proceedings have not been commenced and the parties are planning to meet to see if a settlement can be reached.

C.
Xfone entered into an agreement with an investor in Israel, whereby the later purchased 26% interest in Xfone 018 owned by another shareholder through providing a bank guarantee of 10,000,000 New Israeli Shekels ("NIS") (£1,259,398) ($2,172,496) to the Ministry of Communications of the State of Israel which replaced an existing bank guarantee given by the Company. As part of the agreement, the Company agreed to indemnify the investor for any damage caused to him due to the forfeiture of the bank guarantee with the Ministry of Communications on account of any act and/or omission of Xfone, provided that the said act or omission is performed against the opinion of the investor or without his knowledge. Further, the Company agreed that if at the end of the first two years of Xfone 018 business activity, its revenues shall be less than $2,000,000 (£1,159,420), or if it shall cease business activity (at any time), the Company shall secure the return of the bank guarantee to the investor.

D.
Our Israeli based subsidiary, Xfone 018 Ltd. has received credit facilities from Bank Hapoalim B.M. in Israel to finance its start-up activities. The credit facility includes a revolving credit line of 500,000 New Israeli Shekels ("NIS") ($108,625) and a short-term credit line of 2,250,000 NIS ($488,812). In addition, the bank made available to Xfone 018 a long-term facility of 3,150,000 NIS ($684,336) to procure equipment. The credit facilities are secured with: (a) a floating charge on Xfone 018 assets; (b) a fixed charge on its telecommunication equipment (including switches); (c) subordination of a Term Note of $800,000 (in favor of the Company); (d) assignment of rights by way of pledge on the Partner Communications Company Ltd. contract, the Cellcom Israel Ltd. contract, the Pelephone Communications Ltd. contract, and the Credit companies contracts with Xfone 018; (e) personal collateral by Abraham Keinan and Guy Nissenson, which includes a stock pledge. The Company agreed to indemnify Abraham Keinan and/or Guy Nissenson on account of any damage and/or loss and/or expense (including legal expenses) that they may incur in connection with the stock pledge and/or any other obligation made by them to Bank Hapoalim in connection with the collateral; (f) The Company and Swiftnet Limited issued a Letter of Guarantee, unlimited in amount, in favor of the bank, guaranteeing all debt and indebtedness of Xfone 018 towards the bank.

Note 13 - Capital Structure, Stock Options

Shares and Warrants

A.
The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no pre-emptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock.

B.
During January 2004, the Company issued 17,500 shares and 17,500 Warrants A, and 17,500 Warrants B for consulting services. In addition the Company granted 100,000 Warrants A for legal services. During February 2004, the Company granted 50,000 Warrants A for consulting services.

C.
On February 12, 2004, the Company closed an offering of 986,737 restricted shares of common stock, with 1,136,737 Warrants A and 986,737 Warrants B. The Company sold 969,237 shares of common stock with Warrants A and B attached for aggregate proceeds of £1,580,278. Costs associated with this funding were £433,051 from the proceeds of the offering and an additional 150,000 Warrant A, valued at 33,179. Each Warrant A, which is not freely transferable, entitles the owner to purchase one share, until not later than January/February 2009 at an exercise price of $5.50. Each Warrant B, which is not freely transferable, entitles the owner to purchase one share, until not later than until the earlier of 10 days after our common stock is traded on the NASDAQ Small Cap or the American Stock Exchange. The Warrants B are exercisable at an exercise price of $3.50. Warrants B were expired on November 2004 according to the warrants terms. The Company sold shares with attached Warrants A and B to a total of 16 persons and 8 entities.

D.
The offering agreement requires the Company to issue additional shares for no consideration to the participants of the offering under certain conditions, as defined. Accordingly, on November 17, 2004, the Company issued 109,716 shares according to this agreement.

E.	In February 2005, the Company granted 11,400 shares to employees, agents and subcontractors from its compensation fund stock pool the shares value as of the granting day was: £ 18,171.

F.
In March 2005 the Company granted 8,419 warrants for consulting services, valued £ 4,505. Each Warrant is valid for 5 years and exercisable into one share of restricted common stock at an exercise price of $5.50 per share.

G.
In connection with the acquisition of W.S. Telecom, the Company issued 663,650 restricted shares of its common stock representing a market value of £1,170,400, and 561,216 warrants with a value £ 691,600 (see also Note 19). Each Warrant is valid for 5 years and exercisable into one share with a strike price that is 10% above the closing price of the Company's common stock at the date of the acquisition.

H.	During July 2005, the Company granted 3,150 shares to a subcontractor. The value at the granting day was: £5,478.

I.
In connection with our September 28, 2005 financing transaction with Laurus Master Fund, Ltd. the Company issued 157,500 warrants with a value of £21,740 (see also Note 9). Each warrant is valid for 5 years and exercisable into one share of common stock at $3.80 per share.

J.
On September 28, 2005 a Securities Purchase Agreement was entered for a financial transaction by and among the Company, Crestview Capital Master, LLC, Burlingame Equity Investors, LP, Burlingame Equity Investors II, LP, Burlingame Equity Investors (Offshore), Ltd. and Mercantile Discount - Provident Funds. The proceeds of the financial transaction are expected to be used for general working capital and/or investment in equipment and/or for acquisitions and/or business development. Upon the closing of the financial transaction on October 31, 2005, the Company issued to the investors an aggregate of 885,000 shares of common stock at a purchase price of $2.50 per share together with, 221,250 warrants at $3.00 per share and 221,250 warrants at $3.25 per share.

K.
During November 2005, the Company granted 320,370 warrants to service providers and subcontractors valued £ 77,671 according to Black-Scholes option pricing model. Each Warrant is valid for 5 years and exercisable into one share of restricted common stock at an exercise price of $3.15 to 6.80 per share.

L.
In connection with a Stock Purchase Agreement, clarified on July 30, 2001, Campbeltown Business Limited (“Campbeltown”), an entity owned by the Nissenson family including the Company’s President and Chief Executive Officer, a shareholder, holds options from the Company and one of its directors to purchase 500,000 additional shares of the Company for the amount of $200,000 (£115,942). This option was exercised on December 29, 2005.

M.
On December 29, 2005, the Board of Directors of the Company entered into an oral Stock Purchase Agreement with Mr. Keinan pursuant to which it repurchased 100,000 restricted shares of its common stock at a price of $2.50 per share (market price at that day was $2.75 per share). The 100,000 shares were returned to the Company for cancellation. The Agreement was approved by a majority of the non-interested members of the Board of Directors of the Company.

The following restricted stock was issued, in Pounds during 2004 and 2005:

	Number of	Price	Share	On excess	Treasury	Total issue
Month Issued	Shares	Per share	Capital	of shares	Stock	Price
2004
February	986,737	£1.628	£680	£1,605,728	-	£1,606,408
cost of February issuance	-	-	-	(433,051)	-	(433,051)
May	3,000	1.618	2	4,852	-	4,854
July	3,734	0.694	2	2,589	-	2,591
November	109,716	-	76	(76)	-	-
Total 2004	1,103,187		£760	£1,180,042	-	£1,180,802
2005
February (see section E)	-	-	6	(6)	-	-
March	663,650	1.791	370	1,188,201	-	1,188,571
July	3,150	-	2	(2)	-	-
October	885,000	1.450	498	1,282,608	-	1,283,107
cost of October issuance	-	-	-	(449,943)	-	(449,943)
December Purchase of Treasury Stock	(100,000)	1.422	-	-	(142,166)	(142,166)
December	500,000	0.23	282	115,137	-	115,419
Total 2005	1,951,800		1,158	2,135,996	(142,166)	1,994,988
Total	3,054,987		£1,918	£3,316,038	£(142,166)	£3,175,790

Stock Option Plan

A.
In November 2004, the Company’s board of directors approved the adoption of the principal items forming the Company’s 2004 stock option plan (The “Plan”) for the benefit of employees, officers, directors, consultants and subcontractors of the Company including its subsidiaries. This plan was approved by a special meeting of shareholders on March 13, 2006. The purpose of the Plan is to enable the Company to attract and retain the best available personnel for positions of substantial responsibility, to provide an incentive to such persons presently engaged with the Company and to promote the success of the Company business. The Plan will provide for the grant of options an aggregate of 5,500,000 shares of the Company’s common stock. The Plan shall be administered by the board to determine the persons to whom options are granted, the number of options that are granted, the number of shares to be covered by each option, the options may be exercised and whether the options is an incentive or non-statutory option.

B.
At November 24, 2004 3,200,000 options were granted under the plan described above according to the following terms: Option exercise price - $3.50, vesting date - 12 month from the date of grant, expiration date - 5 years from the vesting date.

C.
On February 6, 2005, the Company’s board of directors approved a grant to past/current employees of 730,000 options under and subject to the 2004 Stock Option Plan of the Company according to the following terms: Option exercise price of $3.50; Vesting Date - the vesting of the options will be over a period of 4 years as follows: 25% of the options are vested after a year from the Date of Grant. Thereafter, 1/16 of the options are vested every 3 months for the following 3 years; Expiration Date - 5.5 years from the Grant Date.

D.
On November 13, 2005, our Board of Directors ratified the grant of 600,000 options to Wade Spooner and 300,000 options to Ted Parsons on March 10, 2005, under our 2004 Stock Option Plan, pursuant to the terms described in their March 10, 2005 employment agreements. The stock options will provide for a five (5) year term from the vesting date, a strike price that is 10% above the closing price of the Company’s common stock on the date of issue of the Options.

E.
On June 8, 2005, the Company’s board of directors approved a grant to the Company's Chief Financial Officer, of 300,000 options under and subject to the 2004 Stock Option Plan of the Company according to the following terms: Option exercise price of $3.50; Vesting Date - the vesting of the options will be over a period of 4 years as follows: 25% of the options are vested after a year from the Date of Grant. Thereafter, 1/16 of the options are vested every 3 months for the following 3 years; Expiration Date -5.5 years from the grant date.

F.
As of December 31, 2005 the Company granted 5,130,000 options out of this plan, of which 1,930,000 options were granted in 2005. Transactions related to the above Plan during the period ending December 31, 2005 were as follows:

	Period Ended December 31	Weighted average
	2005	Exercise price
Options outstanding at the beginning of the period	3,200,000	$3.50
Granted	1,930,000	$4.02
Forfeited	-
Options outstanding at the end of the period	5,130,000	$3.70

weighted average fair value of options granted		$0.362

The following table summarizes information about options outstanding and exercisable at December 31, 2005:
	Options Outstanding
	Number	Average	Average
	outstanding	remaining	exercise
Range price	12.31.2005	life (years)	price
3.5 - 4.62	5,130,000	5	$3.70

The Company accounts for stock options plan grants to employees and directors in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25). Under APB No. 25, there is no compensation cost recognized for the Company’s stock option plan, because the options granted under the plan have an exercise price greater than the market value of the underlying stock at the grant date. Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), as amended, allows, but does not require companies to record compensation cost for fixed stock option plans using a fair value based method. As permitted by SFAS No. 123, the Company elected to account for compensation cost for the stock option plan using the intrinsic value based method under APB No. 25. The following table sets forth pro forma information as if compensation cost had been determined consistent with the requirements of SFAS No. 123. The fair value of the options granted was estimated on the date of grant using Black-Scholes option pricing model.

Proforma reporting based on the fair value method:
	Period Ended December 31,2005		Period Ended December 31,2005
	Reported	Proforma	Reported	Proforma
			US$	US$
Cost of compensation Net	£-	£822,480	$-	1,418,778

Net Income(loss) for the period	26,078	(796,402)	44,983	(1,373,795)

Basic net Earning(loss) per share:	0.004	(0.133)	0.007	(0.229)

Diluted net earning(loss) per share:	0.003	(0.092)	0.006	(0.159)

Note 14 - Earnings Per Share
	Year Ended December 31 , 2005
	Weighted Average
	Income	Shares	Per Share	Per Share
			Amounts	Amounts
				U.S.$
Net Income	£26,078
Basic EPS:
Income available to common stockholders	£26,078	6,868,471	£0.004	$0.007
Effect of dilutive securities:
Options and warrants		1,074,713	(0.001)	(0.001)
Diluted EPS:
Income available to common stockholders	£26,078	7,943,184	£0.003	$0.006

	Year Ended December 31 , 2004
	Weighted Average
	Income	Shares	Per Share
	(Numerator)		Amounts
Net Income	£39,874
Basic EPS:
Income available to common stockholders	£39,874	5,998,252	£0.007
Effect of dilutive securities:
Options and warrants		2,634,698	(0.002)
Diluted EPS:
Income available to common stockholders	£39,874	8,632,950	£0.005

Note 15 - Related Party Transactions

Refer to notes 4 and 13 for additional related party activity
	Years ended		Years ended
	December 31,		December 31,
	2005	2004	2005
			US$
Campbeltown Business:

Fees	£83,400	£57,000	$143,865
Consultancy		44,643
Due to Campbeltown		6,950
Accrued Expenses	6,950	18,243	11,989

Vision Consultants Limited:

Fees	83,400	101,643	143,865
Accrued expenses	6,950	-	11,989

Story Telecom Limited:

Revenues	3,203,663	4,778,564	5,526,319

Commissions	172,144	296,339	296,948
Due from related Story Telecom (net)	1,290,702	1,137,863	2,226,461

Auracall Limited:

Related revenues	211,099	909,007	364,146
Commissions	143,364	496,822	247,303
Due to Auracall (net)	120,395	86,097	207,681

Dionysos Limited:
Fees	36,000	16,274	62,100
Accrued Expenses	3,000	-	5,175

Shareholders:
Loan to Abraham Keinan	123,965	247,931	213,840
Guy Nissenson	(11,542)	-	(19,910)
Abraham Keinan	£(18,201)	£-	$(31,397)

Note 16 - Financial Commitments

A.
The Company leases its facilities in the UK, USA and Israel under operating lease agreement, which will expire in 2009 till 2012. The minimum lease payments under non-cancelable operating lease are as follows:

Year ended December 31,
2006	£102,738
2007	91,636
2008	52,721
2009	53,883
2010	38,200
2011	38,200
2012	38,200

B.
The Company has a performance based incentive agreement with its Chairman of the Board and Campbeltown which provides to each person/entity 1% of the Company’s revenues exclusive of revenues from Story.

C.
The Company has an 18 month renewable consulting agreement with Campbeltown, which was renewed on November 2004. Under this agreement Campbeltown agrees to provide (a) analysis of proposed acquisitions; (b) such markets for the Company’s telecommunications services in additional countries; (c) formulate strategies for the Company’s future growth plans; and (d) introduce potential customers to the Company’s business. The Company is obligated to pay Campbeltown £2,000 ($3,860) per month plus an additional performance bonus based upon monthly revenue targets as follows:

Target Monthly Revenue	Monthly Bonus	US$
Up to £125,000	£--	$--
From £125,000 to £150,000	££1,250	$2,156
From £150,000 to £175,000	££2,500	$4,313
Over £175,000	££2,750	$4,744

D.	The Company has commission agreements with various resellers that are entitled to 10% of the revenues that they generate.

Note 17 - Economic Dependency and Credit Risk

A.	Approximately, 23% and 19% of total 2005 revenues were derived, respectively, from two customers and approximately 42% and 22% of total 2004 revenues were derived, respectively, from two customers.

B.	Approximately, 37% and 17% of the total accounts receivable at 2005 were due from two customers.

C.
Approximately, 21%, 16%, 15% and 14% of the Company’s purchases are from four suppliers for the year ended December 31, 2005, and 20%, 20%, 20% and 12% are from four suppliers for the year ended December 31, 2004.

Note 18 - Segment Information

The percentage of the Company’s revenues is derived from the following Geographical segments:

	Years Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005
			US$
Revenues
England	£8,141,766	£9,722,528	$14,044,546
United states	4,516,472	1,598,344	7,790,914
Israel	1,455,511	9,244	2,510,755

Total revenues	14,113,748	11,330,116	24,346,215

Direct operating expenses
England	£6,104,497	£8,841,441	$10,530,257
United states	2,146,386	882,908	3,702,516
Israel	1,003,715	18,741	1,731,407

Total direct operating	9,254,597	9,743,090	15,964,180

Direct Operating Profit (Loss)
England	2,037,269	881,087	3,514,289
United states	2,370,086	715,436	4,088,398
Israel	451,796	(9,497)	779,348

	4,859,151	1,587,026	8,382,035

Corporate and common operating
expenses
England	1,826,754	805,285	3,151,151
United states	2,255,095	584,186	3,890,039
Israel	823,048	84,773	1,419,758

	4,904,897	1,474,244	8,460,948

Operating Profit
England	210,515	75,802	363,138
United states	114,991	131,250	198,359
Israel	(371,252)	(94,270)	(640,410)

Operating Profit	£(45,746)	£112,782	$(78,913)

Note 19 - Management Agreement

A. On May 28, 2004, we entered into an agreement to acquire WS Telecom Inc., a Mississippi corporation, and its two wholly owned subsidiaries, eXpeTel Communications, Inc. and Gulf Coast Utilities, Inc., through the merger of WS Telecom into our wholly owned subsidiary Xfone USA, Inc. On July 1, 2004, Xfone USA entered into a management agreement with WS Telecom which provided that Xfone USA provide management services to WS Telecom pending the consummation of the merger. The management agreement provided that all revenues generated from WS Telecom business operations will be assigned and transferred to Xfone USA. The term of the Agreement commenced on July 1, 2004, and continued until the consummation of the acquisition on March 10, 2005.

In connection with the acquisition of W.S. Telecom, the Company issued 663,650 restricted shares of its common stock representing a market value of £1,170,400, and 561,216 warrants with a value £ 691,600 (see also Note 13). Each Warrant is valid for 5 years and exercisable into one share with a strike price that is 10% above the closing price of the Company's common stock at the date of the acquisition. The Goodwill recorded in connection with the W.S. Telecom acquisition is £2,218,401 ($3,826,742).

concurrent with the execution of the Agreement and as material inducements to us and WS Telecom, Inc. as the acquired company, the following agreements will be entered into, the terms of which are described below: (a) employment agreement between Xfone USA, Inc. and Wade Spooner; (b) employment agreement between Xfone USA, Inc. and Ted Parsons; and (c) escrow agreement among us, Xfone USA, Inc., Wade Spooner, Ted Parsons, and the escrow agent.

B. On August 18, 2005, the Company entered into an Agreement and Plan of to acquire I-55 Internet Services, Inc. (“I-55 Internet”). On September 13, 2005, the Company filed a Form 8-K discussing the impact of Hurricane Katrina on the transaction contemplated by the Merger Agreement. On October 10, 2005, the Company entered into a First Amendment to the Merger Agreement, by and among I-55 Internet, the Company, Xfone USA, Inc., the Company's wholly-owned United States subsidiary and Hunter McAllister and Brian Acosta, the key employees of I-55 Internet referred to as the “Principals” to induce the Company and Xfone USA not to terminate the Merger Agreement due to a material adverse effect that Hurricane Katrina has had on the assets and business of I-55 Internet. On October 11, 2005, the parties entered into a Management Agreement that provides that I-55 Internet hires and appoints Xfone USA as manager to be responsible for the operation and management of all of I-55 Internet's business operations. The acquisition is expected to close on or about March 31, 2006.

C. On August 26, 2005, the Company entered into an Agreement and Plan of Merger to acquire I-55 Telecommunications, LLC. On October 12, 2005 the Company and I-55 Telecommunications executed a Management Agreement, providing that I-55 Telecommunications hires and appoints Xfone USA as manager to be responsible for the operation and management of all of I-55 Telecommunication's business operations. The acquisition is expected to close on or about March 31, 2006.

The two management agreements, mentioned above under B and C, provide that, I-55 Internet Services and I-55 Telecommunications hire and appoint Xfone USA as manager to be responsible for the operation and management of all of their business operations, including:

-	Personnel - Supervising the current employees and independent contractors of the companies with the authority to hire, discharge and direct personnel for the conduct of the business;

-	Accounting - Supervision and administration of all accounting and the maintenance of all books and records for the business;

-	Contracts - Maintain all existing contracts necessary for the operation of the business and the authority to enter into or renew contract in the companies’ name;

-	Policies and procedures - Preparation of all policies and procedures for the operation of the business; and

-	Budgets - Preparation of all operating, capital or other budgets.

In consideration of these management services, I-55 Internet Services and I-55 Telecommunications have assigned and transferred as of the management agreement date to Xfone USA all revenues generated from the operations of the business and Xfone USA has agreed to pay from the revenues the normal operating, maintenance, administrative and similar expenses of the business. Further, the companies designated Xfone USA as the controlling party of the current operating accounts of the business. In addition, Xfone USA, in its discretion, will have the right to make advances or loans to each company payable on demand (or if no demand payable in equal quarterly installments of principal and interest) for an amount up to $500,000, with interest at 7% per annum from the date advanced until paid for the payment of any amounts due during the term of the management agreement for any of the “special liabilities” as defined in the management agreement.

Note 20 - Subsequent Events

A.	Auracall
On January 1, 2006 Auracall Limited, an affiliated company, issued to the Managing Director of Auracall further shares from treasury to the level that Swiftnet was diluted from 47.5% to 32.5% holdings of Auracall. This issuance is in accordance with an agreement completed on August 21, 2003, providing that if certain pre-conditions are met, Auracall will issue to the Managing Director of Auracall, as a bonus, further shares from treasury to the level that he will hold 67.5% of Auracall and Swiftnet will hold 32.5% of Auracall.

B.	EBI Comm, Inc. ("EBI")
On January 1, 2006, Xfone USA, Inc., the Company's wholly owned subsidiary, entered into an Agreement with EBI Comm, Inc. (“EBI”), a privately held Internet Service Provider, to purchase the assets of EBI. EBI is providing a full range of Internet access options for both commercial and residential customers in north Mississippi. Based in Columbus, Mississippi, EBI’s services include Dial-up, DSL, T1 Dedicated Access and Web Hosting. Its customer base, currently numbering approximately 1,500 Internet users, is largely concentrated in the Golden Triangle area, which includes Columbus, West Point and Starkville Mississippi. The acquisition was structured as an asset purchase, providing for Xfone USA to pay EBI total consideration equal to 50% of the monthly collected revenue from the customer base during the first 12 months following completion of the asset purchase. Acquired assets include the customer base and customer lists, trademarks and all related intellectual property, fixed assets and all account receivables. The acquisition of EBI is not significant from an accounting perspective.

C.	Canufly.net, Inc.
On January 10, 2006 (effective as of January 1, 2006), Xfone USA, Inc., the Company's wholly owned subsidiary, entered into an Asset Purchase Agreement with Canufly.net, Inc., (“Canufly.net” or "Seller"), an Internet Service Provider based in Vicksburg, Mississippi, and its principal shareholder, Mr. Michael Nassour. Canufly.net provides residential and business customers with high-speed Internet services and utilizes the facilities-based network of Xfone USA, to provide Internet connectivity to its customers. Canufly.net also provides Internet services through wireless applications. The Company closed the transaction contemplated by the Asset Purchase Agreement on January 24, 2006. The acquisition of Canufly.net is not significant from an accounting perspective.

D.	Equity transaction
On November 23, 2005 a Securities Purchase Agreement was entered for an $810,000 financial transaction by and among the Company, Mercantile Discount-Provident Funds, Hadar Insurance Company Ltd., the Israeli Phoenix Assurance Company Ltd., and Gaon Gemel Ltd. In conjunction with the financial transaction, the Company will issued to the investors an aggregate of 324,000 shares of common stock at a purchase price of $2.50 per share together with 81,000 warrants at $3.00 per share for a period of five years and 81,000 warrants at $3.25 per share for a period of five years. The certificates representing said shares and the warrants are currently held by the Escrow Agent. The financial transaction is expected to close on or about April 3, 2006. The net proceeds of the financing are expected to be used for general working capital and/or investment in equipment and/or for acquisitions and/or business development.

Xfone, Inc. and Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2006

Xfone, Inc. and Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2006

Xfone, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEET
September 30, 2006
(Unaudited)

	September 30, 2006
	(Unaudited)
	GBP	$US
Current Assets

Cash	£895,746	$1,686,385

Accounts receivable, net	3,933,989	7,406,364

Prepaid expenses and other receivables	553,595	1,042,231

Loan to shareholder	123,965	233,384

Total Current Assets	5,507,295	10,368,364

Investments	61,895	116,527

Minority Interest	156,308	294,275

Long Term Receivables	272,695	513,392

Fixed Assets, net	2,419,085	4,554,315

Other Assets	9,158,522	17,242,383

Total Assets	£17,575,800	$33,089,256

The accompanying notes are an integral part of these consolidated financial statements.

Xfone, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEET
September 30, 2006
(Unaudited)

	September 30, 2006
	(Unaudited)
	GBP	$US

Current Liabilities
Notes payable - current portion	£570,101	$1,073,306
Trade payables	3,262,724	6,142,600
Other liabilities and accrued expenses	2,067,214	3,891,861
Obligations under capital leases	66,574	125,336

Total Current Liabilities	5,966,613	11,233,103

Deferred taxes	82,131	154,625
Notes payable	1,155,736	2,175,858
Obligations under capital leases	60,839	114,539
Severance pay	32,715	61,591
	1,331,421	2,506,613

Total Liabilities	7,298,034	13,739,716

Guarantees, Commitments & Liens

Shareholders' Equity
Preferred stock - 50,000,000 shares authorized, none issued
Common stock:
25,000,000 shares authorized, $.001 par value;
11,246,823 issued and outstanding	6,941	13,068
Foreign currency translation adjustment	(378,222)	(712,063)
Contributions in excess of par value	9,917,030	18,670,396
Deferred stock compensation	(284,715)	(536,022)
Treasury stock	(142,166)	(267,650)
Retained earnings	1,158,898	2,181,811

Total Shareholders' Equity	10,277,766	19,349,540

Total Liabilities and Shareholders' Equity	£17,575,800	$33,089,256

The accompanying notes are an integral part of these consolidated financial statements.

Xfone, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
September 30, 2006
(Unaudited)

	3 Months Ended		9 Months Ended			3 Months Ended		9 Months Ended
	September 30,		September 30,			September 30,		September 30,
	2006	2005	2006	2005		2006		2006
					$	US	$	US
Revenues	£5,127,985	£3,419,183	£14,154,530	£9,912,515		$9,654,252		$26,648,167
Cost of revenues	(2,999,587)	(2,326,743)	(8,683,975)	(6,662,272)		(5,647,202)		(16,348,972)

Gross profit	2,128,398	1,092,440	5,470,555	3,250,243		4,007,050		10,299,195

Operating expenses:
Research and development	(5,625)	(5,625)	(16,875)	(15,625)		(10,590)		(31,770)
Marketing and selling	(595,048)	(334,742)	(1,413,778)	(991,802)		(1,120,273)		(2,661,663)
General and administrative	(1,305,054)	(678,594)	(3,613,186)	(2,098,173)		(2,456,973)		(6,802,401)

Total operating expenses	(1,905,727)	(1,018,961)	(5,043,839)	(3,105,600)		(3,587,836)		(9,495,834)

Operating profit	222,671	73,479	426,716	144,643		419,214		803,361

Financing expenses - net	(73,885)	(26,928)	(179,918)	(68,203)		(139,100)		(338,724)
Equity in income of affiliated company	(78,320)	(3,689)	(5,942)	43,843		(147,450)		(11,187)
Loss from a change of holding of affiliated company	-	-	(29,848)	-		-		(56,194)
Loss from Hurricane Katrina	-	(181,055)		(181,055)		-		-
Other income	11,117	4,312	34,186	17,452		20,930		64,361

Income before minority interest and taxes	81,583	(133,881)	245,194	(43,320)		153,594		461,617

Minority Interest	35,671	5,593	42,348	59,585		67,156		79,727

Income Before taxes	117,254	(128,288)	287,542	16,265		220,750		541,344

Benefit (taxes on income)	(5,223)	9,485	12,342	(31,734)		(9,833)		23,236

Net income	£112,031	£(118,803)	£299,884	£(15,469)		$210,917		$564,580

Weighted average shares outstanding

Basic	10,966,100	6,886,959	9,615,690	6,720,971		10,966,100		9,615,690

Diluted	11,425,870	6,886,959	10,075,460	6,720,971		11,425,870		10,075,460

Earnings Per Share:
Basic	£0.01	£(0.02)	£0.03	£0.00		$0.02		$0.06

Diluted	£0.01	£(0.02)	£0.03	£0.00		$0.02		$0.06
The accompanying notes are an integral part of these consolidated financial statements.

Xfone, Inc. and Subsidiaries
STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
Nine Months Ended September 30, 2006
(Unaudited)

	Number of Shares of Common Stock	Amount	Contributions in excess of par value	Foreign currency translation adjustments	Deferred Stock Compensation	Treasury Stock	Retained Earnings	Total Shareholders' Equity

Balance at January 1, 2006	8,172,671	£5,448	£4,583,089	£(116,408)	£(177,025)	£(142,166)	£859,014	£5,011,952
Deferred stock compensation	-	-	188,650	-	(188,650)	-	-	-
Amortization of Deferred stock compensation	-	-	-	-	80,960	-	-	80,960
Warrants granted to consultants for services	-	-	9,136	-	-	-	-	9,136
Stock issued during the period, net of
issuance expenses :
For services	33,635	20	4,936	-	-	-	-	4,956
For cash	663,825	362	885,583	-	-	-	-	885,945
For acquisitions	1,544,761	839	3,064,289	-	-	-	-	3,065,128
For loan repayment	831,931	272	1,424,529	-	-	-	-	1,424,801
Share issuance expenses	-	-	(231,576)	-	-	-	-	(231,576)
Related to registration	-	-	(11,606)	-	-	-	-	(11,606)
Currency translation	-	-	-	(261,814)	-	-	-	(261,814)
Net income	-	-	-	-	-	-	299,884	299,884

Balance at September 30, 2006	11,246,823	£6,941	£9,917,030	£(378,222)	£(284,715)	£(142,166)	£1,158,898	£10,277,766

Balance at January 1, 2006	8,172,671	$10,257	$8,628,398	$(219,157)	$(333,278)	$(267,650)	$1,617,231	$9,435,801
Deferred stock compensation	-	-	355,164	-	(355,164)	-	-
Amortization of Deferred stock compensation	-	-	-	-	152,420	-	-	152,420
Warrants granted to consultants for services	-	-	17,199	-	-	-	-	17,199
Stock issued during the period, net of
issuance expenses:
For services	33,635	38	9,292	-	-	-	-	9,330
For cash	663,825	682	1,667,252	-	-	-	-	1,667,934
For acquisitions	1,544,761	1,580	5,769,014	-	-	-	-	5,770,594
For loan repayment	831,931	511	2,681,995	-	-	-	-	2,682,506
Share issuance expenses	-	-	(436,068)	-	-	-	-	(436,068)
Related to registration	-	-	(21,850)	-	-	-	-	(21,850)
Currency translation	-	-	-	(492,906)	-	-	-	(492,906)
Net income	-	-	-	-	-	-	564,580	564,580

Balance at September 30, 2006	11,246,823	$13,068	$18,670,396	$(712,063)	$(536,022)	$(267,650)	$2,181,811	$19,349,540
 The accompanying notes are an integral part of these consolidated financial statements.

Xfone, Inc. and Subsidiaries
STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,		Nine Months Ended
			September 30
	2006	2005	2006
Cash flow from operating activities
Net income	£299,884	£(15,469)	$564,580
Adjustments required to reconcile net income
to net cash provided by (used in)
operating activities:
Depreciation and amortization	366,962	226,271	690,865
Stock, warrants and options issued for professional services	95,052	22,675	178,951
Minority interest	(42,348)	(59,584)	(79,727)
Increase in trade receivables	(548,450)	(362,325)	(1,032,545)
Increase in severance pay	13,875	7,011	26,122
(Increase) decrease in other receivables	213,671	(227,630)	402,270
Loss from a change of holding of affiliated company	29,848	-	56,194
Equity in losses (earnings) of affiliated company	5,942	(43,843)	11,187
Increase (decrease) in trade payables	(340,370)	815,643	(640,801)
Increase (decrease) in other payables	(547,174)	89,826	(1,030,143)
Increase in deferred taxes	-	35,890	-

Net cash provided by (used in) operating activities	(453,108)	488,465	(853,047)

Cash flow from investing activities
Purchase of other assets and long-term receivables	(288,896)	(117,348)	(543,893)
Purchase of equipment	(681,970)	(253,743)	(1,283,918)
Net cash acquired through purchase of WS Telecom	-	(167,614)	-
Acquisition of EBI	(6,980)	-	(13,141)
Acquisition of Canufly	(176,734)	-	(332,730)
Acquisition of I-55 Internet Services	(53,374)	-	(100,485)
Acquisition of I-55 Telecommunication	(15,414)	-	(29,019)
Net cash acquired from the acquisition of Equitalk	82,346		155,030
Net cash acquired from the acquisition of Story Telecom	33,476	-	63,024

Net cash (used in) investing activities	(1,107,546)	(538,705)	(2,085,132)

Cash flow from financing activities
Repayment of long term loans from banks and others	(817,446)	(257,336)	(1,538,973)
Proceeds from issuance of shares
and detachable warrants, net of issuance expenses	642,763	-	1,210,104
Proceeds from long term loans from banks	96,303	-	181,306
Proceeds from issuance of convertible notes	-	1,015,713	-
Increase in capital lease obligation	26,981		50,796
Repayment of capital lease obligation	-	(124,274)	-
Proceeds from short term loans from banks	12,876	217,937	24,241

Net cash provided by (used in) financing activities	(38,523)	852,040	(72,526)

Net increase (decrease) in cash	(1,599,177)	801,800	(3,010,705)

Cash at the beginning of the period	2,494,923	797,097	4,697,090

Cash at the end of the period	£895,746	£1,598,897	$1,686,385

The accompanying notes are an integral part of these consolidated financial statements.

Xfone, Inc. and Subsidiaries

Notes to Financial Statements
September 30, 2006
(unaudited)

Note 1 - Organization and Nature of Business

A. Xfone, Inc. ("Xfone") was incorporated in Nevada, U.S.A. in September 2000 and is a provider of voice and data telecommunications services, with operations in the United Kingdom, the United States and Israel.

Xfone's holdings in subsidiaries are as follows:

-	Swiftnet Limited ("Swiftnet") - wholly owned U.K. subsidiary.

-	Equitalk.co.uk Limited ("Equitalk") - wholly owned U.K. subsidiary.

-	Xfone USA, Inc. ("Xfone USA") - wholly owned U.S. subsidiary.

-	Story Telecom, Inc. ("Story Telecom") - majority owned (69.6%) U.S. subsidiary.

-	Xfone 018 Ltd. ("Xfone 018") - majority owned (69%) Israeli subsidiary.

In October 2000, we acquired Swiftnet Limited, a UK company that provides a variety of telecommunications services.

In April 2004, we established an Israel based subsidiary, Xfone Communication Ltd. (which changed its name to Xfone 018 Ltd. in March 2005). On July 4, 2004, the Ministry of Communications of the State of Israel granted Xfone 018 a license to provide international telecom services in Israel. We started providing services in Israel through Xfone 018 as of mid-December 2004. Xfone 018 Ltd. is a telecommunications service provider that owns and operates its own facilities-based telecommunications switching system.

In May 2004, we entered into an agreement to acquire WS Telecom, Inc. a Mississippi corporation, which provided telecommunication services in the southeastern United States. Xfone USA managed WS Telecom, Inc. under a management agreement from July 2004 until the consummation of the acquisition on March 10, 2005.

In August 2005, we entered into agreements to acquire I-55 Telecommunications, LLC and I-55 Internet Services, Inc. (“I-55 Internet”). Xfone USA managed I-55 Telecommunications and I-55 Internet under management agreements from October 2005 until the consummation of the two acquisitions on March 31, 2006 (See note 7).

In May 2006, we increased our ownership interest in Story Telecom from 39.2% to 69.6%. Story Telecom operates as a division of our operations in the United Kingdom (see Note 8).

In May 2006, we and the shareholders of Equitalk, a privately held telephone company based in the United Kingdom, entered into agreement relating to the sale and purchase of Equitalk. The acquisition was completed on July 3, 2006, and on that date Equitalk become our wholly owned subsidiary (see Note 8).

The financial statements consolidate the operations of Xfone, Swiftnet, Xfone 018, Xfone USA, Equitalk and Story Telecom - (collectively the "Company").

B. The financial statements of the Company have been prepared in Sterling ("pounds" or "£") since this is the currency of the prime economic environment, the U.K., in which the majority of the operations of the Company are conducted.

C. The financial statements have been translated into U.S. dollars using the rate of exchange of the U.S. dollar at September 30, 2006. The translation was made solely for the convenience of the readers. It should be noted that the £ figures do not necessarily represent the current cost amounts of the various elements presented and that the translated U.S. dollars figures should not be construed as a representation that the £ currency amounts actually represented, or could be converted into, U.S. dollars. The representative rate of exchange of the £ at September 30, 2006 was £1 = 1.883 US$.

Note 2 - Significant Accounting Policies

The financial statements are prepared in accordance with generally accepted accounting principles in the United States. The significant accounting policies followed in the preparation of the financial statements, applied on a consistent basis, are as follows:

A.	Principles of Consolidation and Basis of Financial Statement Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation. A minority interest in the loss of a subsidiary will be recorded according to the respective equity interest of the minority and up to its exposure and/or legal obligation to cover the subsidiary losses in case of equity reduced to zero or below.

The consolidated financial statements included herein have been prepared the Company without audit, pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (SEC).  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such SEC rules and regulations.  In the opinion of the management of the Company the accompanying statements contain all adjustments necessary to present fairly the financial position of the Company as of September 30, 2006, its results of operations and its cash flows for the three month and nine month periods ended September 30, 2006 and 2005, and its cash flows for the nine month periods ended September 30, 2006 and 2005.  The results for these interim periods are not necessarily indicative of the results for the entire year.  The accompanying financial statements should be read in conjunction with the financial statements and the notes thereto filed as a part of the Company’s Annual Report on Form 10-KSB.

B.	Accounts Receivable

Accounts receivable are recorded at net realizable value consisting of the carrying amount less the allowance for uncollectible accounts.

The Company uses the allowance method to account for uncollectible accounts receivable balances. Under the allowance method, estimate of uncollectible customer balances is made using factors such as the credit quality of the customer and the economic conditions in the market. Accounts are considered past due once the unpaid balance is 90 days or more outstanding, unless payment terms are extended. When an account balance is past due and attempts have been made to collect the receivable through legal or other means the amount is considered uncollectible and is written off against the allowance balance.

As of September 30, 2006, the accounts receivable are presented net of an allowance for doubtful accounts of £1,145,556 ($2,156,692).

C.	Investments

Investments in affiliates over which we have a significant influence, but not a controlling interest, are accounted for using the equity method of accounting. All equity investments are periodically reviewed to determine if declines in fair value below cost basis are other than temporary. If the decline in fair value is determined to be other than temporary, an impairment loss is recorded and the investment is written down to a new carrying value. In case of losses the equity of such investments is reduced to zero.

D.	Earnings Per Share

Basic earning per share (EPS) is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

E.	Foreign Currency Translation

Assets and liabilities of subsidiaries operating outside the United Kingdom with a functional currency other than the pound are translated into pounds using period end exchange rates, costs and expenses are translated at the average exchange rate effective during the period. Foreign currency translation gains and losses are included in the shareholders' equity section.

Note 3 - Investments

The Company had investments in two business ventures as follows: Auracall Limited (“Auracall”) and Story Telecom, Inc., both entities operate in the UK.

On January 1, 2006, Auracall Limited, a U.K. based affiliated company, issued to the Managing Director of Auracall further shares from treasury to the level that Swiftnet was diluted from 47.5% to 32.5% holdings of Auracall. This issuance is in accordance with an agreement completed on August 21, 2003, providing that if certain pre-conditions are met, Auracall will issue to the Managing Director of Auracall, as a bonus, further shares from treasury to the level that he will hold 67.5% of Auracall and Swiftnet will hold 32.5% of Auracall. The dilution from 47.5% to 32.5% holdings of Auracall result is a loss of £29,848 ($56,194) recognized during the first quarter of 2006.

On May 10, 2006, the Company increased its ownership interest in Story Telecom from 39.2% to 69.6%. Story Telecom operates as a division of the Company’s operations in the United Kingdom (see also Note 8). The financial statements consolidate the operations of Story Telecom since May 10, 2006.

On May 25, 2006, the Company and the shareholders of Equitalk, a privately held telephone company based in the United Kingdom entered into agreement relating to the sale and purchase of Equitalk. The acquisition was completed on July 3, 2006, and on that date Equitalk became a wholly owned subsidiary of the Company and operate as a division of the Company’s operations in the United Kingdom (See also Note 8). The financial statements consolidate the operations of Equitalk since July 3, 2006.

Note 4 - Commitments & Contingencies

A.
The Company's wholly-owned UK based subsidiary, Swiftnet Limited was served with a claim on October 11, 2005, that was filed by MCI WorldCom Limited (“MCI”) in an English court for the sum of £1,640,440 ($3,088,391) plus interest accruing at a daily rate of £401 ($755) which at the date of Claim had amounted to £92,317 ($173,802). MCI's claim is for telecommunication services MCI claims it provided to Swiftnet. Swiftnet has been in dispute with MCI regarding amounts due to MCI for telecommunications services provided by MCI to Swiftnet. Swiftnet alleges that the disputed charges were improperly billed by MCI to its account for a long time and therefore MCI should credit Swiftnet for a certain amount of the claim.  Swiftnet has defended the claim by stating that in relation to the invoices that MCI is claiming remain unpaid, £307,094 ($578,154) is not justified according to the rates agreed at various meetings and equates to an over-billing by such amount, although Swiftnet does not have written evidence for many of the agreed rates. Swiftnet has also submitted a counterclaim stating that it is owed a further £671,111 ($1,263,474) in credits in relation to amounts paid on account and wrongly attributed by MCI to over-billed invoices. In addition, MCI continues to send traffic to Swiftnet for termination via our Israeli subsidiary's network. Swiftnet is claiming that the amounts owed by MCI to Swiftnet in this regard should be set off against any amounts being claimed by MCI in the dispute.  There is a further counterclaim for additional accountancy costs and loss of management time incurred by Swiftnet due to the incorrect billing. The Company's financial statements have for some time carried the full amount due to MCI based on the invoices issued by MCI, as well as an appropriate provision for the credit the Company is claiming.

B.
According to an agreement between us, Xfone 018 Ltd. and our 26% minority interest partner in Xfone 018 (the "Minority Partner"), the Minority Partner provided in 2004 a bank guarantee of 10,000,000 New Israeli Shekels ("NIS") (£1,234,689) ($2,324,500) to the Ministry of Communications of the State of Israel which replaced an existing bank guarantee given by the Company in connection with Xfone 018’s license to provide international telecom services in Israel. As part of the agreement, the Company agreed to indemnify the Minority Partner for any damage caused to him due to the forfeiture of the bank guarantee with the Ministry of Communications on account of any act and/or omission of Xfone 018, provided that the said act or omission is performed against the opinion of the Minority Partner or without his knowledge. Further, the Company agreed that if at the end of the first two years of Xfone 018 business activity, its revenues shall be less than $2,000,000 (£1,062,327), or if it shall cease business activity (at any time), the Company shall secure the return of the bank guarantee to the Minority Partner.

C.
Xfone 018 has received credit facilities from Bank Hapoalim B.M. in Israel in order to finance its start-up activities. The credit facilities include a revolving credit line of 500,000 NIS, a short-term credit line of 2,250,000 NIS ($523,013), and long-term credit line of 790,000 NIS ($183,635). In addition, the bank made available to Xfone 018 a long-term facility of 3,150,000 NIS ($732,218) to procure equipment. The credit facilities are secured with: (a) a floating charge on Xfone 018 assets; (b) a fixed charge on its telecommunication equipment (including switches); (c) subordination of a Term Note of $800,000. This Term Note was executed in July 2004 by Xfone 018 in favor of the Company; (d) assignment of rights by way of pledge on the Partner Communications Company Ltd. contract, the Cellcom Israel Ltd. contract, the Pelephone Communications Ltd. contract, and the credit companies contracts with Xfone 018; (e) personal collateral by Abraham Keinan and Guy Nissenson, which includes a pledge on 1,000,000 shares of common stock of the Company owned by Mr. Keinan, and an undertaking to provide t Bank Hapoalim with an additional financial guarantee of up to $500,000 under certain circumstances. We agreed to indemnify Abraham Keinan and/or Guy Nissenson on account of any damage and/or loss and/or expense (including legal expenses) that they may incur in connection with the stock pledge and/or any other obligation made by them to Bank Hapoalim in connection with the collateral; (f) We and Swiftnet Limited issued a Letter of Guarantee, unlimited in amount, in favor of the bank, guaranteeing all debt and indebtedness of Xfone 018 towards the bank. As of September 30, 2006, we have a balance due of $1,179,698 under the credit facility.

D.
On September 27, 2006, a Shareholders Loan Agreement was entered by and among Auracall Limited, an affiliated company, the Managing Director of Auracall who holds 67.5% of Auracall and Swiftnet (See also note 3). As part of this agreement, Swiftnet agreed to provide a loan of £24,000 to Auracall, free of interest, to be repaid within one year. The loan was funded on October 13, 2006.

E.
On May 10, 2006, the Company increased its ownership interest in Story Telecom (See also note 8). According to the Securities Purchase Agreement, the minority interest owner has the option to sell to Xfone, at certain dates, all its shares in Story Telecom for US $450,000 in cash or equivalent in Xfone's common stock (to be decided by Xfone), in case Story Telecom meets certain business and financial covenants.

Note 5 - Capital Structure

During March 2006, the Company issued 30,899 shares in return for services and additional 667,998 shares to MCG Capital Corporation ("MCG"), a major creditor of I-55 Internet Services, Inc., in return for retiring its loan with I-55 Internet Services, Inc. The value of shares issued to MCG was $2,010,006. The value of the shares was based on the closing share price on the date of the transaction.

On April 6, 2006, upon the fulfillment of the terms and conditions required by a Securities Purchase Agreement dated November 23, 2005 by and among the Company, Mercantile Discount-Provident Funds, Hadar Insurance Company Ltd., the Israeli Phoenix Assurance Company Ltd. and Gaon Gemel Ltd. the Company issued an aggregate of 324,000 shares of common stock at a purchase price of $2.50 per share together with 81,000 warrants at $3.00 per share for a period of five years and 81,000 warrants at $3.25 per share for a period of five years with a total value of $810,000.

During May 2006, the Company issued to the shareholders of Canufly.net, Inc. 33,768 shares of common stock valued at $90,000 and 24,053 warrants exercisable at $2.98 per share for a period of five years for a value of $15,830, based on the Black Scholes option-pricing model in conjunction with the Asset Purchase Agreement dated January 10, 2006. The value of the shares was based on the closing share price on the date of the transaction.

In conjunction with the consummation of the merger and in exchange for all of the capital stock of I-55 Internet Services, during May 2006 the Company issued a total of 789,863 shares of our common stock valued at $2,380,178 and 603,939 warrants exercisable into shares of our common stock, with an exercise price of $3.31, for a value of $461,175, based on the Black Scholes option-pricing model. The value of the shares was based on the closing share price on the date of the transaction.

In conjunction with the consummation of the merger and in exchange for all of the capital stock of I-55 Telecommunications, the Company issued a total of 223,702 shares of our common stock valued at $671,687 and 79,029 warrants exercisable into shares of our common stock, with an exercise price of $3.38, for a value of $57,649, based on the Black Scholes option-pricing model. The value of the shares was based on the closing share price on the date of the transaction.

In conjunction with certain Agreements to Purchase Promissory Notes dated October 31, 2005 / February 3, 2006, with certain creditors of I-55 Telecommunications (the "Creditors"), and upon the consummation of the merger on March 31, 2006, the Company issued to the Creditors an aggregate of 163,933 restricted shares of common stock and an aggregate of 81,968 warrants, exercisable at $3.38 per share, at a total value of $492,220, in return for retiring their individual loans with I-55 Telecommunications. The value of the shares was based on the closing share price on the date of the transaction.

On May 10, 2006, we issued in exchange for services 25,000 warrants exercisable at $4.00 per share, 25,000 warrants exercisable at $4.50 per share, 25,000 warrants exercisable at $5.00 per share, and 25,000 warrants exercisable at $5.50 per share to Elite Financial Communications Group, LLC. The term of the warrants shall expire at the later of: (i) 36 months from the day of grant; (ii) 6 months after the underlying shares are effective. On September 19, 2006, and pursuant to the Service Agreement with Elite Financial Communications Group, that was terminated on August 28, 2006, we cancelled 64,360 of the said 100,000 warrants.

On May 30, 2006, the Company issued 2,736 restricted shares of our common stock at a total value of $9,000 to Elite Financial Communications Group, LLC in exchange for IR services. The value of the shares was based on the closing share price on the date of the transaction.

On June 28, 2006, the Company cancelled 5,000 restricted shares of our common stock which were issued in 2000 to a service provider that failed to provide the services to the Company.

On July 3, 2006, the Company issued to Preiskel & Co LLP 5,236 restricted shares of our common stock as consideration for legal services in conjunction with the acquisition Equitalk.co.uk Limited, with a value of £7,500 ($13,875). The value of the shares was based on the closing share price on the date of the transaction.

On July 5, 2006, and in conjunction with the acquisition that was completed on July 3, 2006, we issued to the shareholders of Equitalk.co.uk Limited a total of 402,192 restricted shares of our common stock valued at $1,100,000 and a total of 281,872 warrants exercisable at $3.025 per share for a period of five years, for a value of $250,601, based on the Black Scholes option-pricing model. The value of the shares was based on the closing share price on the date of the transaction.

On July 11, 2006, and in conjunction with a March 10, 2005 Employment Agreement between Xfone USA, Inc. and its President and Chief Executive Officer, we issued an “Acquisition Bonus” of 32,390 warrants at an exercise price of $3.285, for a value of $20,729 , based on the Black Scholes option-pricing model. We were advised by AMEX that the approval of the shareholders of the Company is required in order to allow the issuance and listing of the shares underlying said warrants.

On July 11, 2006, and in conjunction with a March 10, 2005 Employment Agreement between Xfone USA, Inc. and its Vice President and Chief Marketing Officer, we issued an “Acquisition Bonus” of 16,195 warrants, at an exercise price of $3.285, for a value of $10,365, based on the Black Scholes option-pricing model. We were advised by AMEX that the approval of the shareholders of the Company is required in order to allow the issuance and listing of the shares underlying said warrants.

In July 2006, and in conjunction with the consummation of the acquisitions of I-55 Internet Services and I-55 Telecommunications, we issued to Oberon Securities, LLC 243,100 warrants at an exercise price of $2.86 and 37,200 warrants at an exercise price of $3.34, for a total value of $339,143, based on the Black Scholes option-pricing model. In addition, in September 2006, and in conjunction with the above mentioned transactions, we issued to Oberon Securities 90,000 restricted shares of common stock, at the value of $225,000.

During July and September 2006, and in conjunction with a June 19, 2006 Securities Purchase Agreement between the Company and certain provident funds of the First International Bank of Israel Ltd, we issued an aggregate of 344,825 restricted shares of its common stock, at a purchase price of $2.90 per share, together with an aggregate of 172,415 warrants to purchase shares of its common stock (the "Warrants"), at an exercise price of $3.40 per share and with a term of five years. The gross cash proceeds received from the Financing were $1,000,000.

On July 11, 2006, and in conjunction with a July 3, 2006 Service Agreement between the Company, Swiftnet Limited and John Mark Burton, the Managing Director of our UK based subsidiaries, Swiftnet Limited and Equitalk.co.uk Limited, the Company’s Board of Directors approved the grant of 300,000 options, under and subject to our 2004 Stock Option Plan, to Mr. Burton. The options are convertible on a one to one basis into restricted shares of our common stock, at an exercise price of $3.50, and have a term of ten years.

Note 6 - Segment Information

Geographical segments
	3 Months Ended		9 Months Ended		3 Months Ended	9 Months Ended
	September 30,		September 30,		September 30,	September 30,
	2006	2005	2006	2005	2006	2006
					US$	US$
Revenues
United Kingdom	£2,372,903	£2,105,968	£6,134,420	£6,304,092	$4,467,370	$11,549,027
United States	2,019,057	862,631	5,950,394	2,625,530	3,801,198	11,202,569
Israel	736,025	450,584	2,069,716	982,893	1,385,684	3,896,571

Total revenues	£5,127,985	£3,419,183	£14,154,530	£9,912,515	$9,654,252	$26,648,167

Direct operating expenses
United Kingdom	£1,463,117	£1,703,988	£4,383,293	£4,734,907	$2,754,552	$8,252,250
United States	1,065,117	393,809	2,953,167	1,281,649	2,005,253	5,559,809
Israel	471,353	228,946	1,347,515	645,716	887,397	2,536,913

Total direct operating	£2,999,587	£2,326,743	£8,683,975	£6,662,272	$5,647,202	$16,348,972

Direct Operating Profit
United Kingdom	£909,786	£401,980	£1,751,127	£1,569,185	$1,712,818	$3,296,777
United States	953,940	468,822	2,997,227	£1,343,881	1,795,945	5,642,759
Israel	264,672	221,638	722,201	£337,177	498,287	1,359,659

	£2,128,398	£1,092,440	£5,470,555	£3,250,243	$4,007,050	$10,299,195

Corporate and common operating
expenses
United Kingdom	£605,155	£149,452	£1,178,172	£1,080,822	$1,139,301	$2,218,097
United States	1,021,003	621,998	3,050,537	1,493,669	1,922,202	5,743,124
Israel	279,569	247,511	815,130	531,109	526,333	1,534,613

	£1,905,727	£1,018,961	£5,043,839	£3,105,600	$3,587,836	$9,495,834

Operating Profit (Loss)
United Kingdom	£304,631	£252,528	£572,955	£488,363	$573,517	$1,078,680
United States	(67,063)	(153,176)	(53,310)	(149,788)	(126,257)	(100,365)
Israel	(14,897)	(25,873)	(92,929)	(193,932)	(28,046)	(174,954)

Operating Profit	£222,671	£73,479	£426,716	£144,643	$419,214	$803,361

			As of		As of
Long-lived assets by geographical areas			September 30, 2006	September 30, 2005	September 30, 2006
					US$

United Kingdom			£2,784,385	£488,891	$5,242,050
United States			7,833,819	3,121,845	14,748,418
Israel			959,403	927,126	1,806,230

			£11,577,607	£4,537,862	$21,796,698

 Note 7 - Management Agreement

A. On August 18, 2005, the Company entered into an Agreement and Plan of Merger to acquire I-55 Internet Services, Inc. (“I-55 Internet”). On September 13, 2005, the Company filed a Form 8-K discussing the impact of Hurricane Katrina on the transaction contemplated by the Merger Agreement. On October 10, 2005, the Company entered into a First Amendment to the Merger Agreement, by and among I-55 Internet, the Company, Xfone USA, Inc., the Company's wholly-owned United States subsidiary and Hunter McAllister and Brian Acosta, the key employees of I-55 Internet referred to as the “Principals” to induce the Company and Xfone USA not to terminate the Merger Agreement due to a material adverse effect that Hurricane Katrina has had on the assets and business of I-55 Internet. On October 11, 2005, the parties entered into a Management Agreement that provided that I-55 Internet hires and appoints Xfone USA as manager to be responsible for the operation and management of all of I-55 Internet's business operations. The acquisition was closed on March 31, 2006.

B. On August 26, 2005, the Company entered into an Agreement and Plan of Merger to acquire I-55 Telecommunications, LLC. On October 12, 2005, the Company and I-55 Telecommunications executed a Management Agreement, providing that I-55 Telecommunications hires and appoints Xfone USA as manager to be responsible for the operation and management of all of I-55 Telecommunication's business operations. The acquisition was closed on March 31, 2006.

The two management agreements, mentioned above under A and B, provide that, I-55 Internet Services and I-55 Telecommunications hire and appoint Xfone USA as manager to be responsible for the operation and management of all of their business operations, including:

-	Personnel - Supervising the current employees and independent contractors of the companies with the authority to hire, discharge and direct personnel for the conduct of the business;

-	Accounting - Supervision and administration of all accounting and the maintenance of all books and records for the business;

-	Contracts - Maintain all existing contracts necessary for the operation of the business and the authority to enter into or renew contract in the companies' name;

-	Policies and procedures - Preparation of all policies and procedures for the operation of the business; and

-	Budgets - Preparation of all operating, capital or other budgets.

In consideration of these management services, I-55 Internet Services and I-55 Telecommunications have assigned and transferred as of the management agreement date to Xfone USA all revenues generated from the operations of the business and Xfone USA has agreed to pay from the revenues the normal operating, maintenance, administrative and similar expenses of the business. Further, the companies designated Xfone USA as the controlling party of the current operating accounts of the business.

From October 2005 and until the consummation of the mergers on March 31, 2006, Xfone USA managed I-55 Internet and I-55 Telecommunications under the management agreements.

Note 8 - Acquisitions

A.	EBI Comm, Inc.

On January 1, 2006, Xfone USA, Inc., the Company's wholly owned subsidiary, entered into an Agreement with EBI Comm, Inc. (“EBI”), a privately held Internet Service Provider, to purchase the assets of EBI. EBI provided a full range of Internet access options for both commercial and residential customers in north Mississippi. The acquisition was structured as an asset purchase, providing for Xfone USA to pay EBI total consideration equal to 50% of the monthly collected revenue from the customer base during the first 12 months following completion of the asset purchase. As of September 30, 2006, the Company paid $85,699 in consideration of this acquisition, recorded as other assets.

Acquired assets include the customer base and customer lists, trademarks and all related intellectual property, fixed assets and all account receivables. The acquisition of EBI is not significant to the consolidated financial statements of the Company.

B.	Canufly.net, Inc.

On January 10, 2006 (effective as of January 1, 2006), Xfone USA, Inc., the Company's wholly owned subsidiary, entered into an Asset Purchase Agreement with Canufly.net, Inc., (“Canufly.net” or "Seller"), an Internet Service Provider based in Vicksburg, Mississippi, and its principal shareholder, Mr. Michael Nassour. Canufly.net provided residential and business customers with high-speed Internet services and utilizes the facilities-based network of Xfone USA, to provide Internet connectivity to its customers. Canufly.net also provides Internet services through wireless applications. The Company closed the transaction contemplated by the Asset Purchase Agreement on January 24, 2006. The acquisition of Canufly.net is not significant to the consolidated financial statement of the Company.

The following table summarizes the fair values of the assets acquired and liabilities assumed, as of January 1, 2006:

		US$
Current Assets, excluding cash acquired	£-	$-
Fixed Assets	18,761	34,689
Total Assets acquired	18,761	34,689

Current Liabilities	-	-
Long-term Liabilities	-	-
Total liabilities	-	-
Net Assets assumed	£18,761	$34,689

Purchase price:
Cash acquired or commitment in cash, net	£252,947	$467,699
Acquisition costs	5,697	10,534
Fair market value of stock and warrant issued	60,752	112,330
Total	319,396	590,563
Intangible Assets	£300,635	$555,874

(*)The Company is still in the process of allocating the Intangible Asset from this acquisition.

C.	I-55 Internet Services, Inc. and I-55 Telecommunications, LLC

On March 31, 2006, the Company completed the merger of I-55 Internet Services, Inc. and I-55 Telecommunications, LLC, with and into its wholly owned subsidiary Xfone USA, Inc. In conjunction with the consummation of the merger and in exchange for all of the capital stock of I-55 Internet Services, the Company issued a total of 789,863 shares of its common stock and 603,939 warrants exercisable into shares of its common stock, with an exercise price of $3.31. In conjunction with the consummation of the merger and in exchange for all of the capital stock of I-55 Telecommunications, the Company issued a total of 223,702 shares of our common stock and 79,029 warrants exercisable into shares of our common stock, with an exercise price of $3.38.

The following table summarizes the fair values of the assets acquired and liabilities assumed, as of March 31, 2006:

I-55 Internet Services, Inc. (*)
		US$
Current Assets, excluding cash acquired	£516,602	$955,197
Fixed Assets	117,227	216,753
Other Assets	459	849
Total Assets acquired	634,288	1,172,799

Current Liabilities	862,123	1,594,065
Long-term Liabilities	1,083,083	2,002,620
Total liabilities	1,945,206	3,596,685
Net liabilities assumed	£(1,310,918)	$(2,423,886)

Purchase price:
Cash acquired, net	£(6,673)	$(12,338)
Acquisition costs	60,047	111,027
Fair market value of stock and warrant issued	1,631,087	3,015,880
Total	1,684,461	3,114,568
Intangible Assets	£2,995,379	$5,538,456

I-55 Telecommunication, LLC. (*)
		US$
Current Assets, excluding cash acquired	£989,339	1,829,288
Fixed Assets	1,869	3,456
Other Assets	-	-
Total Assets acquired	991,208	1,832,744

Current Liabilities	1,061,757	1,963,189
Long-term Liabilities	417,822	772,553
Total liabilities	1,479,579	2,735,742
Net liabilities assumed	£(488,371)	$(902,998)

Purchase price:
Cash acquired, net	£-	$-
Acquisition costs	15,414	28,500
Fair market value of stock and warrant issued	418,677	774,134
Total	434,091	802,634
Intangible Assets	£922,462	$1,705,632

(*)The Company is still in the process of allocating the Intangible Asset from this acquisition.

D.	Story Telecom, Inc. (*)

On May 10, 2006, a Stock Purchase Agreement was entered by and among the Company, Swiftnet, Story Telecom, Inc., its subsidiaries and its other shareholders (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, the Company increased its ownership interest in Story Telecom from 39.2% to 69.6% in a cash transaction valued at $1,200,000. $900,000 of the total consideration was applied to payables owed by Story Telecom to the Company and its subsidiary Swiftnet for back-end telecommunications services. The balance of $300,000 was paid to Story Telecom, and will be used as working capital. Story Telecom, Inc., a telecommunication service provider, operates in the United Kingdom through its two wholly owned subsidiaries, Story Telecom Limited and Story Telecom (Ireland) Limited. Story Telecom operates as a division of the Company’s operations in the United Kingdom.

The following table summarizes the fair values of the assets acquired and liabilities assumed, as of May 10, 2006:

		In U.S.$
Current Assets, excluding cash acquired	£362,529	$670,316
Fixed Assets	1,123	2,076
Other Assets	-	-
Total Assets acquired	363,652	672,392

Current Liabilities	1,819,279	3,363,847
Long-term Liabilities	-	-
Total liabilities	1,819,279	3,363,847
Net liabilities assumed	£(1,455,627)	$(2,691,455)

Purchase price:
Cash acquired, net	£(33,476)	($61,897)
Acquisition costs	-	-
Fair market value of stock and warrant issued	-	-
Total	(33,476)	(61,897)
Intangible Assets	£1,422,151	$2,629,558

(*)The Company is still in the process of allocating the Intangible Asset from this acquisition.

E.	Equitalk.co.uk Limited (*)

On May 25, 2006, the Company and the shareholders of Equitalk.co.uk Limited, a privately held telephone company based in the United Kingdom ("Equitalk") entered into an Agreement relating to the sale and purchase of Equitalk (the "Agreement"). The Agreement provides that the Company will acquire Equitalk in a restricted common stock and warrant transaction valued at $1,650,000. The acquisition was completed on July 3, 2006, and on that date Equitalk become a wholly owned subsidiary of the Company. In conjunction with the completion of the acquisition and in exchange for all of the capital stock of Equitalk the Company issued a total of 402,192 restricted shares of its common stock and a total of 281,872 warrants at $3.025 per share for a period of five years.

The following table summarizes the fair values of the assets acquired and liabilities assumed, as of July 3, 2006:

		In U.S.$
Current Assets, excluding cash acquired	£146,836	$276,442
Fixed Assets	2,258	4,251
Other Assets	-	-
Total Assets acquired	149,094	280,693

Current Liabilities	237,153	446,478
Long-term Liabilities	75,000	141,200
Total liabilities	312,153	587,678
Net liabilities assumed	(163,059)	(306,985)

Purchase price:
Cash acquired, net	(82,346)	(155,030)
Acquisition costs	7,370	13,875
Fair market value of stock and warrant issued	754,553	1,420,567
Total	679,577	1,279,412
Intangible Assets	£842,636	$1,586,397

(*)The Company is still in the process of allocating the Intangible Asset from this acquisition.

Note 9 - Subsequent Events

A. In August 2006 the Company filed with the Israel Securities Authority ("ISA") and the Tel Aviv Stock Exchange ("TASE") a preliminary draft prospectus for a public offering of convertible debentures to be listed and traded on the TASE. The total amount proposed to be raised in the public offering is approximately $12 million. Up to date, the public offering is still subject to the approval of the ISA and the TASE, as well as the execution of an underwriting agreement and final pricing. On November 9, 2006 the Company was informed that the TASE decided to seek a No-Action Letter from the U.S. Securities and Exchange Commission and that until such No-Action Letter is granted to the TASE the Company’s public offering is delayed. There can be no assurance that the public offering will be consummated.

B. On October 30, 2006, the Company’s Board of Directors approved a grant of 25,000 options to Itzhak Almog, Director and Chairman of the Audit Committee, under and subject to the Company’s 2004 Stock Option Plan. The options were granted according to the following terms: Date of Grant - October 30, 2006; Option exercise price - $3.50; Vesting Date - 12 months from the Date of Grant; Expiration Date - 5 years from the Vesting Date.

C. On November 1, 2006, and pursuant to the Service Agreement dated December 6, 2005, that was terminated on August 28, 2006, we issued 6,994 restricted shares of our common stock to Elite Financial Communications Group, LLC in exchange for services.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 18, 2006, the Audit Committee of the Company, in accordance with its rotation of independent auditors policy, has replaced Chaifetz & Schreiber, P.C.  as independent auditors and appointed Stark, Winter, Scheinkein & Co., LLP, an independent member of BKR International Limited, as independent auditors of the Company. There were no reportable events, disagreements or dissatisfaction with Chaifetz & Schreiber to report as defined in Regulation S-B Item 304(a)(2). Chaifetz & Schreiber P.C. were replaced as part of the Company policy of rotating its lead and reviewing audit partners after five (5) consecutive years. On January 31, 2006, we filed with the Securities and Exchange Commission an amended 8-K disclosing the appointment of our new auditors.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. EXCEPT WHERE OTHERWISE INDICATED, THIS PROSPECTUS SPEAKS AS OF THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

UNTIL JANUARY 6, 2007 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT ARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER’S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.